Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Cisco Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of equity appearing on pages 23 to 26 present fairly, in all material respects, the financial position of Cisco Systems, Inc. and its subsidiaries at July 31, 2010 and July 25, 2009, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of July 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the Management’s Report on Internal Control over Financial Reporting, incorporated by reference from the Company’s 2010 Annual Report to Shareholders on Form 10-K (not included herein). Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Notes 2 and 14 to the consolidated financial statements, the Company adopted new accounting rules for revenue recognition and business combinations in 2010, other-than-temporary impairments of debt securities in 2009, and for uncertain tax positions in 2008.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

San Jose, California

September 20, 2010, except for the changes in segments, and reclassifications described in Notes 1, 4, and 15, as to which the date is March 8, 2011

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements

The Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “may,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict, including those identified below and under “Part I, Item 1A. Risk Factors,” and elsewhere in our 2010 Annual Report on Form 10-K. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason.

Overview

We design, manufacture, and sell Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. Our products and services are designed to address a wide range of customers’ needs, including improving productivity, reducing costs, and gaining a competitive advantage. In addition, our products and services are designed to help customers build their own network infrastructures that support tools and applications that allow them to communicate with key stakeholders, including customers, prospects, business partners, suppliers, and employees. We focus on delivering networking products and solutions that are designed to simplify and secure customers’ network infrastructures. We believe that integrating multiple network services into our products helps our customers reduce their total cost of network ownership. Our product offerings fall into the following four categories: our two core technology categories, Routing and Switching; New Products; and Other Products. In addition to our product offerings, we provide a broad range of service offerings, including technical support services and advanced services. Our customer base spans virtually all types of public and private agencies and businesses, comprising: enterprise businesses (including public sector entities), service providers, commercial customers, and consumers.

A summary of our results is as follows (in millions, except percentages and per-share amounts):

	Fiscal 2010	Fiscal 2009	Variance
Net sales	$40,040	$36,117	10.9%
Gross margin percentage	64.0%	63.9%	0.1%
Net income	$7,767	$6,134	26.6%
Earnings per share—diluted	$1.33	$1.05	26.7%

For fiscal 2010 our results reflected a return to a more balanced growth across each of our geographic theaters, product categories and customer markets. Net sales totaled approximately $40.0 billion for fiscal 2010, an increase of approximately 11% compared with fiscal 2009. Net income and net income per diluted share each increased by approximately 27% in fiscal 2010 compared with fiscal 2009 primarily as a result of the increase in sales. The increase in net income for fiscal 2010 also benefited from a small increase in the gross margin percentage, lower operating expenses as a percentage of revenue and a lower effective tax rate. Additionally, our operating results for fiscal 2010 contain an extra week compared with fiscal 2009.

Strategy and Focus Areas

Our strategy centers on the network as the platform. Consistent with our strategy both during the fiscal 2009 economic downturn and emerging from the downturn during fiscal 2010, we continue to seek to expand our share of our customers’ information technology spending. We will endeavor to achieve this objective by focusing on our core networking capabilities while continuing to expand into product markets in which the role of the network as the platform is increasing and which are similar, related, or adjacent to markets in which we currently are active, which product markets we refer to as market adjacencies. We have continued our focus on our core networking capabilities and have expanded our movement into market adjacencies, primarily through the realignment of resources, while simultaneously reducing our operating expenses as a percentage of revenue during fiscal 2010.

We refer to the evolutionary process by which adjacencies arise as market transitions. Market transitions on which we are focusing primary attention include those related to the increased role of virtualization/the cloud, video, collaboration, and networked Web 2.0 technologies. With regard to virtualization/the cloud, one example of a market in which a significant market transition is underway is the enterprise data center market. We believe the market is at an inflection point, as awareness grows that intelligent networks are becoming the platform for productivity improvement and global competitiveness. We further believe that disruption in the enterprise data center market is accelerating, due to changing technology trends such as the increasing adoption of virtualization, the rise in scalable processing, and the advent of cloud computing and cloud-based IT resource deployments and business models. These key terms are defined as follows:

Virtualization: refers to the process of aggregating the current siloed data center resources into unified, shared resource pools that can be dynamically delivered to applications on demand thus enabling the ability to move content and applications between devices and the network.

The Cloud: refers to an information technology hosting and delivery system in which resources, such as servers or software applications, are no longer tethered to a user’s physical infrastructure but which instead are delivered to and consumed by the user “on demand” as an Internet-based service, whether singularly or with multiple other users simultaneously.

This virtualization and cloud-driven market transition in the enterprise data center market is being brought about through the convergence of networking, computing, storage, and software technologies. We are seeking to take advantage of this market transition through, among other things, our Cisco Unified Computing System platform and Cisco Nexus product families, which are designed to integrate the previously siloed technologies in the enterprise data center with a unified architecture. We are also seeking to capitalize on this market transition through the development of cloud-based product and service offerings, through which we intend to enable customers to develop and deploy their own cloud-related IT solutions, including software-as-a-service (SaaS), and other-as-a-service (XaaS) solutions.

The competitive landscape in the enterprise data center market is changing, and we expect there will be a new class of very large, well-financed, and aggressive competitors, each bringing its own new class of products to address this new market. However, with respect to this market, we believe the network will be the intersection of innovation through an open ecosystem and standards. We expect to see acquisitions, further industry consolidation, and new alliances among companies as they seek to serve the enterprise data center market. As we enter this next market phase, we expect that we will strengthen certain strategic alliances, compete more with certain strategic alliances and partners, and perhaps also encounter new competitors in our attempt to deliver the best solutions for our customers.

Other market transitions on which we are focusing primary attention include those related to the increased role of video, collaboration, and networked Web 2.0 technologies. The key market transitions relative to the convergence of video, collaboration, and networked Web 2.0 technologies, which we believe will drive productivity and growth in network loads, appear to be evolving even more quickly and more significantly than we had previously anticipated. Cisco TelePresence systems are one example of product offerings that have incorporated video, collaboration, and networked Web 2.0 technologies, as customers evolve their communications and business models. We are focused on simplifying and expanding the creation, distribution, and use of end-to-end video solutions for businesses and consumers, and our fiscal 2010 acquisition of Tandberg ASA (“Tandberg”) is an example of our increased emphasis on the video market segment.

We believe that the architectural approach that has served us well in addressing the market adjacencies in the communications and information technology industry will be adaptable to other markets. Examples of market adjacencies where we aim to apply this approach are mobility, the consumer, and electrical services infrastructure. With regard to mobility, the growth of IP traffic on handheld devices is driving the need for more robust architectures, equipment and services in order to accommodate not only an increasing number of worldwide mobile device users, but also increased user demand for broadband-quality business network and consumer web applications to be seamlessly delivered on such devices. Our fiscal 2010 acquisition of Starent Networks, Corp. (“Starent”) reflects our recognition of the significance of this market adjacency and our intent to offer solutions that help expand IP network load capabilities for mobile devices. For the consumer market, through collaboration with technology partners, retailers, service providers, and content publishers, we are striving to create compelling consumer experiences and make the network the platform for a variety of services in the home, as broadband development moves from a device-centric phase to a network-centric model. In the electrical services infrastructure market, we are developing an architecture for managing energy in a highly secure fashion on electrical grids at various steps from energy generation to consumption in homes and buildings.

We are currently undergoing product transitions within several of our product families, and we believe that many of these product transitions are gaining momentum based on the strong year-over-year product revenue growth across these product families. We believe that our strategy and our ability to innovate and execute may enable us to improve our relative competitive position in uncertain or difficult business conditions and may continue to provide us with long-term growth opportunities.

Revenue

We experienced a return to growth in net sales in fiscal 2010 as net sales increased by approximately 11% compared with fiscal 2009. The increase was experienced across all of our geographic theaters with net sales growth of 12% in the United States and Canada, 16% in Asia Pacific Markets, 9% in Emerging Markets, and 5% in our European Markets theater. From a customer market perspective, in fiscal 2010, we saw an improved demand environment for capital expenditures across all of our customer markets. While we cannot quantify with precision the impact to revenue of the extra week in fiscal 2010, we believe the extra week added approximately 1% to our year-over-year revenue growth for fiscal 2010.

In fiscal 2010, net product sales increased 11% on a year-over-year basis, with increases across almost all of our categories of similar products. Sales of Router products increased in fiscal 2010 due to increased sales of our high-end routers offset partially by lower sales within our mid-range and low-end router product categories. In fiscal 2010, the increase in sales of switching products was driven by higher sales of both our modular and fixed-configuration switches. The increase in sales of the New Products category reflected increases across each of the five new product subcategories, collaboration, video connected home, data center, security, and wireless products. The year-over-year revenue increase in the Other Products revenue category was primarily due to higher sales of emerging technology products. Net service revenue increased by 9% compared with fiscal 2009, reflecting increased service revenue across all of our geographic theaters. From a service offering perspective, both technical support services and advanced services experienced revenue increases from the prior fiscal year.

We believe the increase in revenue for fiscal 2010 reflected the improved global economic environment in fiscal 2010, compared with what we experienced in fiscal 2009. However, as of the end of fiscal 2010 and entering fiscal 2011, we believe an accurate characterization of the global economic environment is that it is uncertain.

Gross Margin

In fiscal 2010, our gross margin percentage increased by 0.1 percentage points compared with fiscal 2009, driven by a slightly higher product gross margin percentage coupled with an unchanged service gross margin percentage. The higher product gross margin percentage was primarily due to lower overall manufacturing costs, higher shipment volume, and favorable product mix. Partially offsetting the product gross margin increase were higher sales discounts and rebates, and lower product pricing. The service gross margin percentage remained unchanged from period to period with the increase in gross margin from technical support services being offset by a decline in gross margin for advanced services. Our product and service gross margins may be impacted by uncertain economic conditions as well as our movement into market adjacencies and could decline if any of the factors that impact our gross margins are adversely affected in future periods.

Operating Expenses

During fiscal 2010, operating expenses increased in absolute dollars but decreased as a percentage of revenue, compared with fiscal 2009. The increase in absolute dollars was attributable to higher headcount-related expenses, including variable compensation expenses, higher discretionary expenses, and higher share-based compensation expense. The extra week in fiscal 2010 also contributed approximately $150 million to the year-over-year increase in total operating expenses during fiscal 2010.

Other Key Financial Measures

The following is a summary of our other key financial measures for fiscal 2010:

•

We generated cash flows from operations of $10.2 billion in fiscal 2010, compared with $9.9 billion in fiscal 2009. Our cash and cash equivalents, together with our investments, were $39.9 billion at the end of fiscal 2010, compared with $35.0 billion at the end of fiscal 2009.

•	Our total deferred revenue at the end of 2010 was $11.1 billion, compared with $9.4 billion at the end of fiscal 2009.
•

We repurchased approximately 325 million shares of our common stock at an average price of $24.02 per share for an aggregate purchase price of $7.8 billion during fiscal 2010. As of the end of fiscal 2010, the remaining authorized repurchase amount under the stock repurchase program was $7.0 billion with no termination date.

•	Days sales outstanding in accounts receivable (DSO) at the end of fiscal 2010 was 41 days, compared with 34 days at the end of fiscal 2009.
•

Our inventory balance was $1.3 billion at the end of fiscal 2010, compared with $1.1 billion at the end of fiscal 2009. Annualized inventory turns were 12.6 in the fourth quarter of fiscal 2010, compared with 11.7 in the fourth quarter of fiscal 2009. Our purchase commitments with contract manufacturers and suppliers were $4.3 billion at the end of fiscal 2010, compared with $2.0 billion at the end of fiscal 2009.

•	During the second quarter of fiscal 2010, we completed an offering of senior unsecured notes in an aggregate principal amount of $5.0 billion.
•	Our product backlog at the end of fiscal 2010 was $4.1 billion or 10% of fiscal 2010 net sales, compared with $3.9 billion at the end of fiscal 2009 or 11% of fiscal 2009 net sales.

We believe that in any rapidly shifting supply and demand environment such as the one we experienced in fiscal 2010, shifts in lead times, inventory levels, purchase commitments, and manufacturing outputs will occur. During fiscal 2010, we experienced longer than normal lead times on several of our products and we continue to see challenges at some of our component suppliers. This was attributable in part to increasing demand driven by the improvement in our overall markets. In addition, and similar to what is happening throughout the industry, the longer than normal lead times also stemmed from supplier constraints based upon their labor and other actions taken during the global economic downturn. While we may continue to experience longer than normal lead times, our lead times improved on the majority of our products in the second half of fiscal 2010, and at the end of fiscal 2010, product lead times to customers were within a normal range for the majority of our products. We have increased our efforts in procuring components in order to meet customer expectations, which have contributed to an increase in purchase commitments. If, however, lead times for key components lengthen further, our operating results for a particular future period could be adversely affected if we further increase our purchase commitments, which could lead to excess and obsolete inventory charges.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires us to make judgments, assumptions, and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Note 2 to the Consolidated Financial Statements describes the significant accounting policies and methods used in the preparation of the Consolidated Financial Statements. The accounting policies described below are significantly affected by critical accounting estimates. Such accounting policies require significant judgments, assumptions, and estimates used in the preparation of the Consolidated Financial Statements, and actual results could differ materially from the amounts reported based on these policies.

Revenue Recognition

Revenue is recognized when all of the following criteria have been met:

•	Persuasive evidence of an arrangement exists. Contracts, Internet commerce agreements, and customer purchase orders are generally used to determine the existence of an arrangement.

•	Delivery has occurred. Shipping documents and customer acceptance, when applicable, are used to verify delivery.

•

The fee is fixed or determinable. We assess whether the fee is fixed or determinable based on the payment terms associated with the transaction and whether the sales price is subject to refund or adjustment.

•

Collectibility is reasonably assured. We assess collectibility based primarily on the creditworthiness of the customer as determined by credit checks and analysis, as well as the customer’s payment history.

In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. When a sale involves multiple deliverables, such as sales of products that include services, the entire fee from the arrangement is allocated to each respective element based on its relative selling price and recognized when revenue recognition criteria for each element are met.

In October 2009, the Financial Accounting Standards Board (FASB) amended the accounting standards for revenue recognition to remove from the scope of industry-specific software revenue recognition guidance, tangible products containing software components and nonsoftware components that function together to deliver the product’s essential functionality. In October 2009, the FASB also amended the accounting standards for multiple-deliverable revenue arrangements to:

(i)	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how the consideration should be allocated;

(ii)	require an entity to allocate revenue in an arrangement using estimated selling prices (ESP) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (VSOE) or third-party evidence of selling price (TPE); and

(iii)	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

We elected to early adopt this accounting guidance at the beginning of our first quarter of fiscal 2010 on a prospective basis for applicable transactions originating or materially modified after July 25, 2009.

The amount of product and service revenue recognized in a given period is affected by our judgment as to whether an arrangement includes multiple deliverables and, if so, our determinations surrounding whether VSOE exists. In the certain limited circumstances when VSOE does not exist, we then apply judgment with respect to whether we can obtain TPE. Generally, we are not able to determine TPE because our go-to-market strategy typically differs from that of our peers. In the limited number of circumstances in which we are unable to establish selling price using VSOE or TPE, we will use ESP in our allocation of arrangement consideration. We determine VSOE based on our normal pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, we require that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range, generally evidenced by approximately 80% of such historical standalone transactions falling within plus or minus 15% of the median rates. In determining ESP, we apply significant judgment as we weigh a variety of factors, based on the facts and circumstances of the arrangement. We typically arrive at an ESP for a product or service that is not sold separately by considering company-specific factors such as geographies, competitive landscape, internal costs, gross margin objectives, pricing practices used to establish bundled pricing, and existing portfolio pricing and discounting. There were no material impacts during fiscal 2010 nor do we currently expect a material impact in future periods from changes in VSOE, TPE, or ESP.

In terms of the timing and pattern of revenue recognition, the new accounting guidance for revenue recognition is not expected to have a significant effect on net sales in subsequent periods after the initial adoption when applied to multiple-element arrangements based on current go-to-market strategies due to the existence of VSOE across most of our product and service offerings. However, we expect that this new accounting guidance will facilitate our efforts to optimize our offerings due to better alignment between the economics of an arrangement and the accounting. This may lead to us engaging in new go-to-market practices in the future. In particular, we expect that the new accounting standards will enable us to better integrate products and services without VSOE into existing offerings and solutions. As these go-to-market strategies evolve, we may modify our pricing practices in the future, which could result in changes in selling prices, including both VSOE and ESP. As a result, our future revenue recognition for multiple-element arrangements could differ materially from the results in the current period. We are currently unable to determine the impact that the newly adopted accounting guidance could have on our revenue as these go-to-market strategies evolve.

Revenue deferrals relate to the timing of revenue recognition for specific transactions based on financing arrangements, service, support, and other factors. Financing arrangements may include sales-type, direct-financing, and operating leases, loans, and guarantees of third-party financing. Our deferred revenue for products was $3.7 billion and $2.9 billion as of July 31, 2010 and July 25, 2009, respectively. Technical support services revenue is deferred and recognized ratably over the period during which the services are to be performed, which typically is from one to three years. Advanced services revenue is recognized upon delivery or completion of performance. Our deferred revenue for services was $7.4 billion and $6.5 billion as of July 31, 2010 and July 25, 2009, respectively.

We make sales to distributors and retail partners and generally recognize revenue based on a sell-through method using information provided by them. Our distributors and retail partners participate in various cooperative marketing and other programs, and we maintain estimated accruals and allowances for these programs. If actual credits received by our distributors and retail partners under these programs were to deviate significantly from our estimates, which are based on historical experience, our revenue could be adversely affected.

Allowances for Receivables and Sales Returns

The allowances for receivables were as follows (in millions, except percentages):

	July 31, 2010	July 25, 2009
Allowance for doubtful accounts	$235	$216
Percentage of gross accounts receivable	4.6%	6.4%

Allowance for lease receivables	$207	$213
Percentage of gross lease receivables	8.6%	10.7%

Allowance for loan receivables	$73	$88
Percentage of gross loan receivables	5.8%	10.2%

The allowances are based on our assessment of the collectibility of customer accounts. We regularly review the adequacy of these allowances by considering factors such as historical experience, credit quality, age of the receivable balances, and economic conditions that may affect a customer’s ability to pay. In addition, we perform credit reviews and statistical portfolio analysis to assess the credit quality of our receivables. We also consider the concentration of receivables outstanding with a particular customer in assessing the adequacy of our allowances. Our allowance percentages declined in fiscal 2010 compared with fiscal 2009 due to improved portfolio management as we moved out of the challenging economic environment in fiscal 2009. Our allowance percentages for accounts receivable and lease receivables represent a return to approximately the levels we experienced prior to fiscal 2009, consistent with changes we have observed in the macroeconomic environment.

If a major customer’s creditworthiness deteriorates, or if actual defaults are higher than our historical experience, or if other circumstances arise, our estimates of the recoverability of amounts due to us could be overstated, and additional allowances could be required, which could have an adverse impact on our revenue.

A reserve for future sales returns is established based on historical trends in product return rates. The reserve for future sales returns as of July 31, 2010 and July 25, 2009 was $90 million and $75 million, respectively, and was recorded as a reduction of our accounts receivable. If the actual future returns were to deviate from the historical data on which the reserve had been established, our revenue could be adversely affected.

Inventory Valuation and Liability for Purchase Commitments with Contract Manufacturers and Suppliers

Our inventory balance was $1.3 billion and $1.1 billion as of July 31, 2010 and July 25, 2009, respectively. Inventory is written down based on excess and obsolete inventories determined primarily by future demand forecasts. Inventory write-downs are measured as the difference between the cost of the inventory and market, based upon assumptions about future demand, and are charged to the provision for inventory, which is a component of our cost of sales. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

We record a liability for firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers for quantities in excess of our future demand forecasts consistent with the valuation of our excess and obsolete inventory. As of July 31, 2010, the liability for these purchase commitments was $135 million, compared with $175 million as of July 25, 2009, and was included in other current liabilities.

Our provision for inventory was $94 million, $93 million, and $102 million for fiscal 2010, 2009, and 2008, respectively. The provision for the liability related to purchase commitments with contract manufacturers and suppliers was $8 million, $87 million, and $97 million in fiscal 2010, 2009, and 2008, respectively. The decrease in the provision for the liability related to purchase commitments with contract manufacturers and suppliers during fiscal 2010 was primarily attributable to the increase in demand for our products during fiscal 2010. If there were to be a sudden and significant decrease in demand for our products, or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements, we could be required to increase our inventory write-downs and our liability for purchase commitments with contract manufacturers and suppliers and gross margin could be adversely affected. Inventory and supply chain management remain areas of focus as we balance the need to maintain supply chain flexibility to help ensure competitive lead times with the risk of incurring inventory obsolescence charges.

Warranty Costs

The liability for product warranties, included in other current liabilities, was $360 million as of July 31, 2010, compared with $321 million as of July 25, 2009. See Note 11 to the Consolidated Financial Statements. Our products are generally covered by a warranty for periods ranging from 90 days to five years, and for some products we provide a limited lifetime warranty. We accrue for warranty costs as part of our cost of sales based on associated material costs, technical support labor costs, and associated overhead. Material cost is estimated based primarily upon historical trends in the volume of product returns within the warranty period and the cost to repair or replace the equipment. Technical support labor cost is estimated based primarily upon historical trends in the rate of customer cases and the cost to support the customer cases within the warranty period. Overhead cost is applied based on estimated time to support warranty activities.

The provision for product warranties issued during fiscal 2010, 2009, and 2008 was $469 million, $374 million, and $511 million, respectively. The increase in the provision for product warranties issued during fiscal 2010 was driven primarily by higher product revenue. If we experience an increase in warranty claims compared with our historical experience, or if the cost of servicing warranty claims is greater than expected, our gross margin could be adversely affected.

Share-Based Compensation Expense

Share-based compensation expense is presented as follows (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Share-based compensation expense	$1,517	$1,231	$1,112

The determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. For employee stock options and employee stock purchase rights, these variables include, but are not limited to, the expected stock price volatility over the term of the awards, risk-free interest rate and expected dividends as of the grant date. For employee stock options, we used the implied volatility for two-year traded options on our stock as the expected volatility assumption required in the lattice-binomial model. For employee stock purchase rights, we used the implied volatility for traded options (with lives corresponding to the expected life of the employee stock purchase rights) on our stock. The selection of the implied volatility approach was based upon the availability of actively traded options on our stock and our assessment that implied volatility is more representative of future stock price trends than historical volatility. The valuation of employee stock options is also impacted by kurtosis, and skewness, which are technical measures of the distribution of stock price returns, and the actual and projected employee stock option exercise behaviors. See Note 13 to the Consolidated Financial Statements.

Because share-based compensation expense is based on awards ultimately expected to vest, it has been reduced for forfeitures. If factors change and we employ different assumptions in the application of our option-pricing model in future periods or if we experience different forfeiture rates, the compensation expense that is derived may differ significantly from what we have recorded in the current year.

Fair Value Measurements of Investments

Our fixed income and publicly traded equity securities, collectively, are reflected in the Consolidated Balance Sheets at a fair value of $35.3 billion as of July 31, 2010, compared with $29.3 billion as of July 25, 2009. Our fixed income investment portfolio, as of July 31, 2010, consisted primarily of the highest quality investment grade securities. See Note 7 to the Consolidated Financial Statements.

As described more fully in Note 8 to the Consolidated Financial Statements, the valuation hierarchy is based on the level of independent, objective evidence available regarding the value of the investments. It encompasses three classes of investments: Level 1 consists of securities for which there are quoted prices in active markets for identical securities; Level 2 consists of securities for which observable inputs other than Level 1 inputs are used, such as prices for similar securities in active markets or for identical securities in less active markets and model-derived valuations for which the variables are derived from, or corroborated by, observable market data; and Level 3 consists of securities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value.

Our Level 2 securities are valued using quoted market prices for similar instruments, nonbinding market prices that are corroborated by observable market data, or discounted cash flow techniques in limited circumstances. We use inputs such as actual trade data, benchmark yields, broker/dealer quotes, and other similar data, which are obtained from independent pricing vendors, quoted market prices, or other sources to determine the ultimate fair value of our assets and liabilities. We use such pricing data as the primary input, to which we have not made any material adjustments during fiscal 2010 and fiscal 2009 to make our assessments and determinations as to the ultimate valuation of our investment portfolio. We are ultimately responsible for the financial statements and underlying estimates.

The inputs and fair value are reviewed for reasonableness, may be further validated by comparison to publicly available information and could be adjusted based on market indices or other information that management deems material to their estimate of fair value. In the current market environment, the assessment of fair value can be difficult and subjective. However, given the relative reliability of the inputs we use to value our investment portfolio, and because substantially all of our valuation inputs are obtained using quoted market prices for similar or identical assets, we do not believe that the nature of estimates and assumptions affected by levels of subjectivity and judgment was material to the valuation of the investment portfolio as of July 31, 2010. Level 3 assets do not represent a significant portion of our total investment portfolio as of July 31, 2010.

Other-than-Temporary Impairments   We recognize an impairment charge when the declines in the fair values of our fixed income or publicly traded equity securities below their cost basis are judged to be other than temporary. The ultimate value realized on these securities, to the extent unhedged, is subject to market price volatility until they are sold.

Effective at the beginning of the fourth quarter of fiscal 2009, we were required to evaluate our fixed income securities for other-than-temporary impairments subject to new accounting guidance. Pursuant to this accounting guidance, if the fair value of a debt security is less than its amortized cost, we assess whether the impairment is other than temporary. An impairment is considered other than temporary if (i) we have the intent to sell the security, (ii) it is more likely than not that we will be required to sell the security before recovery of its entire amortized cost basis, or (iii) we do not expect to recover the entire amortized cost of the security. If an impairment is considered other than temporary based on (i) or (ii) described in the prior sentence, the entire difference between the amortized cost and the fair value of the security is recognized in earnings. If an impairment is considered other than temporary based on condition (iii), the amount representing credit losses, defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security, will be recognized in earnings and the amount relating to all other factors will be recognized in other comprehensive income (OCI). In estimating the amount and timing of cash flows expected to be collected, we consider all available information including past events, current conditions, the remaining payment terms of the security, the financial condition of the issuer, expected defaults, and the value of underlying collateral.

For publicly traded equity securities, we consider various factors in determining whether we should recognize an impairment charge, including the length of time and extent to which the fair value has been less than our cost basis, the financial condition and near-term prospects of the issuer, and our intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

There were no impairment charges on investments in fixed income securities and publicly traded equity securities that were recognized in earnings in fiscal 2010, while for fiscal 2009 impairment charges of $258 million were recognized in earnings. There were no such impairments in fiscal 2008. Our ongoing consideration of all the factors described previously could result in additional impairment charges in the future, which could adversely affect our net income.

We also have investments in privately held companies, some of which are in the startup or development stages. As of July 31, 2010, our investments in privately held companies were $756 million, compared with $709 million as of July 25, 2009, and were included in other assets. See Note 5 to the Consolidated Financial Statements. We monitor these investments for events or circumstances indicative of potential impairment and will make appropriate reductions in carrying values if we determine that an impairment charge is required, based primarily on the financial condition and near-term prospects of these companies. These investments are inherently risky because the markets for the technologies or products these companies are developing are typically in the early stages and may never materialize. Our impairment charges on investments in privately held companies were $25 million, $85 million, and $12 million in fiscal 2010, 2009, and 2008, respectively.

Goodwill and Purchased Intangible Asset Impairments

Our methodology for allocating the purchase price relating to purchase acquisitions is determined through established valuation techniques. Goodwill represents a residual value as of the acquisition date which, in most cases, results in measuring goodwill as an excess of the purchase consideration transferred plus the fair value of any noncontrolling interest in the acquired company over the fair value of net assets acquired, including contingent consideration. We perform goodwill impairment tests on an annual basis in the fourth fiscal quarter and between annual tests in certain circumstances for each reporting unit. Effective in fiscal 2010, the assessment of fair value for goodwill and purchased intangible assets is based on factors that market participants would use in an orderly transaction in accordance with the new accounting guidance for the fair value measurement of nonfinancial assets.

The goodwill recorded in the Consolidated Balance Sheets as of July 31, 2010 and July 25, 2009 was $16.7 billion and $12.9 billion, respectively. In response to changes in industry and market conditions, we could be required to strategically realign our resources and consider restructuring, disposing of, or otherwise exiting businesses, which could result in an impairment of goodwill. There was no impairment of goodwill in fiscal 2010, 2009, or 2008. The excess of the fair value over the carrying value for each of our reporting units ranged from approximately $4 billion for the Japan theater to approximately $41 billion for the United States and Canada theater. We performed a sensitivity analysis for goodwill impairment with respect to each of our respective reporting units and determined that a hypothetical 10% decline in the fair value of each reporting unit as of July 31, 2010 would not result in an impairment of goodwill for any reporting unit. In the first quarter of fiscal 2011 we combined our Asia Pacific and Japan operations into our new Asia Pacific Markets geographic segment, and the goodwill of the former Asia Pacific and Japan geographic segments as of July 31, 2010 was allocated to the combined segment Asia Pacific Markets. Following the change, the excess of the fair value over the carrying value for each of our reporting units ranged from approximately $14 billion for the Emerging Markets theater to approximately $41 billion for the United States and Canada theater as of July 31, 2010.

We make judgments about the recoverability of purchased intangible assets with finite lives whenever events or changes in circumstances indicate that an impairment may exist. Recoverability of purchased intangible assets with finite lives is measured by comparing the carrying amount of the asset to the future undiscounted cash flows the asset is expected to generate. We review indefinite-lived intangible assets for impairment annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Recoverability of indefinite-lived intangible assets is measured by comparing the carrying amount of the asset to the future discounted cash flows the asset is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. Assumptions and estimates about future values and remaining useful lives of our purchased intangible assets are complex and subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. We recorded impairment charges of $28 million, $95 million and $33 million during fiscal 2010, 2009 and 2008, respectively, related to our purchased intangible assets. Our ongoing consideration of all the factors described previously could result in additional impairment charges in the future, which could adversely affect our net income.

Income Taxes

We are subject to income taxes in the United States and numerous foreign jurisdictions. Our effective tax rates differ from the statutory rate, primarily due to the tax impact of state taxes, foreign operations, research and development (R&D) tax credits, tax audit settlements, nondeductible compensation, international realignments, and transfer pricing adjustments. Our effective tax rate was 17.5%, 20.3%, and 21.5% in fiscal 2010, 2009, and 2008, respectively.

Significant judgment is required in evaluating our uncertain tax positions and determining our provision for income taxes. Although we believe our reserves are reasonable, no assurance can be given that the final tax outcome of these matters will not be different from that which is reflected in our historical income tax provisions and accruals. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, we consider all available evidence, including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

Our provision for income taxes is subject to volatility and could be adversely impacted by earnings being lower than anticipated in countries that have lower tax rates and higher than anticipated in countries that have higher tax rates; by changes in the valuation of our deferred tax assets and liabilities; by expiration of or lapses in the R&D tax credit laws; by transfer pricing adjustments including the effect of acquisitions on our intercompany R&D cost sharing arrangement and legal structure; by tax effects of nondeductible compensation; by tax costs related to intercompany realignments; by changes in accounting principles; or by changes in tax laws and regulations including possible U.S. changes to the taxation of earnings of our foreign subsidiaries, the deductibility of expenses attributable to foreign income, or the foreign tax credit rules. Significant judgment is required to determine the recognition and measurement attributes prescribed in the accounting guidance for uncertainty in income taxes. The accounting guidance for uncertainty in income taxes applies to all income tax positions, including the potential recovery of previously paid taxes, which if settled unfavorably could adversely impact our provision for income taxes or additional paid-in capital. Further, as a result of certain of our ongoing employment and capital investment actions and commitments, our income in certain countries is subject to reduced tax rates and in some cases is wholly exempt from tax. Our failure to meet these commitments could adversely impact our provision for income taxes. In addition, we are subject to the continuous examination of our income tax returns by the Internal Revenue Service (IRS) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes. There can be no assurance that the outcomes from these continuous examinations will not have an adverse impact on our operating results and financial condition.

Loss Contingencies

We are subject to the possibility of various losses arising in the ordinary course of business. We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss, in determining loss contingencies. An estimated loss contingency is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated. We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Third parties, including customers, have in the past and may in the future assert claims or initiate litigation related to exclusive patent, copyright, trademark, and other intellectual property rights to technologies and related standards that are relevant to us. These assertions have increased over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. If any infringement or other intellectual property claim made against us by any third party is successful, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, operating results, and financial condition could be materially and adversely affected.

Discussion of Fiscal 2010, 2009, and 2008

Net Sales

The following table presents the breakdown of net sales between product and service revenue (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Net sales:
Product	$32,420	$29,131	$3,289	11.3%	$29,131	$33,099	$(3,968)	(12.0)%
Percentage of net sales	81.0%	80.7%			80.7%	83.7%
Service	7,620	6,986	634	9.1%	6,986	6,441	545	8.5%
Percentage of net sales	19.0%	19.3%			19.3%	16.3%
Total	$40,040	$36,117	$3,923	10.9%	$36,117	$39,540	$(3,423)	(8.7)%

We manage our business primarily on a geographic basis, organized into four geographic theaters. Our net sales, which include product and service revenue, for each theater are summarized in the following table (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Net sales:
United States and Canada	$21,740	$19,345	$2,395	12.4%	$19,345	$21,242	$(1,897)	(8.9)%
Percentage of net sales	54.3%	53.5%			53.5%	53.7%
European Markets	8,048	7,683	365	4.8%	7,683	8,123	(440)	(5.4)%
Percentage of net sales	20.1%	21.3%			21.3%	20.5%
Emerging Markets	4,367	3,999	368	9.2%	3,999	4,530	(531)	(11.7)%
Percentage of net sales	10.9%	11.1%			11.1%	11.5%
Asia Pacific Markets	5,885	5,090	795	15.6%	5,090	5,645	(555)	(9.8)%
Percentage of net sales	14.7%	14.1%			14.1%	14.3%
Total	$40,040	$36,117	$3,923	10.9%	$36,117	$39,540	$(3,423)	(8.7)%

Fiscal 2010 Compared with Fiscal 2009

Net sales increased across all of our geographic theaters in fiscal 2010 as compared with fiscal 2009. In our view, the sales increase in fiscal 2010 was a result of the global demand recovery during fiscal 2010 in comparison to the weakness we experienced for most of fiscal 2009. We had an increase in both net product sales and service revenue in fiscal 2010 compared with fiscal 2009. From a customer market perspective, in fiscal 2010, we saw an improved demand environment for capital expenditures and balanced growth across all of our customer markets.

We conduct business globally in numerous currencies. The direct effect of foreign currency fluctuations on sales has not been material because our sales are primarily denominated in U.S. dollars. However, if the U.S. dollar strengthens relative to other currencies, such strengthening could have an indirect effect on our sales to the extent it raises the cost of our products to non-U.S. customers and thereby reduces demand. A weaker U.S. dollar could have the opposite effect. However, the precise indirect effect of currency fluctuations is difficult to measure or predict because our sales are influenced by many factors in addition to the impact of such currency fluctuations.

In addition to the impact of macroeconomic factors, net sales by theater in a particular period may be significantly impacted by several factors related to revenue recognition, including the complexity of transactions such as multiple-element arrangements; the mix of financing arrangements provided to our channel partners and customers; and final acceptance of the product, system, or solution, among other factors. In addition, certain customers tend to make large and sporadic purchases and the net sales related to these transactions may also be affected by the timing of revenue recognition, which in turn would impact the net sales of the relevant theater.

Fiscal 2009 Compared with Fiscal 2008

We experienced a decline in our net product sales in fiscal 2009 compared with fiscal 2008, while our service revenue showed a year-over-year increase. The global economic downturn and the effect it had on information technology spending resulted in year-over-year decreases in product sales in our service provider, commercial, enterprise, and consumer markets and across all our geographic theaters. However, within our enterprise market, the public sector showed relative strength across most of our geographic theaters, compared with other customer markets within the respective theaters. Service revenue increased across all theaters, led by higher sales in the Emerging Markets theater.

Net Product Sales by Theater

The following table presents the breakdown of net product sales by theater (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Net product sales:
United States and Canada	$16,915	$14,866	$2,049	13.8%	$14,866	$16,965	$(2,099)	(12.4)%
Percentage of net product sales	52.2%	51.0%			51.0%	51.3%
European Markets	6,821	6,579	242	3.7%	6,579	7,072	(493)	(7.0)%
Percentage of net product sales	21.0%	22.6%			22.6%	21.4%
Emerging Markets	3,728	3,377	351	10.4%	3,377	4,083	(706)	(17.3)%
Percentage of net product sales	11.5%	11.6%			11.6%	12.3%
Asia Pacific Markets	4,956	4,309	647	15.0%	4,309	4,979	(670)	(13.5)%
Percentage of net product sales	15.3%	14.8%			14.8%	15.0%
Total	$32,420	$29,131	$3,289	11.3%	$29,131	$33,099	$(3,968)	(12.0)%

United States and Canada

Fiscal 2010 Compared with Fiscal 2009

Net product sales in the United States and Canada theater increased during fiscal 2010 compared with fiscal 2009 due to the improvement in the economic environment in this theater. The increase in net product sales compared with fiscal 2009 was across all of our customer markets in the United States and Canada theater, led by the commercial and enterprise markets. Within the enterprise market, net product sales to the U.S. federal government increased on a year-over-year basis for fiscal 2010. Our net product sales in the consumer market for fiscal 2010 in this theater increased compared with fiscal 2009, primarily due to sales of Flip Video cameras from the acquisition of Pure Digital, which we acquired in the fourth quarter of fiscal 2009. From a product perspective, the increase in fiscal 2010 net product sales in this theater was driven in large part by higher sales of our switching products.

Fiscal 2009 Compared with Fiscal 2008

Net product sales in the United States and Canada theater decreased during fiscal 2009 compared with fiscal 2008 as a result of the unfavorable economic and market conditions and the associated impact on information technology spending. The decrease was driven by lower sales in the service provider and commercial markets and to a lesser extent by lower sales in the enterprise market. In fiscal 2009, sales in the service provider market in the United States were particularly affected by lower spending by a few of the large customers in that market. Sales in our commercial and enterprise markets decreased in fiscal 2009, primarily due to cautious spending by customers in these markets. Within our enterprise market, sales to the U.S. federal government showed relative strength, with increased sales in fiscal 2009 compared with fiscal 2008, while our sales to state and local governments decreased in fiscal 2009.

European Markets

Fiscal 2010 Compared with Fiscal 2009

The slight increase in net product sales in the European Markets theater in fiscal 2010 compared with fiscal 2009 was driven by increased sales across most of our customer markets in this theater with particular strength in the enterprise and commercial markets. From a country perspective, net product sales increased in the United Kingdom and France while decreasing for both Germany and Italy compared with fiscal 2009. Our European Markets theater grew more slowly relative to other theaters on a year-over-year basis, which we believe was attributable in part to the fact that many of the countries in this theater were among the last countries to begin experiencing the economic downturn in fiscal 2009, and consequently some of these countries are recovering later. Product sales growth in this theater began to strengthen in the second half of fiscal 2010. During fiscal 2010 we did not see significant negative effects on our net product sales in the European Markets theater from the recent economic and financial turmoil related to sovereign debt issues in certain European countries.

Fiscal 2009 Compared with Fiscal 2008

The decrease in net product sales in the European Markets theater in fiscal 2009 compared with fiscal 2008 was driven by lower sales to the service provider, commercial, and enterprise markets. Despite a decline in sales in our overall enterprise market in this theater, sales to the public sector showed strength relative to other customer markets within this theater. The decline in sales for fiscal 2009 was experienced across the major countries in the European Markets theater, and particularly in the United Kingdom, Italy, and Germany.

Emerging Markets

Fiscal 2010 Compared with Fiscal 2009

Net product sales in the Emerging Markets theater increased, primarily as a result of increased product sales across all of our customer markets with the exception of the consumer market. We experienced a return to stronger year-over-year sales growth in the second half of fiscal 2010, led by Brazil, Mexico, and Russia. Certain of our customers in the Emerging Markets theater tend to make large and sporadic purchases, and the net sales related to these transactions may also be affected by the timing of revenue recognition. Further, some customers may continue to require greater levels of financing arrangements, service, and support in future periods, which may also impact the timing of recognition of the revenue for this theater.

Fiscal 2009 Compared with Fiscal 2008

Net product sales in the Emerging Markets theater decreased across all customer market segments in fiscal 2009 compared with fiscal 2008, primarily due to lower sales to the service provider, commercial and enterprise markets. We also experienced a sales decline in fiscal 2009 across most countries in this theater, with particular weakness in Russia, Brazil, and Mexico. In addition to the impact from lower shipments, the decline in net product sales in this theater in fiscal 2009 was also due to the timing of revenue recognition for sales involving financing arrangements.

Asia Pacific Markets

Fiscal 2010 Compared with Fiscal 2009

The increase in net product sales in the Asia Pacific Markets theater in fiscal 2010 compared with fiscal 2009 was attributable to increased product sales to our enterprise, commercial, and service provider markets in this theater. We experienced strength in most countries including China, Australia and Japan, which are the larger countries in this theater, during fiscal 2010.

Fiscal 2009 Compared with Fiscal 2008

The decrease in net product sales in the Asia Pacific Markets theater in fiscal 2009 compared with fiscal 2008 impacted all of the customer market segments. The decrease was driven by lower sales in the enterprise and service provider markets, and to a lesser extent in the commercial market. The year-over-year decline in net product sales was experienced across most of the major countries in this theater, particularly in Japan, South Korea and India. Net product sales in Australia remained relatively flat and China exhibited only a slight decline in net product sales in fiscal 2009 compared with fiscal 2008. Net product sales in Japan decreased in fiscal 2009 compared with fiscal 2008, primarily due to a decline in sales to the service provider market and a decline in sales to the enterprise market, excluding the public sector. Net product sales to the public sector within the enterprise market increased in Japan.

Net Product Sales by Groups of Similar Products

In addition to the primary view on a geographic basis, we also prepare financial information related to groups of similar products and customer markets for various purposes. Effective as of the first quarter of fiscal 2011, we have regrouped our presentation of products and technologies formerly grouped as either Advanced Technologies or Other, with two new categories being called New Products and Other Products. The New Products category includes some products that had previously been reported in the category called Advanced Technology products and also includes some products that had previously been in the category called Other. The New Products category consists of the following sub-categories: video connected home (networked home, Pure Digital products, video systems, and cable products), collaboration (unified communications and Cisco TelePresence), security, wireless, and data center (application networking services, storage, and Cisco Unified Computing System products). The Other Products category consists primarily of optical networking products and emerging technology products. Certain immaterial reclassifications have been made to net sales amounts for our Routers and Switches product categories in order to conform to the fiscal 2011 presentation.

The following table presents net sales for groups of similar products (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Net product sales:
Routers	$6,728	$6,521	$207	3.2%	$6,521	$8,225	$(1,704)	(20.7)%
Percentage of net product sales	20.8%	22.4%			22.4%	24.8%
Switches	13,454	11,923	1,531	12.8%	11,923	13,330	(1,407)	(10.6)%
Percentage of net product sales	41.5%	40.9%			40.9%	40.3%
New Products	11,386	9,859	1,527	15.5%	9,859	10,492	(633)	(6.0)%
Percentage of net product sales	35.1%	33.8%			33.8%	31.7%
Other Products	852	828	24	2.9%	828	1,052	(224)	(21.3)%
Percentage of net product sales	2.6%	2.9%			2.9%	3.2%
Total	$32,420	$29,131	$3,289	11.3%	$29,131	$33,099	$(3,968)	(12.0)%

Routers

Fiscal 2010 Compared with Fiscal 2009

We categorize our routers primarily as high-end, midrange, and low-end routers. Our sales of routers increased in our high-end category in fiscal 2010 while sales of routers declined in both the midrange and low-end categories. Within the high-end router category, the increase was driven by the higher sales of the Cisco CRS-1 Carrier Routing System, higher sales of the Cisco 7600 Series Routers, the Cisco ASR 1000 and 9000 Series Aggregation Services Routers, and the inclusion of the Cisco ASR 5000 products from our acquisition of Starent, partially offset by lower sales of Cisco 12000 Series Routers. Our decline in sales of midrange and low-end routers was primarily due to a decline in sales of our integrated services routers.

Fiscal 2009 Compared with Fiscal 2008

Our sales of routers decreased across each category with the decline in sales of high-end routers of approximately $1.2 billion representing the most significant decrease in dollar and percentage terms. Within the high-end router category, the decline was driven by the lower sales of Cisco 12000 Series Routers, Cisco 7600 Series Routers, and the Cisco CRS-1 Carrier Routing System, partially offset by an increase in sales of Cisco ASR 1000 Series Aggregation Services Routers. Because our high-end routers are sold primarily to service providers, our high-end router sales during fiscal 2009 were adversely impacted by, among other factors, a slowdown in capital expenditures in the global service provider market, and the tendency of service providers to make large and sporadic purchases. Our decline in sales of midrange and low-end routers was primarily due to a decline in sales of our integrated services routers.

Switches

Fiscal 2010 Compared with Fiscal 2009

The increase in net product sales related to switches in fiscal 2010 compared with fiscal 2009 was due primarily to higher sales of our modular and LAN fixed-configuration switches of approximately $882 million and $649 million, respectively. The increase in sales of modular switches was primarily due to the increased sales of our Cisco Nexus 7000 and Cisco Catalyst 4500 Series Switches, partially offset by decreased sales of our Cisco Catalyst 6000 Series Switches. The increase in LAN fixed-configuration switches was primarily due to increased sales of Cisco Catalyst 2960 Series Switches and Cisco Nexus 5000 and 2000 Series Switches, partially offset by decreased sales of our Cisco Catalyst 3560 Series Switches.

Fiscal 2009 Compared with Fiscal 2008

The decrease in net product sales related to switches in fiscal 2009 compared with fiscal 2008 was due to lower sales in modular switches and local-area network (LAN) fixed-configuration switches of approximately $725 million and approximately $684 million, respectively. The decrease in sales of modular switches was primarily due to decreased sales of Cisco Catalyst 6500 and 4500 Series Switches, partially offset by increased sales of Cisco Nexus 7000 Series Switches. The decrease in sales of LAN fixed-configuration switches was primarily a result of lower sales of Cisco Catalyst 3560 and 3750 Series Switches.

New Products

Fiscal 2010 Compared with Fiscal 2009

•

Sales of video connected home products increased by approximately $359 million due to increased sales of $317 million of Flip Video cameras from our Pure Digital acquisition in the fourth quarter of fiscal 2009 along with a $248 million increase in sales of cable products. These increases were partially offset by a decrease of $133 million in sales of networked home products, primarily due to lower sales of routers and adapters; and a decline of $57 million in sales of video systems, primarily attributable to lower sales for digital set-top boxes.

•

Sales of collaboration products increased by approximately $556 million due to an increase of $293 million in sales of unified communications products, primarily due to higher sales of IP phones and associated software, and higher sales of our web-based collaboration offerings. The increase in collaboration products was also due to a sales increases of $263 million in Cisco TelePresence systems products, primarily from our acquisition of Tandberg in the third quarter of fiscal 2010.

•

Sales of security products increased by approximately $189 million. Our increased sales of security products were a result of increased sales of our web and email security products as well as our security appliance products, each of which integrates multiple technologies (including virtual private network (VPN), firewall, and intrusion-prevention services) on one platform, partially offset by lower sales of module and line-cards related to our routers and LAN switches.

•

Sales of data center products increased by approximately $249 million due to an increase of $181 million in sales of Cisco Unified Computing System products and an increase of $68 million in sales of storage area networking products. The increase in sales of storage products resulted primarily from higher sales of our Cisco MDS 9000 product line. Sales of application networking services declined but the decline was offset by higher server virtualization sales.

•	Sales of wireless LAN products increased by approximately $174 million, primarily due to increases in the customer adoption of and migration to the Cisco Unified Wireless Network architecture.

Fiscal 2009 Compared with Fiscal 2008

•

Sales of video connected home products decreased by approximately $457 million primarily due to a $308 million decrease in sales of cable products, and decreased sales of networked home products. Sales of networked home products declined by $116 million, which was primarily due to lower sales of wireless routers for the connected home, cable modems, and adapters. Sales of video systems were relatively flat for fiscal 2009 compared with fiscal 2008, as the increased sales of IP set-top boxes and other video products was offset by lower sales of HD-DVR cable set-top boxes. Sales of service provider voice-over-IP declined, partially offset by an immaterial amount of revenue from our acquisition of Pure Digital in the fourth quarter of fiscal 2009.

•

Sales of collaboration products increased by approximately $85 million due primarily to $55 million in increased sales of Cisco TelePresence systems products and $30 million in higher sales of our unified communications products. The increase in sales of unified communication products was primarily due to the increased adoption of our web-based collaboration applications and related conferencing media, partially offset by lower sales of IP phones and associated software.

•

Sales of security products decreased by approximately $65 million. Our decreased sales of security products were a result of the lower sales of module and line-cards related to our routers and LAN switches, partially offset by increased sales of our web and email security products and security appliance products.

•

Sales of data center products decreased by approximately $145 million due primarily to a decline of $85 million in sales of storage area networking products and a decline of $40 million in sales of application networking services. Storage area networking product sales decreased due to lower sales of our Cisco MDS 9000 product line. The decline in application networking services was primarily due to lower customer demand for our data center application optimization solutions. Sales of server virtualization products declined for fiscal 2009, as compared with fiscal 2008.

•	Sales of wireless LAN products decreased by approximately $51 million.

Other Products

Fiscal 2010 Compared with Fiscal 2009

The increase in Other Products revenue in fiscal 2010 compared with fiscal 2009 was primarily due to increased sales of emerging technology products partially offset by a slight decline in sales of optical networking products.

Fiscal 2009 Compared with Fiscal 2008

The decrease in Other Products revenue in fiscal 2009 compared with fiscal 2008 was primarily due to the decline in sales of our optical networking products, partially offset by increased sales of emerging technology products.

Net Service Sales by Theater

The following table presents the breakdown of service revenue by theater (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Service revenue:
United States and Canada	$4,825	$4,479	$346	7.7%	$4,479	$4,277	$202	4.7%
Percentage of service revenue	63.3%	64.1%			64.1%	66.4%
European Markets	1,227	1,104	123	11.1%	1,104	1,051	53	5.0%
Percentage of service revenue	16.1%	15.8%			15.8%	16.3%
Emerging Markets	639	622	17	2.7%	622	447	175	39.1%
Percentage of service revenue	8.4%	8.9%			8.9%	7.0%
Asia Pacific Markets	929	781	148	19.0%	781	666	115	17.3%
Percentage of service revenue	12.2%	11.2%			11.2%	10.3%
Total	$7,620	$6,986	$634	9.1%	$6,986	$6,441	$545	8.5%

Fiscal 2010 Compared with Fiscal 2009

Net service revenue increased across all of our geographic theaters in fiscal 2010, with particular strength in our Asia Pacific Markets theater. The increase in total service revenue was due to growth from technical support services as well as increased revenue from advanced services, which relates to consulting support services for specific network needs. In fiscal 2010, technical support service revenue increased across all of our geographic theaters with solid growth in our Asia Pacific Markets and European Markets theaters. In fiscal 2010, we experienced advanced services revenue growth across each of our geographic theaters except for our Emerging Markets theater. Total service revenue growth in fiscal 2010 also benefited from incremental revenue from our acquisitions during fiscal 2010 of Tandberg and Starent. Renewals and technical support service contract initiations associated with recent product sales have resulted in a new installed base of equipment being serviced, contributing to these increases. Revenue with respect to service arrangements is recognized ratably over the period during which the related services are to be performed.

Fiscal 2009 Compared with Fiscal 2008

Net service revenue increased across all of our geographic theaters in fiscal 2009, with particular strength in our Emerging Markets theater. Higher revenue from technical support service contracts and increased revenue from advanced services relating to consulting services for specific customer networking needs contributed to the growth in net service revenue in fiscal 2009. The increase in our technical support revenue was due to a combination of renewals, the amortization of existing technical support service contracts including multiyear service contracts initiated in prior years, and initiations associated with recent product sales, which have led to a larger installed base of our equipment being serviced.

Gross Margin

The following table presents the gross margin for products and services (in millions, except percentages):

Years Ended	AMOUNT			PERCENTAGE
	July 31, 2010	July 25, 2009	July 26, 2008	July 31, 2010	July 25, 2009	July 26, 2008
Gross margin:
Product	$20,800	$18,650	$21,439	64.2%	64.0%	64.8%
Service	4,843	4,444	3,907	63.6%	63.6%	60.7%
Total	$25,643	$23,094	$25,346	64.0%	63.9%	64.1%

Product Gross Margin

Fiscal 2010 Compared with Fiscal 2009

The following table summarizes the key factors that contributed to the change in product gross margin percentage from fiscal 2009 to fiscal 2010:

Product Gross Margin Percentage
Fiscal 2009	64.0%
Overall manufacturing costs	1.7%
Shipment volume, net of certain variable costs	0.6%
Mix of products sold	0.1%
Sales discounts, rebates, and product pricing	(2.2)%
Fiscal 2010	64.2%

Product gross margin for fiscal 2010 increased by 0.2 percentage points compared with fiscal 2009, due primarily to lower overall manufacturing costs driven by strong operational efficiency in manufacturing operations, value engineering and a reduction in other manufacturing-related costs. Value engineering is the process by which production costs are reduced through component redesign, board configuration, test processes, and transformation processes. The product gross margin for fiscal 2010 also benefited from the increase in shipment volume. A favorable product mix contributed slightly to the increase in product gross margin percentage. Fiscal 2010 product gross margin was negatively impacted by sales discounts, rebates and product pricing, which were driven by normal market factors, as well as the geographic mix of product revenue. The impact from sales discounts, rebates and product pricing was within our expected range.

Our future gross margins could be impacted by our product mix and by our movement into market adjacencies that have lower gross margins, such as the consumer market with our sales of Flip Video cameras, as well as Cisco Unified Computing System products. Our gross margins may also be impacted by the geographic mix of our revenue or by increased sales discounts, rebates, and product pricing, which may be attributable to competitive factors. Additionally, our manufacturing-related costs may be negatively impacted by constraints in our supply chain. If any of the preceding factors that impact our gross margins are adversely affected in future periods, our product and service gross margins could decline.

Fiscal 2009 Compared with Fiscal 2008

The following table summarizes the key factors that contributed to the change in product gross margin percentage from fiscal 2008 to fiscal 2009:

Product Gross Margin Percentage
Fiscal 2008	64.8%
Sales discounts, rebates, and product pricing	(2.1)%
Shipment volume, net of certain variable costs	(0.4)%
Mix of products sold	(0.4)%
Overall manufacturing costs	2.1%
Fiscal 2009	64.0%

Product gross margin for fiscal 2009 decreased by 0.8 percentage points compared with fiscal 2008, primarily due to higher sales discounts and rebates and lower product pricing, which we experienced across our major geographic theaters. Lower shipment volume, net of certain variable costs, and the mix of products sold also contributed to the decrease in the product gross margin percentage during fiscal 2009. The decrease in our product gross margin percentage was partially offset by lower manufacturing costs, as we benefited from cost savings in component costs and value engineering and other manufacturing-related costs.

Service Gross Margin

Fiscal 2010 Compared with Fiscal 2009

Our service gross margin percentage was unchanged from fiscal 2009 due to higher margins for technical support services offset by a decline in the gross margin for advanced services. The increase in technical support service gross margin in fiscal 2010 from fiscal 2009 was primarily a result of increased volume. Technical support margins will experience some variability due to various factors such as the timing of technical support service contract initiations and renewals and the timing of our strategic investments in headcount and resources to support this business. The decrease in advanced services gross margin in fiscal 2010 from fiscal 2009 was primarily due to increased headcount costs, partially offset by higher volume. Our revenue from advanced services may increase to a higher proportion of total service revenue due to our continued focus on providing comprehensive support to our customers’ networking devices, applications, and infrastructures.

Our service gross margin normally experiences some fluctuations due to various factors such as the timing of contract initiations in our renewals, our strategic investments in headcount, and resources to support the overall service business. Other factors include the mix of service offerings, as the gross margin from our advanced services is typically lower than the gross margin from technical support services.

Fiscal 2009 Compared with Fiscal 2008

Our service gross margin percentage increased in fiscal 2009 compared with fiscal 2008, primarily due to higher margins for both technical support and advanced services, and also due to the mix of service revenue, with advanced services constituting a lower proportion of total service revenue. The higher margins for both technical support and advanced services were attributable primarily to the growth of our service revenue as well as to certain cost-control initiatives that have helped to limit our costs of providing technical support and advanced services. For advanced services, the higher gross margins also benefited from lower costs associated with delays in certain projects.

Gross Margin by Theater

The following table presents the total gross margin for each theater (in millions, except percentages):

Years Ended	AMOUNT			PERCENTAGE
	July 31, 2010	July 25, 2009	July 26, 2008	July 31, 2010	July 25, 2009	July 26, 2008
Gross margin:
United States and Canada	$14,042	$12,660	$13,855	64.6%	65.4%	65.2%
European Markets	5,425	5,116	5,358	67.4%	66.6%	66.0%
Emerging Markets	2,805	2,438	2,789	64.2%	61.0%	61.6%
Asia Pacific Markets	3,847	3,272	3,725	65.4%	64.3%	66.0%
Theater total	26,119	23,486	25,727	65.2%	65.0%	65.1%
Unallocated corporate items (1)	(476)	(392)	(381)
Total	$25,643	$23,094	$25,346	64.0%	63.9%	64.1%

(1) The unallocated corporate items include the effects of amortization of acquisition-related intangible assets; share-based compensation expense; and, for the year ended July 25, 2009, it also includes charges related to asset impairments and restructurings. We do not allocate these items to the gross margin for each theater because management does not include such information in measuring the performance of the operating segments.

Fiscal 2010 Compared with Fiscal 2009

In fiscal 2010, the gross margin percentage in the United States and Canada theater declined compared with fiscal 2009, primarily due to higher sales discounts and a lower service gross margin. Partially offsetting the decline were the impacts from increased shipment volume and lower overall manufacturing costs. The gross margin percentage in the European Markets theater increased during fiscal 2010 compared with fiscal 2009 due primarily to lower overall manufacturing costs, increased shipment volume and favorable product mix. Partially offsetting the increase in this theater was the impact of higher sales discounts. In fiscal 2010, the gross margin percentage in the Emerging Markets theater increased compared with fiscal 2009 due primarily to lower overall manufacturing costs, partially offset by the impact of higher sales discounts. The gross margin percentage in the Asia Pacific Markets theater increased during fiscal 2010 compared with fiscal 2009 due primarily to higher shipment volume and lower overall manufacturing costs. Gross margin in the Asia Pacific Markets theater also benefited from favorable mix shifts in Japan. Partially offsetting this increase was the impact of higher sales discounts and a decline in the services gross margin. For each of our theaters, the negative impact of sales discounts, rebates and product pricing was driven by normal market factors and was within our expected range.

The gross margin percentage for a particular theater may fluctuate and period-to-period changes in such percentages may or may not be indicative of a trend for that theater. Our product and service gross margins may be impacted by economic downturns or uncertain economic conditions as well as our movement into market adjacencies and could decline if any of the factors that impact our gross margins are adversely affected in future periods.

Fiscal 2009 Compared with Fiscal 2008

In fiscal 2009, the gross margin percentage increased in our two largest theaters, United States and Canada and European Markets. For these theaters, the favorable impacts of improved service margins and lower overall manufacturing costs were partially offset by the effects of lower shipment volume, lower product pricing, and higher sales discounts. The decreases in the gross margin percentages for the Asia Pacific Markets and Emerging Markets theaters in fiscal 2009 were primarily a result of lower product pricing, higher sales discounts, and lower shipment volume, partially offset by lower overall manufacturing costs and improved service margins. For the Asia Pacific Markets theater, the lower product pricing and higher sales discounts effects were attributable to the impact from various market factors, including price-focused competition in that theater. Partially offsetting the gross margin decline in the Asia Pacific Markets theater was an increase in the Japan gross margin due to improved service margins and lower overall manufacturing costs, partially offset by the effect of an unfavorable product mix.

Factors That May Impact Net Sales and Gross Margin

Net product sales may continue to be affected by factors including the recent global economic downturn and related market uncertainty, that have resulted in reduced or cautious spending in our global enterprise, service provider, and commercial markets; changes in the geopolitical environment and global economic conditions; competition, including price-focused competitors from Asia, especially from China; new product introductions; sales cycles and product implementation cycles; changes in the mix of our customers between service provider and enterprise markets; changes in the mix of direct sales and indirect sales; variations in sales channels; and final acceptance criteria of the product, system, or solution as specified by the customer. Sales to the service provider market have been and may be in the future characterized by large and sporadic purchases, especially relating to our router sales and sales of certain of our New Products offerings. In addition, service provider customers typically have longer implementation cycles; require a broader range of services, including network design services; and often have acceptance provisions that can lead to a delay in revenue recognition. Certain of our customers in the Emerging Markets theater also tend to make large and sporadic purchases, and the net sales related to these transactions may similarly be affected by the timing of revenue recognition. As we focus on new market opportunities, customers may require greater levels of financing arrangements, service, and support, especially in the Emerging Markets theater, which may result in a delay in the timing of revenue recognition. To improve customer satisfaction, we continue to focus on managing our manufacturing lead-time performance, which may result in corresponding reductions in order backlog. A decline in backlog levels could result in more variability and less predictability in our quarter-to-quarter net sales and operating results.

Net product sales may also be adversely affected by fluctuations in demand for our products, especially with respect to telecommunications service providers and Internet businesses, whether or not driven by any slowdown in capital expenditures in the service provider market; price and product competition in the communications and information technology industry; introduction and market acceptance of new technologies and products; adoption of new networking standards; and financial difficulties experienced by our customers. We may, from time to time, experience manufacturing issues that create a delay in our suppliers’ ability to provide specific components, resulting in delayed shipments. To the extent that manufacturing issues and any related component shortages result in delayed shipments in the future, and particularly in periods when we and our suppliers are operating at higher levels of capacity, it is possible that revenue for a quarter could be adversely affected if such matters are not remediated within the same quarter. For additional factors that may impact net product sales, see “Part I, Item 1A. Risk Factors” in our 2010 Annual Report on Form 10-K. Our distributors and retail partners participate in various cooperative marketing and other programs. In addition, increasing sales to our distributors and retail partners generally result in greater difficulty in forecasting the mix of our products and, to a certain degree, the timing of orders from our customers. We recognize revenue for sales to our distributors and retail partners generally based on a sell-through method using information provided by them, and we maintain estimated accruals and allowances for all cooperative marketing and other programs.

Product gross margin may be adversely affected in the future by changes in the mix of products sold, including further periods of increased growth of some of our lower margin products; introduction of new products, including products with price-performance advantages; our ability to reduce production costs; entry into new markets, including markets with different pricing structures and cost structures, as a result of internal development or through acquisitions; changes in distribution channels; price competition, including competitors from Asia, especially those from China; changes in geographic mix of our product sales; the timing of revenue recognition and revenue deferrals; sales discounts; increases in material or labor costs, including share-based compensation expense; excess inventory and obsolescence charges; warranty costs; changes in shipment volume; loss of cost savings due to changes in component pricing; effects of value engineering; inventory holding charges; and the extent to which we successfully execute on our strategy and operating plans. Additionally, our manufacturing-related costs may be negatively impacted by constraints in our supply chain. Service gross margin may be impacted by various factors such as the change in mix between technical support services and advanced services, the timing of technical support service contract initiations and renewals, share-based compensation expense, and the timing of our strategic investments in headcount and resources to support this business.

Research and Development (R&D), Sales and Marketing, and General and Administrative (G&A) Expenses

R&D, sales and marketing, and G&A expenses are summarized in the following table (in millions, except percentages):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	Variance in Percent	July 25, 2009	July 26, 2008	Variance in Dollars	Variance in Percent
Research and development	$5,273	$5,208	$65	1.2%	$5,208	$5,325	$(117)	(2.2)%
Percentage of net sales	13.2%	14.4%			14.4%	13.5%
Sales and marketing	8,716	8,403	313	3.7%	8,403	8,690	(287)	(3.3)%
Percentage of net sales	21.8%	23.3%			23.3%	22.0%
General and administrative	1,999	1,565	434	27.7%	1,565	1,387	178	12.8%
Percentage of net sales	5.0%	4.3%			4.3%	3.5%
Total	$15,988	$15,176	$812	5.4%	$15,176	$15,402	$(226)	(1.5)%
Percentage of net sales	39.9%	42.0%			42.0%	39.0%

Fiscal 2010 had an extra week compared with fiscal 2009. We estimate that the extra week contributed approximately $150 million of the year-over-year increase in total operating expenses. The year-over-year changes within operating expenses including the effects of foreign currency exchange rates, net of hedging, are summarized by line item as follows:

R&D Expenses

Fiscal 2010 Compared with Fiscal 2009

The slight increase in R&D expenses for fiscal 2010 was primarily due to higher headcount-related expenses, including increased variable compensation expense and the impact of acquisitions, higher share-based compensation expense, and the impact of the extra week in fiscal 2010. Partially offsetting the increase in R&D expenses in fiscal 2010 were lower acquisition-related compensation expenses associated with milestone achievements from prior period acquisitions and the absence in fiscal 2010 of the enhanced early retirement and limited workforce reduction charges incurred during fiscal 2009. All of our R&D costs are expensed as incurred, and we continue to invest in R&D in order to bring a broad range of products to market in a timely fashion. If we believe that we are unable to enter a particular market in a timely manner with internally developed products, we may purchase or license technology from other businesses, or partner with, or acquire businesses as an alternative to internal R&D.

Fiscal 2009 Compared with Fiscal 2008

The decrease in R&D expenses for fiscal 2009 was primarily due to lower discretionary expenses, lower variable compensation expenses, and lower acquisition-related compensation expenses. Lower discretionary expenses included reduced expenses for travel, meeting and events, and outside services. These decreases were partially offset by enhanced early retirement and limited workforce reduction charges as well as increased employee share-based compensation expenses in fiscal 2009.

Sales and Marketing Expenses

Fiscal 2010 Compared with Fiscal 2009

Sales and marketing expenses increased in fiscal 2010 compared with fiscal 2009 due to an increase of $197 million in sales expenses and an increase of $116 million in marketing expenses. Both the sales expense and the marketing expense components of the category increased during fiscal 2010 due to higher headcount-related expenses, including higher variable compensation expense, higher share-based compensation expense, and the impact of the extra week in fiscal 2010. Additionally, and separately, sales expenses increased due to the impact of acquisitions while higher advertising expenses contributed further to the increase in marketing expenses. These increases were partially offset by a decrease in discretionary expenses such as travel, professional services, and a decrease in various operational expenses.

Fiscal 2009 Compared with Fiscal 2008

Sales and marketing expenses declined in fiscal 2009 compared with fiscal 2008 due to a decrease of approximately $170 million in sales expenses and a decrease of approximately $120 million in marketing expenses. The decrease in sales and marketing expenses was primarily a result of lower discretionary expenses related to travel, meeting and events, marketing programs and outside services. An additional factor that contributed to the decrease in sales and marketing expenses in fiscal 2009 was lower variable compensation expenses, partially offset by the enhanced early retirement and limited workforce reduction charges. Foreign currency fluctuations, net of hedging, decreased total sales and marketing expenses by approximately $200 million during fiscal 2009 compared with fiscal 2008.

G&A Expenses

Fiscal 2010 Compared with Fiscal 2009

The increase in G&A expenses in fiscal 2010 compared with fiscal 2009 was in part attributable to approximately $130 million of higher real estate-related charges related to impairments and other charges related to excess facilities. Additionally, G&A expenses in fiscal 2010 increased due to higher share-based compensation expense, higher headcount-related expenses, acquisition-related expenses, and higher information technology expenses, as well as the impact of the extra week in fiscal 2010.

Fiscal 2009 Compared with Fiscal 2008

The increase in G&A expenses in fiscal 2009 compared with fiscal 2008 was primarily due to increased project-related expenses, including information technology expenses. Other factors also contributed to the increase in G&A expenses in fiscal 2009, including higher share-based compensation and acquisition-related compensation expenses, as well as the enhanced early retirement and limited workforce reduction charges in fiscal 2009.

Effect of Foreign Currency

In fiscal 2010, foreign currency fluctuations, net of hedging, increased the combined R&D, sales and marketing, and G&A expenses by $34 million, or approximately 0.2%, compared with fiscal 2009. In fiscal 2009, foreign currency fluctuations, net of hedging, decreased the combined R&D, sales and marketing, and G&A expenses by approximately $280 million, or 1.8%, compared with fiscal 2008.

Headcount

Fiscal 2010 Compared with Fiscal 2009

For fiscal 2010, our headcount increased by approximately 5,150 employees, which was attributable to the acquisitions of Tandberg and Starent along with targeted hiring as part of our investment in growth initiatives. We expect to increase our headcount in the near term based on what we believe to be a positive market for our growth initiatives, and in addition to hiring in order to capitalize on such initiatives, our hiring will be focused on productivity improvements and movements into new market adjacencies.

Fiscal 2009 Compared with Fiscal 2008

Our headcount decreased by 584 employees in fiscal 2009. The decrease in headcount in fiscal 2009 resulted from our limited workforce reduction actions, employee attrition, and a hiring pause. The decrease was partially offset by the effect of acquisitions and the hiring of recent college graduates.

Share-Based Compensation Expense

The following table presents share-based compensation expense (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Cost of sales—product	$57	$46	$40
Cost of sales—service	164	128	108
Share-based compensation expense in cost of sales	221	174	148
Research and development	450	382	339
Sales and marketing	536	441	438
General and administrative	310	234	187
Share-based compensation expense in operating expenses	1,296	1,057	964
Total share-based compensation expense	$1,517	$1,231	$1,112

Share-based compensation expense increased for fiscal 2010 compared with fiscal 2009 due primarily to the effects of straight-line vesting compared with accelerated vesting for options granted prior to fiscal 2006, a change in vesting periods from five to four years for awards granted beginning in fiscal 2009, and the impact of the extra week in fiscal 2010. Share-based compensation expense for fiscal 2009 increased compared with fiscal 2008, primarily due to a larger proportion of share-based awards being subject to straight-line vesting, a shorter vesting period of four years for most share-based awards granted in fiscal 2009, and an increase in the weighted-average estimated grant date fair value for each share-based award. See Note 13 to the Consolidated Financial Statements.

Amortization of Purchased Intangible Assets

The following table presents the amortization of purchased intangible assets included in operating expenses (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Amortization of purchased intangible assets included in operating expenses	$491	$533	$499

For fiscal 2010, the decrease in the amortization of purchased intangible assets included in operating expenses was primarily due to lower impairment charges in fiscal 2010 as compared with fiscal 2009, partially offset by increased amortization of purchased intangible assets from acquisitions completed during fiscal 2010.

For fiscal 2009, the increase in the amortization of purchased intangible assets included in operating expenses was primarily due to impairment charges of $95 million in connection with write-downs of purchased intangible assets related to certain technologies and customer relationships as a result of reductions in expected future cash flows from those technologies and relationships. This effect was partially offset by lower amortization in fiscal 2009 from certain purchased intangible assets, primarily from the Scientific-Atlanta acquisition, that became fully amortized during fiscal 2009. For additional information regarding purchased intangible assets, see Note 4 to the Consolidated Financial Statements.

The fair value of acquired technology and patents, as well as acquired technology under development, is determined at acquisition date primarily using the income approach, which discounts expected future cash flows to present value. The discount rates used in the present value calculations are typically derived from a weighted-average cost of capital analysis and then adjusted to reflect risks inherent in the development lifecycle as appropriate. We consider the pricing model for products related to these acquisitions to be standard within the high-technology communications industry, and the applicable discount rates represent the rates that market participants would use for valuation of such intangible assets. For additional information regarding purchased intangibles, see Note 4 to the Consolidated Financial Statements.

Interest and Other Income, Net

Interest Income (Expense), Net  The following table summarizes interest income and interest expense (in millions):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	July 25, 2009	July 26, 2008	Variance in Dollars
Interest income	$635	$845	$(210)	$845	$1,143	$(298)
Interest expense	(623)	(346)	(277)	(346)	(319)	(27)
Interest income (expense), net	$12	$499	$(487)	$499	$824	$(325)

Fiscal 2010 Compared with Fiscal 2009

The decrease in interest income in fiscal 2010 compared with fiscal 2009 was due to lower average interest rates, partially offset by higher average total cash and cash equivalents and fixed income security balances in fiscal 2010. The increase in interest expense in fiscal 2010 compared with fiscal 2009 was primarily due to additional interest expense related to our debt issuances in November 2009 and February 2009.

Fiscal 2009 Compared with Fiscal 2008

The decrease in interest income in fiscal 2009 compared with fiscal 2008 was due to lower average interest rates, partially offset by higher average total cash and cash equivalents and fixed income security balances in fiscal 2009. The increase in interest expense in fiscal 2009 compared with fiscal 2008 was primarily due to the higher average debt balances associated with the issuance of senior notes in an aggregate amount of $4.0 billion in February 2009, partially offset by $500 million of senior unsecured notes which we retired when they were due.

Other Income (Loss), Net  The components of other income (loss), net, are summarized as follows (in millions):

Years Ended	July 31, 2010	July 25, 2009	Variance in Dollars	July 25, 2009	July 26, 2008	Variance in Dollars
Net gains on investments in publicly traded equity securities	$66	$86	$(20)	$86	$88	$(2)
Net gains (losses) on investments in fixed income securities	103	(110)	213	(110)	21	(131)
Total net gains (losses) on available-for-sale investments	169	(24)	193	(24)	109	(133)
Net gains (losses) on investments in privately held companies	54	(56)	110	(56)	(6)	(50)
Net gains (losses) on investments	223	(80)	303	(80)	103	(183)
Other gains (losses), net	16	(48)	64	(48)	(114)	66
Other income (loss), net	$239	$(128)	$367	$(128)	$(11)	$(117)

Fiscal 2010 Compared with Fiscal 2009

For fiscal 2010, the increase in net gains on available-for-sale investments was due to the absence of impairment charges on these securities during fiscal 2010. For fiscal 2009, the net gains and losses on fixed income securities included impairment charges of $219 million and net gains on publicly traded equity securities included impairment charges of $39 million. See Note 7 to the Consolidated Financial Statements for the unrealized gains and losses on investments.

The change in net gains (losses) on investments in privately held companies in fiscal 2010 compared with fiscal 2009 was primarily due to higher realized gains and lower impairment charges in fiscal 2010. Net losses on investments in privately held companies included impairment charges of $25 million in fiscal 2010 compared with $85 million in fiscal 2009.

Other gains (losses), net for fiscal 2010 increased due primarily to gains resulting from customer operating lease terminations.

Fiscal 2009 Compared with Fiscal 2008

For fiscal 2009, we had an aggregate net loss on investments in publicly traded equity and fixed income securities recognized in other income (loss), compared with a net gain in fiscal 2008. The net loss in fiscal 2009 was primarily a result of the volatile market conditions in the fixed income market during parts of fiscal 2009, which resulted in impairment charges on fixed income securities of $219 million during fiscal 2009. Net losses on fixed income securities in fiscal 2009 were partially offset by gains on investments in publicly traded equity securities, which were primarily due to the termination of various forward sale agreements designated as fair value hedges of publicly traded equity securities. Net gains on publicly traded equity securities include impairment charges of $39 million during fiscal 2009.

Net losses on investments in privately held companies increased in fiscal 2009 compared with fiscal 2008, primarily as a result of higher impairment charges, which were due to the deteriorating market conditions during parts of fiscal 2009. Net losses on investments in privately held companies included impairment charges of $85 million in fiscal 2009 compared with $12 million in fiscal 2008.

Provision for Income Taxes

Fiscal 2010 Compared with Fiscal 2009

The provision for income taxes resulted in an effective tax rate of 17.5% for fiscal 2010, compared with an effective tax rate of 20.3% for fiscal 2009. During fiscal 2010, the U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) withdrew its prior holding and reaffirmed the 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner . This final decision effectively reversed the corresponding tax charge in fiscal 2009. The net 2.8 percentage point decrease in the effective tax rate between fiscal years was primarily attributable to this benefit and the absence in fiscal 2010 of the corresponding charge from fiscal 2009, partially offset by the absence in fiscal 2010, of the fiscal 2009 tax benefit of $106 million, or 1.4 percentage points, related to the retroactive portion of the U.S. federal R&D credit reinstatement.

For a full reconciliation of our effective tax rate to the U.S. federal statutory rate of 35% and further explanation of our provision for income taxes, see Note 14 to the Consolidated Financial Statements.

Fiscal 2009 Compared with Fiscal 2008

The provision for income taxes resulted in an effective tax rate of 20.3% for fiscal 2009, compared with 21.5% for fiscal 2008. The net 1.2 percentage point decrease in the effective tax rates between fiscal years was attributable in part to a greater proportion of net income which was subject to foreign income tax rates that are lower than the U.S. federal statutory rate of 35%. Additionally, the effective tax rate of 20.3% for fiscal 2009 included a tax benefit of $106 million, or 1.4 percentage points, related to fiscal 2008 R&D expenses due to the retroactive reinstatement of the U.S. federal R&D tax credit offset by tax costs of $174 million, or 2.3 percentage points, related to a transfer pricing adjustment for share-based compensation. The transfer pricing adjustment was a result of a decision by the Ninth Circuit to overturn a 2005 U.S. Tax Court ruling in a case to which we were not a party. The Ninth Circuit decision impacted the tax treatment of share-based compensation expenses for the purpose of determining intangible development costs under a company’s R&D cost sharing arrangement. The effective tax rate of 21.5% for fiscal 2008 included a net tax benefit of $162 million, or 1.6 percentage points, from the settlement of certain tax matters with the IRS offset by tax costs of $229 million, or 2.2 percentage points, related to the intercompany realignment of certain of our foreign entities.

Recent Accounting Standards or Updates

In June 2009, the FASB issued revised guidance for the consolidation of variable interest entities. In February 2010, the FASB issued amendments to the consolidation requirements, exempting certain investment funds from the June 2009 guidance for the consolidation of variable interest entities. The June 2009 guidance for the consolidation of variable interest entities replaces the quantitative-based risks and rewards approach with a qualitative approach that focuses on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits from the entity that could be potentially significant to the variable interest entity. The accounting guidance also requires an ongoing reassessment of whether an enterprise is the primary beneficiary and requires additional disclosures about an enterprise’s involvement in variable interest entities. This accounting guidance is effective for us beginning in the first quarter of fiscal 2011. Upon adoption, the application of the revised guidance for the consolidation of variable interest entities did not have a material impact to our Consolidated Financial Statements.

In June 2009, the FASB issued revised guidance for the accounting of transfers of financial assets. This guidance eliminates the concept of a qualifying special-purpose entity, removes the scope exception for qualifying special-purpose entities when applying the accounting guidance related to the consolidation of variable interest entities, changes the requirements for derecognizing financial assets, and requires enhanced disclosure. This accounting guidance is effective for us beginning in the first quarter of fiscal 2011. Upon adoption, the application of the revised guidance for the accounting of transfers of financial assets did not have a material impact to our Consolidated Financial Statements.

Liquidity and Capital Resources

The following sections discuss the effects of changes in our balance sheet, contractual obligations, other commitments, and the stock repurchase program on our liquidity and capital resources.

Balance Sheet and Cash Flows

Cash and Cash Equivalents and Investments  The following table summarizes our cash and cash equivalents and investments (in millions):

	July 31, 2010	July 25, 2009	Increase (Decrease)
Cash and cash equivalents	$4,581	$5,718	$(1,137)
Fixed income securities	34,029	28,355	5,674
Publicly traded equity securities	1,251	928	323
Total	$39,861	$35,001	$4,860

The increase in cash and cash equivalents and investments was primarily the result of cash provided by operating activities of $10.2 billion in fiscal 2010, an increase from $9.9 billion in fiscal 2009, as well as the issuance of $5.0 billion of senior notes in November 2009, and the issuance of common stock of $3.3 billion related to employee stock option exercises and employee stock purchases. These factors were partially offset by the repurchase of common stock of $7.9 billion, business acquisitions totaling $5.3 billion and capital expenditures of $1.0 billion.

The $276 million increase to cash provided by operating activities in fiscal 2010 was the net result of a favorable impact to operating cash flows from increased net income and increased deferred revenue, partially offset by the unfavorable impact to operating cash flows from increased accounts receivable.

Our total in cash and cash equivalents and investments held outside of the United States in various foreign subsidiaries was $33.2 billion and $29.1 billion, as of July 31, 2010 and July 25, 2009, respectively. The remaining balance held in the United States as of July 31, 2010 and July 25, 2009 was $6.7 billion and $5.9 billion, respectively. Under current tax laws and regulations, if cash and cash equivalents and investments held outside the United States are distributed to the United States in the form of dividends or otherwise, we may be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes.

We maintain an investment portfolio of various holdings, types, and maturities. We classify our investments as short-term investments based on their nature and their availability for use in current operations. We believe the overall credit quality of our portfolio is strong and our fixed income investment portfolio consists primarily of the highest quality investment-grade securities. We believe that our strong cash and cash equivalents and investments position allows us to use our cash resources for strategic investments to gain access to new technologies, acquisitions, customer financing activities, working capital, and the repurchase of shares of common stock.

We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, the rate at which products are shipped during the quarter (which we refer to as shipment linearity), the timing and collection of accounts receivable and financing receivables, inventory and supply chain management, deferred revenue, excess tax benefits from share-based compensation, and the timing and amount of tax and other payments. For additional discussion, see “Part I, Item 1A. Risk Factors” in our 2010 Annual Report on Form 10-K.

Accounts Receivable, Net  The following table summarizes our accounts receivable, net (in millions), and DSO:

	July 31, 2010	July 25, 2009	Increase (Decrease)
Accounts receivable, net	$4,929	$3,177	$1,752
DSO	41	34	7

Our accounts receivable, net increased during fiscal 2010 due to our higher revenue in fiscal 2010 as compared with fiscal 2009, and higher days sales outstanding (DSO) in fiscal 2010 as well. Our DSO as of July 31, 2010 increased from the previous fiscal year end due to the timing of product shipments in the fourth quarter of fiscal 2010 as compared with the same period in fiscal 2009, partially offset by stronger collections in the later part of fiscal 2010.

Inventories and Purchase Commitments with Contract Manufacturers and Suppliers  The following table summarizes our inventories and purchase commitments with contract manufacturers and suppliers (in millions, except annualized inventory turns):

	July 31, 2010	July 25, 2009	Increase (Decrease)
Inventories	$1,327	$1,074	$253
Annualized inventory turns	12.6	11.7	0.9
Purchase commitments with contract manufacturers and suppliers	$4,319	$1,962	$2,357

The increase in our purchase commitments with contract manufacturers and suppliers reflects our intent to maintain supply chain flexibility in support of anticipated higher business volume and longer term product demand projections in our business. Our view is that in any rapidly shifting supply and demand environment such as the one we are currently experiencing, shifts in lead times, inventory levels, purchase commitments, and manufacturing outputs will occur. During fiscal 2010 we experienced longer than normal lead times on several of our products and we continue to see challenges at some of our component suppliers. This was attributable in part to increasing demand driven by the improvement in our overall markets. In addition, similar to what is happening throughout the industry, the longer than normal lead times also stemmed from supplier constraints based upon their labor and other actions taken during the global economic downturn. While we may continue to experience longer than normal lead times, our lead times improved on the majority of our products in the second half of fiscal 2010, and at the end of fiscal 2010, product lead times to customers were within a normal range for the majority of our products. We have increased our efforts in procuring components in order to meet customer expectations which have contributed to an increase in purchase commitments.

Inventories increased during fiscal 2010 as a result of our response to increased demand and also due to the acquisitions of Tandberg and Starent. Our finished goods consist of distributor inventory and deferred cost of sales and manufactured finished goods. Distributor inventory and deferred cost of sales are related to unrecognized revenue on shipments to distributors and retail partners as well as shipments to customers. Manufactured finished goods consist primarily of build-to-order and build-to-stock products. Service-related spares consist of reusable equipment related to our technical support and warranty activities. All inventories are accounted for at the lower of cost or market. Inventory is written down based on excess and obsolete inventories determined primarily by future demand forecasts. Inventory write-downs are measured as the difference between the cost of the inventory and market, based upon assumptions about future demand, and are charged to the provision for inventory, which is a component of our cost of sales.

We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, we enter into agreements with contract manufacturers and suppliers that allow them to procure inventory based upon criteria as defined by us or that establish the parameters defining our requirements and our commitment to securing manufacturing capacity. A significant portion of our reported purchase commitments arising from these agreements are firm, noncancelable, and unconditional commitments. In certain instances, these agreements allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to firm orders being placed. Our purchase commitments are for short-term product manufacturing requirements as well as for commitments to suppliers to secure manufacturing capacity.

We record a liability, included in other current liabilities, for firm, noncancelable, and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with the valuation of our excess and obsolete inventory. The purchase commitments for inventory are expected to be primarily fulfilled within one year.

Inventory and supply chain management remain areas of focus as we balance the need to maintain supply chain flexibility to help ensure competitive lead times with the risk of inventory obsolescence because of rapidly changing technology and customer requirements. We believe the amount of our inventory and purchase commitments is appropriate for our revenue levels.

Financing Receivables and Guarantees   The following table summarizes our financing receivables, financing guarantees, and the related deferred revenue (in millions):

	July 31, 2010	July 25, 2009	Increase (Decrease)
Lease receivables	$2,196	$1,805	$391
Financed service contracts	1,773	1,642	131
Loan receivables	1,249	861	388
Gross financing receivables	5,218	4,308	910
Financing guarantees—channel partner	448	334	114
Financing guarantees—end user	304	405	(101)
Gross financing receivables and guarantees	5,970	5,047	923
Allowances for financing receivables	(301)	(327)	26
Deferred revenue related to financing receivables and guarantees	(2,681)	(2,639)	(42)
Financing receivables and guarantees, net	$2,988	$2,081	$907

Financing Receivables   We provide financing to certain end-user customers and channel partners to enable sales of our products, services, and networking solutions. These financing arrangements include leases, financed service contracts, and loans. Arrangements related to leases and loans are generally collateralized by a security interest in the underlying assets. Lease receivables include sales-type and direct-financing leases. We also provide certain qualified customers financing for long-term service contracts, which primarily relate to technical support services. Our loan financing arrangements may include not only financing the acquisition of our products and services but also providing additional funds for other costs associated with network installation and integration of our products and services. We expect to continue to expand the use of our financing programs in the near term.

Financing Guarantees   In the normal course of business, third parties may provide financing arrangements to our customers and channel partners under financing programs. The financing arrangements to customers provided by third parties are related to leases and loans and typically have terms of up to three years. In some cases, we provide guarantees to third parties for these lease and loan arrangements. The financing arrangements to channel partners consist of revolving short-term financing provided by third parties, generally with payment terms ranging from 60 to 90 days. In certain instances, these financing arrangements result in a transfer of our receivables to the third party. The receivables are derecognized upon transfer, as these transfers qualify as true sales, and we receive payments for the receivables from the third party based on our standard payment terms. These financing arrangements facilitate the working capital requirements of the channel partners and, in some cases, we guarantee a portion of these arrangements. We could be called upon to make payments under these guarantees in the event of nonpayment by the channel partners or end-user customers. Historically, our payments under such arrangements have been immaterial. Where we provide a guarantee, we defer the revenue associated with the channel partner and end-user financing arrangement in accordance with revenue recognition policies, or we record a liability for the fair value of the guarantees. In either case, the deferred revenue is recognized as revenue when the guarantee is removed.

Deferred Revenue Related to Financing Receivables and Guarantees   The majority of the deferred revenue in the preceding table is related to financed service contracts. The revenue related to financed service contracts, which primarily relates to technical support services, is deferred and included in deferred service revenue. The revenue related to financed service contracts is recognized ratably over the period during which the related services are to be performed. A portion of the revenue related to lease and loan receivables is also deferred and included in deferred product revenue based on revenue recognition criteria.

Borrowings

Senior Notes   The following table summarizes the principal amount of our senior notes (in millions):

	July 31, 2010	July 25, 2009	Increase (Decrease)
Senior notes :
5.25% fixed-rate notes, due 2011 (“2011 Notes”)	$3,000	$3,000	$—
2.90% fixed-rate notes, due 2014 (“2014 Notes”)	500	—	500
5.50% fixed-rate notes, due 2016 (“2016 Notes”)	3,000	3,000	—
4.95% fixed-rate notes, due 2019 (“2019 Notes”)	2,000	2,000	—
4.45% fixed-rate notes, due 2020 (“2020 Notes”)	2,500	—	2,500
5.90% fixed-rate notes, due 2039 (“2039 Notes”)	2,000	2,000	—
5.50% fixed-rate notes, due 2040 (“2040 Notes”)	2,000	—	2,000
Total	$15,000	$10,000	$5,000

In November 2009, we issued senior unsecured notes in an aggregate principal amount of $5.0 billion. Of these notes, $500 million will mature in 2014 and bear interest at a fixed rate of 2.90% per annum (the “2014 Notes”), $2.5 billion will mature in 2020 and bear interest at a fixed rate of 4.45% per annum (the “2020 Notes”), and $2.0 billion will mature in 2040 and bear interest at a fixed rate of 5.50% per annum (the “2040 Notes”), as reflected in the preceding table. To achieve our interest rate risk management objectives we entered into $1.5 billion notional amount interest rate swaps designated as fair value hedges of a portion of the 2016 Notes.

Interest is payable semi-annually on each class of the senior fixed-rate notes, each of which is redeemable by us at any time, subject to a make-whole premium. We were in compliance with all debt covenants as of July 31, 2010.

Other Notes and Borrowings   Other notes and borrowings include notes and credit facilities with a number of financial institutions that are available to certain of our foreign subsidiaries. The amount of borrowings outstanding under these arrangements was $59 million and $2 million as of July 31, 2010 and July 25, 2009, respectively.

Credit Facility  We have a credit agreement with certain institutional lenders that provides for a $3.0 billion unsecured revolving credit facility that is scheduled to expire on August 17, 2012. Any advances under the credit agreement will accrue interest at rates that are equal to, based on certain conditions, either (i) the higher of the Federal Funds rate plus 0.50% or Bank of America’s “prime rate” as announced from time to time, or (ii) the London Interbank Offered Rate (“LIBOR”) plus a margin that is based on our senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. The credit agreement requires that we comply with certain covenants including that we maintain an interest coverage ratio as defined in the agreement.

We may also, upon the agreement of either the then-existing lenders or of additional lenders not currently parties to the agreement, increase the commitments under the credit facility by up to an additional $1.9 billion and/or extend the expiration date of the credit facility up to August 15, 2014. As of July 31, 2010, we were in compliance with the required interest coverage ratio and the other covenants, and we had not borrowed any funds under the credit facility.

Deferred Revenue  The following table presents the breakdown of deferred revenue (in millions):

	July 31, 2010	July 25, 2009	Increase (Decrease)
Service	$7,428	$6,496	$932
Product	3,655	2,897	758
Total	$11,083	$9,393	$1,690
Reported as:
Current	$7,664	$6,438	$1,226
Noncurrent	3,419	2,955	464
Total	$11,083	$9,393	$1,690

The increase in deferred service revenue reflects the impact of new contract initiations and renewals, partially offset by an ongoing amortization of deferred service revenue. The increase in deferred product revenue was primarily related to the timing of cash receipts related to unrecognized revenue from two-tier distributors and an increase in shipments not having met revenue recognition criteria as of July 31, 2010.

Contractual Obligations

The impact of contractual obligations on our liquidity and capital resources in future periods should be analyzed in conjunction with the factors that impact our cash flows from operations discussed previously. In addition, we plan for and measure our liquidity and capital resources through an annual budgeting process. The following table summarizes our contractual obligations at July 31, 2010 (in millions):

	PAYMENTS DUE BY PERIOD
July 31, 2010	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Operating leases	$1,304	$343	$410	$241	$310
Purchase commitments with contract manufacturers and suppliers	4,319	4,319	—	—	—
Purchase obligations	1,972	1,044	566	356	6
Debt	15,059	3,059	—	500	11,500
Other long-term liabilities	376	—	79	52	245
Total by period	$23,030	$8,765	$1,055	$1,149	$12,061
Other long-term liabilities (uncertainty in the timing of future payments)	1,629
Total	$24,659

Operating Leases  We lease office space in several U.S. locations. Outside the United States, larger leased sites are located in Australia, Belgium, China, Germany, India, Israel, Italy, Japan, Norway, and the United Kingdom. We also lease equipment and vehicles. Operating lease amounts include future minimum lease payments under all our noncancelable operating leases with an initial term in excess of one year.

Purchase Commitments with Contract Manufacturers and Suppliers  We purchase components from a variety of suppliers and use several contract manufacturers to provide manufacturing services for our products. A significant portion of our reported estimated purchase commitments arising from these agreements are firm, noncancelable, and unconditional commitments. We record a liability for firm, noncancelable, and unconditional purchase commitments for quantities in excess of our future demand forecasts consistent with the valuation of our excess and obsolete inventory. See further discussion in “Inventories and Purchase Commitments with Contract Manufacturers and Suppliers.” As of July 31, 2010, the liability for these purchase commitments was $135 million and is recorded in other current liabilities and is not included in the preceding table.

Purchase Obligations  Purchase obligations represent an estimate of all open purchase orders and contractual obligations in the ordinary course of business, other than commitments with contract manufacturers and suppliers, for which we have not received the goods or services. Although open purchase orders are considered enforceable and legally binding, the terms generally allow us the option to cancel, reschedule, and adjust our requirements based on our business needs prior to the delivery of goods or performance of services.

Long-Term Debt  The amount of long-term debt in the preceding table represents the principal amount of the respective debt instruments. See Note 9 to the Consolidated Financial Statements.

Other Long-Term Liabilities  Other long-term liabilities include noncurrent income taxes payable, accrued liabilities for deferred compensation, noncurrent deferred tax liabilities, and certain other long-term liabilities. Due to the uncertainty in the timing of future payments, our noncurrent income taxes payable of approximately $1.4 billion and noncurrent deferred tax liabilities of $276 million were presented as one aggregated amount in the total column on a separate line in the preceding table. Noncurrent income taxes payable includes uncertain tax positions (see Note 14 to the Consolidated Financial Statements) partially offset by payments.

Other Commitments

In connection with our business combinations and asset purchases, we have agreed to pay certain additional amounts contingent upon the achievement of agreed-upon technology, development, product, or other milestones, or continued employment with us of certain employees of acquired entities. See Note 11 to the Consolidated Financial Statements.

We also have certain funding commitments primarily related to our investments in privately held companies and venture funds, some of which are based on the achievement of certain agreed-upon milestones, and some of which are required to be funded on demand. The funding commitments were $279 million as of July 31, 2010, compared with $313 million as of July 25, 2009.

Off-Balance Sheet Arrangements

We consider our investments in unconsolidated variable interest entities to be off-balance sheet arrangements. In the ordinary course of business, we have investments in privately held companies and provide financing to certain customers. These privately held companies and customers may be considered to be variable interest entities. We have evaluated our investments in these privately held companies and our customer financings and have determined that there were no significant unconsolidated variable interest entities as of July 31, 2010.

On an ongoing basis, we reassess our investments in privately held companies and customer financings to determine if they are variable interest entities and if we would be regarded as the primary beneficiary. As a result of this ongoing assessment, we may be required to make additional disclosures or consolidate these entities. Because we may not control these entities, we may not have the ability to influence these events.

We provide financing guarantees, which are generally for various third-party financing arrangements extended to our channel partners and end-user customers. We could be called upon to make payments under these guarantees in the event of nonpayment by the channel partners or end-user customers. See the previous discussion of these financing guarantees under “Financing Receivables and Guarantees.”

Stock Repurchase Program

In September 2001, our Board of Directors authorized a stock repurchase program. As of July 31, 2010, our Board of Directors had authorized an aggregate repurchase of up to $72 billion of common stock under this program, and as of July 31, 2010 the remaining authorized repurchase amount was $7.0 billion with no termination date. A summary of the stock repurchase activity under the stock repurchase program, reported based on the trade date, is summarized as follows (in millions, except per-share amounts):

	Shares Repurchased	Weighted- Average Price per Share	Amount Repurchased
Cumulative balance at July 26, 2008	2,600	$20.60	$53,579
Repurchase of common stock under the stock repurchase program	202	17.89	3,600
Cumulative balance at July 25, 2009	2,802	$20.41	$57,179
Repurchase of common stock under the stock repurchase program	325	24.02	7,803
Cumulative balance at July 31, 2010	3,127	$20.78	$64,982

Liquidity and Capital Resource Requirements

Based on past performance and current expectations, we believe our cash and cash equivalents, investments; cash generated from operations; our ability to access capital markets, such as our issuance of $5.0 billion of senior notes in November 2009; and committed credit lines will satisfy our working capital needs, capital expenditures, investment requirements, stock repurchases, contractual obligations, commitments, principal payments on debt, future customer financings, and other liquidity requirements associated with our operations through at least the next 12 months. We intend to begin paying a cash dividend on our common stock during fiscal 2011. There are no other transactions, arrangements, or other relationships with unconsolidated entities or other persons that are reasonably likely to materially affect liquidity, the availability, and our requirements for capital resources.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Consolidated Balance Sheets

(in millions, except par value)

	July 31, 2010	July 25, 2009
ASSETS
Current assets:
Cash and cash equivalents	$4,581	$5,718
Investments	35,280	29,283
Accounts receivable, net of allowance for doubtful accounts of $235 at July 31, 2010 and $216 at July 25, 2009	4,929	3,177
Inventories	1,327	1,074
Deferred tax assets	2,126	2,320
Other current assets	3,178	2,605
Total current assets	51,421	44,177
Property and equipment, net	3,941	4,043
Goodwill	16,674	12,925
Purchased intangible assets, net	3,274	1,702
Other assets	5,820	5,281
TOTAL ASSETS	$81,130	$68,128

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,096	$—
Accounts payable	895	675
Income taxes payable	90	166
Accrued compensation	3,129	2,535
Deferred revenue	7,664	6,438
Other current liabilities	4,359	3,841
Total current liabilities	19,233	13,655
Long-term debt	12,188	10,295
Income taxes payable	1,353	2,007
Deferred revenue	3,419	2,955
Other long-term liabilities	652	539
Total liabilities	36,845	29,451
Commitments and contingencies (Note 11)
Equity:
Cisco shareholders’ equity:
Preferred stock, no par value: 5 shares authorized; none issued and outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value: 20,000 shares authorized; 5,655 and 5,785 shares issued and outstanding at July 31, 2010 and July 25, 2009, respectively	37,793	34,344
Retained earnings	5,851	3,868
Accumulated other comprehensive income	623	435
Total Cisco shareholders’ equity	44,267	38,647
Noncontrolling interests	18	30
Total equity	44,285	38,677
TOTAL LIABILITIES AND EQUITY	$81,130	$68,128

See Notes to Consolidated Financial Statements.

Consolidated Statements of Operations

(in millions, except per-share amounts)

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
NET SALES:
Product	$32,420	$29,131	$33,099
Service	7,620	6,986	6,441
Total net sales	40,040	36,117	39,540
COST OF SALES:
Product	11,620	10,481	11,660
Service	2,777	2,542	2,534
Total cost of sales	14,397	13,023	14,194
GROSS MARGIN	25,643	23,094	25,346

OPERATING EXPENSES:
Research and development	5,273	5,208	5,325
Sales and marketing	8,716	8,403	8,690
General and administrative	1,999	1,565	1,387
Amortization of purchased intangible assets	491	533	499
In-process research and development	—	63	3
Total operating expenses	16,479	15,772	15,904
OPERATING INCOME	9,164	7,322	9,442
Interest income	635	845	1,143
Interest expense	(623)	(346)	(319)
Other income (loss), net	239	(128)	(11)
Interest and other income, net	251	371	813
INCOME BEFORE PROVISION FOR INCOME TAXES	9,415	7,693	10,255
Provision for income taxes	1,648	1,559	2,203
NET INCOME	$7,767	$6,134	$8,052
Net income per share—basic	$1.36	$1.05	$1.35
Net income per share—diluted	$1.33	$1.05	$1.31
Shares used in per-share calculation—basic	5,732	5,828	5,986
Shares used in per-share calculation—diluted	5,848	5,857	6,163

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(in millions)

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Cash flows from operating activities:
Net income	$7,767	$6,134	$8,052
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other noncash items	2,030	1,768	1,744
Share-based compensation expense	1,517	1,231	1,112
Provision for doubtful accounts	44	54	34
Deferred income taxes	(477)	(574)	(772)
Excess tax benefits from share-based compensation	(211)	(22)	(413)
In-process research and development	—	63	3
Net (gains) losses on investments	(223)	80	(103)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(1,528)	610	171
Inventories	(158)	187	104
Lease receivables, net	(387)	(222)	(488)
Accounts payable	139	(208)	62
Income taxes payable	55	768	178
Accrued compensation	565	175	351
Deferred revenue	1,531	572	1,812
Other assets	(639)	(780)	(361)
Other liabilities	148	61	603
Net cash provided by operating activities	10,173	9,897	12,089
Cash flows from investing activities:
Purchases of investments	(48,690)	(41,225)	(22,399)
Proceeds from sales of investments	19,300	20,473	16,086
Proceeds from maturities of investments	23,697	12,352	3,904
Acquisition of property and equipment	(1,008)	(1,005)	(1,268)
Acquisition of businesses, net of cash and cash equivalents acquired	(5,279)	(426)	(398)
Change in investments in privately held companies	(79)	(89)	(101)
Other	128	(39)	(17)
Net cash used in investing activities	(11,931)	(9,959)	(4,193)
Cash flows from financing activities:
Issuance of common stock	3,278	863	3,117
Repurchase of common stock	(7,864)	(3,611)	(10,441)
Issuance of long-term debt	4,944	3,991	—
Short-term borrowings, net	41	—	—
Repayment of long-term debt	—	(500)	—
Settlements of interest rate derivatives related to long-term debt	23	(42)	432
Excess tax benefits from share-based compensation	211	22	413
Other	(12)	(134)	46
Net cash provided by (used in) financing activities	621	589	(6,433)
Net (decrease) increase in cash and cash equivalents	(1,137)	527	1,463
Cash and cash equivalents, beginning of fiscal year	5,718	5,191	3,728
Cash and cash equivalents, end of fiscal year	$4,581	$5,718	$5,191

Cash paid for:
Interest	$692	$333	$366
Income taxes	$2,068	$1,364	$2,787

See Notes to Consolidated Financial Statements.

Consolidated Statements of Equity

(in millions)

	Shares of Common Stock	Common Stock and Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Cisco Shareholders’ Equity	Noncontrolling Interests	Total Equity
BALANCE AT JULY 28, 2007	6,100	$30,687	$231	$562	$31,480	$10	$31,490
Cumulative effect of adoption of accounting standard — uncertain tax positions	—	249	202	—	451	—	451
BALANCE AT JULY 29, 2007	6,100	30,936	433	562	31,931	10	31,941
Net income	—	—	8,052	—	8,052	—	8,052
Change in:
Unrealized gains and losses on investments	—	—	—	(61)	(61)	39	(22)
Cumulative translation adjustment and other	—	—	—	227	227	—	227
Comprehensive income					8,218	39	8,257
Issuance of common stock	165	3,117	—	—	3,117	—	3,117
Repurchase of common stock	(372)	(2,015)	(8,365)	—	(10,380)	—	(10,380)
Tax benefits from employee stock incentive plans	—	346	—	—	346	—	346
Purchase acquisitions	—	9	—	—	9	—	9
Share-based compensation expense	—	1,112	—	—	1,112	—	1,112
BALANCE AT JULY 26, 2008	5,893	$33,505	$120	$728	$34,353	$49	$34,402
Net income	—	—	6,134	—	6,134	—	6,134
Change in:
Unrealized gains and losses on investments	—	—	—	(19)	(19)	(19)	(38)
Derivative instruments	—	—	—	(33)	(33)	—	(33)
Cumulative translation adjustment and other	—	—	—	(192)	(192)	—	(192)
Comprehensive income (loss)					5,890	(19)	5,871
Cumulative effect of adoption of accounting standard — other-than-temporary impairments of debt securities	—	—	49	(49)	—	—	—
Issuance of common stock	67	863	—	—	863	—	863
Repurchase of common stock	(202)	(1,188)	(2,435)	—	(3,623)	—	(3,623)
Tax benefits from employee stock incentive plans, including transfer pricing adjustments	—	(582)	—	—	(582)	—	(582)
Purchase acquisitions	27	515	—	—	515	—	515
Share-based compensation expense	—	1,231	—	—	1,231	—	1,231
BALANCE AT JULY 25, 2009	5,785	$34,344	$3,868	$435	$38,647	$30	$38,677
Net income	—	—	7,767	—	7,767	—	7,767
Change in:
Unrealized gains and losses on investments	—	—	—	195	195	(12)	183
Derivative instruments	—	—	—	48	48	—	48
Cumulative translation adjustment and other	—	—	—	(55)	(55)	—	(55)
Comprehensive income (loss)					7,955	(12)	7,943
Issuance of common stock	201	3,278	—	—	3,278	—	3,278
Repurchase of common stock	(331)	(2,148)	(5,784)	—	(7,932)	—	(7,932)
Tax benefits from employee stock incentive plans, including transfer pricing adjustments	—	719	—	—	719	—	719
Purchase acquisitions	—	83	—	—	83	—	83
Share-based compensation expense	—	1,517	—	—	1,517	—	1,517
BALANCE AT JULY 31, 2010	5,655	$37,793	$5,851	$623	$44,267	$18	$44,285

Supplemental Information

In September 2001, the Company’s Board of Directors authorized a stock repurchase program. As of July 31, 2010, the Company’s Board of Directors had authorized an aggregate repurchase of up to $72 billion of common stock under this program with no termination date. For additional information regarding stock repurchases, see Note 12 to the Consolidated Financial Statements. The stock repurchases since the inception of this program and the related impacts on Cisco shareholders’ equity are summarized in the following table (in millions):

	Shares of Common Stock	Common Stock and Additional Paid-In Capital	Retained Earnings	Total Cisco Shareholders’ Equity
Repurchases of common stock under the repurchase program	3,127	$12,759	$52,223	$64,982

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

1. Basis of Presentation

The fiscal year for Cisco Systems, Inc. (the “Company” or “Cisco”) is the 52 or 53 weeks ending on the last Saturday in July. Fiscal 2010 was a 53-week fiscal year, while fiscal 2009 and 2008 were 52-week fiscal years. The Consolidated Financial Statements include the accounts of Cisco and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. The Company conducts business globally and is primarily managed on a geographic basis. In the first quarter of fiscal 2011, in order to achieve operational efficiencies, the Company combined its Asia Pacific and Japan operations. Following this change, the Company is organized into the following four geographic segments: United States and Canada, European Markets, Emerging Markets, and Asia Pacific Markets. Prior to this change, there were five geographic theaters: United States and Canada, European Markets, Emerging Markets, Asia Pacific, and Japan. The Company has reclassified the applicable geographic segment data for the periods presented in order to conform to this change. The Emerging Markets theater remains unchanged and includes Eastern Europe, Latin America, the Middle East and Africa, and Russia and the Commonwealth of Independent States.

The Company consolidates its investment in a venture fund managed by SOFTBANK Corp. and its affiliates (“SOFTBANK”) as the Company is the primary beneficiary. The noncontrolling interests attributed to SOFTBANK are presented as a separate component from the Company’s equity in the equity section of the Consolidated Balance Sheets. SOFTBANK’s share of the earnings in the venture fund is not presented separately in the Consolidated Statements of Operations and is included in other income (loss), net, as this amount is not material for any of the fiscal years presented.

Certain other reclassifications have been made to amounts presented in order to conform to changes that have been made to certain other items effective in the first quarter of fiscal 2011, such as the presentation of net sales for similar groups of products, and gross margin by geographic segment. The Company has evaluated subsequent events through the date that the financial statements were issued.

2. Summary of Significant Accounting Policies

(a) Cash and Cash Equivalents  The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents. Cash and cash equivalents are maintained with various financial institutions.

(b) Available-for-Sale Investments  The Company classifies its investments in both fixed income securities and publicly traded equity securities as available-for-sale investments. Fixed income securities primarily consist of U.S. government securities, U.S. agency securities, non-U.S. government and agency securities, corporate debt securities, and asset-backed securities. These available-for-sale investments are held in the custody of several major financial institutions. The specific identification method is used to determine the cost basis of fixed income securities sold. The weighted-average method is used to determine the cost basis of publicly traded equity securities sold. These investments are recorded in the Consolidated Balance Sheets at fair value. Unrealized gains and losses on these investments, to the extent the investments are unhedged, are included as a separate component of accumulated other comprehensive income (AOCI), net of tax. The Company classifies its investments as current based on the nature of the investments and their availability for use in current operations.

(c) Other-than-Temporary Impairments on Investments  Effective at the beginning of the fourth quarter of fiscal 2009, the Company was required to evaluate its fixed income securities for impairments in connection with an updated accounting standard. Under this updated standard, if the fair value of a debt security is less than its amortized cost, the Company assesses whether the impairment is other than temporary. An impairment is considered other than temporary if (i) the Company has the intent to sell the security, (ii) it is more likely than not that the Company will be required to sell the security before recovery of the entire amortized cost basis, or (iii) the Company does not expect to recover the entire amortized cost basis of the security. If impairment is considered other than temporary based on condition (i) or (ii) described above, the entire difference between the amortized cost and the fair value of the debt security is recognized in earnings. If an impairment is considered other than temporary based on condition (iii), the amount representing credit losses (defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis of the debt security) will be recognized in earnings and the amount relating to all other factors will be recognized in OCI. Upon the adoption of the updated accounting standard, the Company recorded a cumulative effect adjustment of $49 million, which resulted in an increase to the balance of retained earnings with a corresponding decrease to OCI. Prior to the adoption of this accounting standard, the Company recognized impairment charges on fixed income securities using the impairment policy as is currently applied to publicly traded equity securities, as discussed below.

The Company recognizes an impairment charge on publicly traded equity securities when a decline in the fair value of its investments in publicly traded equity securities below the cost basis is judged to be other than temporary. The Company considers various factors in determining whether a decline in the fair value of these investments is other than temporary, including the length of time and extent to which the fair value of the security has been less than the Company’s cost basis, the financial condition and near-term prospects of the issuer, and the Company’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Investments in privately held companies are included in other assets in the Consolidated Balance Sheets and are primarily accounted for using either the cost or equity method. The Company monitors these investments for impairments and makes appropriate reductions in carrying values if the Company determines that an impairment charge is required based primarily on the financial condition and near-term prospects of these companies.

(d) Inventories  Inventories are stated at the lower of cost or market. Cost is computed using standard cost, which approximates actual cost, on a first-in, first-out basis. The Company provides inventory write-downs based on excess and obsolete inventories determined primarily by future demand forecasts. The write-down is measured as the difference between the cost of the inventory and market based upon assumptions about future demand and charged to the provision for inventory, which is a component of cost of sales. At the point of the loss recognition, a new, lower cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis. In addition, the Company records a liability for firm, noncancelable, and unconditional purchase commitments with contract manufacturers and suppliers for quantities in excess of the Company’s future demand forecasts consistent with its valuation of excess and obsolete inventory.

(e) Allowance for Doubtful Accounts  The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances, and economic conditions that may affect a customer’s ability to pay.

(f) Financing Receivables and Guarantees  The Company provides financing arrangements, including leases, financed service contracts, and loans, for certain qualified end-user customers to build, maintain, and upgrade their networks. Lease receivables primarily represent sales-type and direct-financing leases. Leases and loans have on average a three-year term and are usually collateralized by a security interest in the underlying assets. Financed service contracts also typically have terms of one to three years and primarily relate to technical support services. The Company maintains an allowance for uncollectible financing receivables based on a variety of factors, including the risk rating of the portfolio, macroeconomic conditions, historical experience, and other market factors.

In addition, the Company facilitates third-party financing arrangements for channel partners, consisting of revolving short-term financing, generally with payment terms ranging from 60 to 90 days. In certain instances, these financing arrangements result in a transfer of the Company’s receivables to the third party. The receivables are derecognized upon transfer, as these transfers qualify as true sales, and the Company receives a payment for the receivables from the third party based on the Company’s standard payment terms. These financing arrangements facilitate the working capital requirements of the channel partners and, in some cases, the Company guarantees a portion of these arrangements. The Company also provides financing guarantees for third-party financing arrangements extended to end-user customers related to leases and loans, which typically have terms of up to three years. The Company could be called upon to make payments under these guarantees in the event of nonpayment by the channel partners or end-user customers. Deferred revenue relating to these financing arrangements is recorded in accordance with revenue recognition policies or for the fair value of the financing guarantees.

(g) Depreciation and Amortization  Property and equipment are stated at cost, less accumulated depreciation or amortization, whenever applicable. Depreciation and amortization are computed using the straight-line method, generally over the following periods:

Period
Buildings	25 years
Building improvements	10 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of remaining lease term or 5 years
Computer equipment and related software	30 to 36 months
Production, engineering, and other equipment	Up to 5 years
Operating lease assets	Based on lease term—generally up to 3 years

(h) Business Combinations  Upon adoption of the revised accounting guidance for business combinations in the first quarter of fiscal 2010, the Company has applied the expanded definition of “business” and “business combination” as prescribed by the revised accounting guidance. Other significant changes in connection with the revised accounting guidance include (i) the recognition of assets acquired, liabilities assumed and noncontrolling interests (including goodwill) measured at fair value at the acquisition date with subsequent changes to the fair value of such assets acquired and liabilities assumed recognized in earnings after the expiration of the measurement period, a period not to exceed 12 months from the acquisition date; (ii) the recognition of acquisition-related expenses and acquisition-related restructuring costs in earnings; and (iii) the capitalization of in-process research and development (IPR&D) at fair value as an indefinite-lived intangible asset that will be assessed for impairment thereafter. Upon completion of development, the underlying R&D intangible asset will be amortized over its estimated useful life.

(i) Goodwill and Purchased Intangible Assets  Goodwill is tested for impairment on an annual basis in the fourth fiscal quarter and, when specific circumstances dictate, between annual tests. When impaired, the carrying value of goodwill is written down to fair value. The goodwill impairment test involves a two-step process. The first step, identifying a potential impairment, compares the fair value of a reporting unit with its carrying amount, including goodwill. If the carrying value of the reporting unit exceeds its fair value, the second step would need to be conducted; otherwise, no further steps are necessary as no potential impairment exists. The second step, measuring the impairment loss, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. Any excess of the reporting unit goodwill carrying value over the respective implied fair value is recognized as an impairment loss. There was no impairment of goodwill identified in fiscal 2010, 2009, or 2008. Purchased intangible assets with finite lives are carried at cost, less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to seven years. See below related to the impairment test for purchased intangible assets with finite lives. Purchased intangible assets with indefinite lives are assessed for potential impairment annually or when events or circumstances indicate that their carrying amounts might be impaired.

(j) Long-Lived Assets  Long-lived assets that are held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Determination of recoverability of long-lived assets is based on an estimate of the undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the difference between the fair value of the asset and its carrying value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

(k) Derivative Instruments  The Company recognizes derivative instruments as either assets or liabilities and measures those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated as a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative instrument designated as a cash flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of AOCI and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For derivative instruments that are not designated as accounting hedges, changes in fair value are recognized in earnings in the period of change. The Company records derivative instruments in the statements of cash flows to operating, investing or financing activities consistent with the cash flows of the hedged item.

(l) Foreign Currency Translation  Assets and liabilities of non-U.S. subsidiaries that operate in a local currency environment, where that local currency is the functional currency, are translated to U.S. dollars at exchange rates in effect at the balance sheet date, with the resulting translation adjustments directly recorded to a separate component of AOCI. Income and expense accounts are translated at average exchange rates during the year. Remeasurement adjustments are recorded in other income (loss), net. The effect of foreign currency exchange rates on cash and cash equivalents was not material for any of the years presented.

(m) Concentrations of Risk  Cash and cash equivalents are maintained with several financial institutions. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear minimal credit risk. The Company seeks to mitigate its credit risks by spreading such risks across multiple counterparties and monitoring the risk profiles of these counterparties.

The Company performs ongoing credit evaluations of its customers and, with the exception of certain financing transactions, does not require collateral from its customers. The Company receives certain of its components from sole suppliers. Additionally, the Company relies on a limited number of contract manufacturers and suppliers to provide manufacturing services for its products. The inability of a contract manufacturer or supplier to fulfill supply requirements of the Company could materially impact future operating results.

(n) Revenue Recognition  The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. In instances where final acceptance of the product, system, or solution is specified by the customer, revenue is deferred until all acceptance criteria have been met. For hosting arrangements, the Company recognizes revenue based on customer utilization. Technical support services revenue is deferred and recognized ratably over the period during which the services are to be performed, which is typically from one to three years. Advanced services revenue is recognized upon delivery or completion of performance.

The Company uses distributors that stock inventory and typically sell to systems integrators, service providers, and other resellers. In addition, certain products are sold through retail partners. The Company refers to this as its two-tier system of sales to the end customer. Revenue from distributors and retail partners generally is recognized based on a sell-through method using information provided by them. Distributors and retail partners participate in various cooperative marketing and other programs, and the Company maintains estimated accruals and allowances for these programs. The Company accrues for warranty costs, sales returns, and other allowances based on its historical experience. Shipping and handling fees billed to customers are included in net sales, with the associated costs included in cost of sales.

In October 2009, the FASB amended the accounting standards for revenue recognition to remove from the scope of industry-specific software revenue recognition guidance tangible products containing software components and nonsoftware components that function together to deliver the product’s essential functionality. In October 2009, the FASB also amended the accounting standards for multiple-deliverable revenue arrangements to:

(i)	provide updated guidance on whether multiple deliverables exist, how the deliverables in an arrangement should be separated, and how consideration should be allocated;

(ii)	require an entity to allocate revenue in an arrangement using estimated selling prices (ESP) of deliverables if a vendor does not have vendor-specific objective evidence of selling price (VSOE) or third-party evidence of selling price (TPE); and

(iii)	eliminate the use of the residual method and require an entity to allocate revenue using the relative selling price method.

The Company elected to early adopt this accounting guidance at the beginning of its first quarter of fiscal 2010 on a prospective basis for applicable transactions originating or materially modified after July 25, 2009. This guidance does not generally change the units of accounting for the Company’s revenue transactions. Most products and services qualify as separate units of accounting and the revenue is recognized when the applicable revenue recognition criteria are met. The Company’s arrangements generally do not include any provisions for cancellation, termination, or refunds that would significantly impact recognized revenue.

Many of the Company’s products have both software and nonsoftware components that function together to deliver the products’ essential functionality. The Company’s product offerings fall into the following categories: Routers, Switches, New Products, and Other Products. The Other Products category includes emerging technology items. The Company also provides technical support and advanced services. The Company has a broad customer base that encompasses virtually all types of public and private entities, including enterprise businesses, service providers, commercial customers, and consumers. The Company and its salesforce are not organized by product divisions and the Company’s products and services can be sold standalone or together in various combinations across the Company’s geographic segments or customer markets. For example, service provider arrangements are typically larger in scale with longer deployment schedules and involve the delivery of a variety of product technologies, including high-end routing, video and network management software, among others, along with technical support and advanced services. The Company’s enterprise and commercial arrangements are typically unique for each customer and smaller in scale and may include network infrastructure products such as routers and switches or collaboration technologies such as unified communications and Cisco TelePresence systems products along with technical support services. Consumer products, including Linksys wireless routers and Pure Digital video recorders, are sold in standalone arrangements directly to distributors and retailers without support, as customers generally only require repair or replacement of defective products or parts under warranty.

The Company enters into revenue arrangements that may consist of multiple deliverables of its product and service offerings due to the needs of its customers. For example, a customer may purchase routing products along with a contract for technical support services. This arrangement would consist of multiple elements, with the products delivered in one reporting period and the technical support services delivered across multiple reporting periods. Another customer may purchase networking products along with advanced service offerings, in which all the elements are delivered within the same reporting period. In addition, distributors and retail partners purchase products or technical support services on a standalone basis for resale to an end user or for purposes of stocking certain products, and these transactions would not result in a multiple element arrangement. For transactions entered into prior to the first quarter of fiscal 2010, the Company primarily recognized revenue based on software revenue recognition guidance. For the vast majority of the Company’s arrangements involving multiple deliverables, such as sales of products with services, the entire fee from the arrangement was allocated to each respective element based on its relative selling price, using VSOE. In the limited circumstances when the Company was not able to determine VSOE for all of the deliverables of the arrangement, but was able to obtain VSOE for any undelivered elements, revenue was allocated using the residual method. Under the residual method, the amount of revenue allocated to delivered elements equaled the total arrangement consideration less the aggregate selling price of any undelivered elements, and no revenue was recognized until all elements without VSOE had been delivered. If VSOE of any undelivered items did not exist, revenue from the entire arrangement was initially deferred and recognized at the earlier of (i) delivery of those elements for which VSOE did not exist or (ii) when VSOE could be established. However, in limited cases where technical support services were the only undelivered element without VSOE, the entire arrangement fee was recognized ratably as a single unit of accounting over the technical services contractual period. The residual and ratable revenue recognition methods were generally used in a limited number of arrangements containing products within the New Products category, such as Cisco TelePresence systems. Several of these technologies are sold as solution offerings, whereas products or services are not sold on a standalone basis.

In many instances, products are sold separately in standalone arrangements as customers may support the products themselves or purchase support on a time-and-materials basis. Advanced services are sometimes sold in standalone engagements such as general consulting, network management, or security advisory projects and technical support services are sold separately through renewals of annual contracts. As a result, for substantially all of the arrangements with multiple deliverables pertaining to routing and switching products and related services, as well as most arrangements containing products within the New Products and Other Products categories, the Company has used and intends to continue using VSOE to allocate the selling price to each deliverable. Consistent with its methodology under previous accounting guidance, the Company determines VSOE based on its normal pricing and discounting practices for the specific product or service when sold separately. In determining VSOE, the Company requires that a substantial majority of the selling prices for a product or service fall within a reasonably narrow pricing range, generally evidenced by approximately 80% of such historical standalone transactions falling within plus or minus 15% of the median rates. In addition, the Company considers the geographies in which the products or services are sold, major product and service groups and customer classifications, and other environmental or marketing variables in determining VSOE.

In certain limited instances, the Company is not able to establish VSOE for all deliverables in an arrangement with multiple elements. This may be due to the Company infrequently selling each element separately, not pricing products within a narrow range, or only having a limited sales history, such as in the case of certain products within the New Products and Other Products categories. When VSOE cannot be established, the Company attempts to establish selling price of each element based on TPE. TPE is determined based on competitor prices for similar deliverables when sold separately. Generally, the Company’s go-to-market strategy typically differs from that of its peers and its offerings contain a significant level of customization and differentiation such that the comparable pricing of products with similar functionality cannot be obtained. Furthermore, the Company is unable to reliably determine what similar competitor products’ selling prices are on a standalone basis. Therefore, the Company is typically not able to determine TPE.

When the Company is unable to establish selling price using VSOE or TPE, the Company uses ESP in its allocation of arrangement consideration. The objective of ESP is to determine the price at which the Company would transact a sale if the product or service were sold on a standalone basis. ESP is generally used for new or highly customized offerings and solutions or offerings not priced within a narrow range, and it applies to a small proportion of the Company’s arrangements with multiple deliverables.

The Company determines ESP for a product or service by considering multiple factors, including, but not limited to, geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices. The determination of ESP is made through consultation with and formal approval by the Company’s management, taking into consideration the go-to-market strategy.

The Company regularly reviews VSOE, TPE, and ESP and maintains internal controls over the establishment and updates of these estimates. There were no material impacts during the fiscal year nor does the Company currently expect a material impact in the near term from changes in VSOE, TPE, or ESP.

Net sales as reported for the fiscal year ended July 31, 2010, and the Company’s estimate of the pro forma net sales that would have been reported if the transaction entered into or materially modified during fiscal 2010 were subject to previous accounting guidance, are shown in the following table (in millions):

	FISCAL YEAR ENDED JULY 31, 2010
	As Reported	Pro Forma Basis as if the Previous Accounting Guidance Were in Effect
Net sales	$40,040	$39,802

The estimated impact to net sales of the accounting standard was primarily to net product sales.

The new accounting standards for revenue recognition if applied in the same manner to the year ended July 25, 2009 would not have had a material impact on net sales for that fiscal year. In terms of the timing and pattern of revenue recognition, the new accounting guidance for revenue recognition is not expected to have a significant effect on net sales in periods after the initial adoption when applied to multiple-element arrangements based on current go-to-market strategies due to the existence of VSOE across most of the Company’s product and service offerings. However, the Company expects that this new accounting guidance will facilitate the Company’s efforts to optimize its offerings due to better alignment between the economics of an arrangement and the accounting. This may lead to the Company engaging in new go-to-market practices in the future. In particular, the Company expects that the new accounting standards will enable it to better integrate products and services without VSOE into existing offerings and solutions. As these go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in selling prices, including both VSOE and ESP. As a result, the Company’s future revenue recognition for multiple-element arrangements could differ materially from the results in the current period. The Company is currently unable to determine the impact that the newly adopted accounting guidance could have on its revenue as these go-to-market strategies evolve.

The Company’s arrangements with multiple deliverables may have a standalone software deliverable that is subject to the existing software revenue recognition guidance. The revenue for these multiple-element arrangements is allocated to the software deliverable and the nonsoftware deliverables based on the relative selling prices of all of the deliverables in the arrangement using the hierarchy in the new revenue accounting guidance. In the limited circumstances where the Company cannot determine VSOE or TPE of the selling price for all of the deliverables in the arrangement, including the software deliverable, ESP is used for the purposes of performing this allocation.

(o) Advertising Costs  The Company expenses all advertising costs as incurred. Advertising costs included within sales and marketing expenses were approximately $290 million, $165 million, and $195 million for fiscal 2010, 2009 and 2008, respectively.

(p) Share-Based Compensation Expense  The Company measures and recognizes the compensation expense for all share-based awards made to employees and directors including employee stock options and employee stock purchases related to the Employee Stock Purchase Plan (“employee stock purchase rights”) based on estimated fair values. The fair value of employee stock options is estimated on the date of grant using a lattice-binomial option-pricing model (“lattice-binomial model”) and for employee stock purchase rights the Company estimates the fair value using the Black-Scholes model. The Company measures the fair value of restricted stock and restricted stock units as if the awards were vested and issued on the grant date. The value of awards that are ultimately expected to vest is recognized as expense over the requisite service periods. Because share-based compensation expense is based on awards ultimately expected to vest, it has been reduced for forfeitures.

(q) Software Development Costs  Software development costs required to be capitalized for software sold, leased, or otherwise marketed have not been material to date. Software development costs required to be capitalized for internal use software have also not been material to date.

(r) Income Taxes  Income tax expense is based on pretax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company accounts for uncertainty in income taxes using a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. The Company classifies the liability for unrecognized tax benefits as current to the extent that the Company anticipates payment (or receipt) of cash within one year. Interest and penalties related to uncertain tax positions are recognized in the provision for income taxes.

(s) Computation of Net Income per Share  Basic net income per share is computed using the weighted-average number of common shares outstanding during the period. Diluted net income per share is computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Diluted shares outstanding include the dilutive effect of in-the-money options, unvested restricted stock, and restricted stock units. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible, are collectively assumed to be used to repurchase shares.

(t) Consolidation of Variable Interest Entities  In the event that the Company is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity will be included in the Company’s Consolidated Financial Statements.

(u) Use of Estimates  The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Estimates are used for the following, among others:

•	Revenue recognition
•	Allowances for receivables and sales returns
•	Inventory valuation and liability for purchase commitments with contract manufacturers and suppliers
•	Warranty costs
•	Share-based compensation expense
•	Fair value measurements and other-than-temporary impairments
•	Goodwill and purchased intangible asset impairments
•	Income taxes
•	Loss contingencies

The actual results experienced by the Company may differ materially from management’s estimates.

(v) Recent Accounting Standards or Updates  In June 2009, the FASB issued revised guidance for the consolidation of variable interest entities. In February 2010, the FASB issued amendments to the consolidation requirements, exempting certain investment funds from the June 2009 guidance for the consolidation of variable interest entities. The June 2009 guidance for the consolidation of variable interest entities replaces the quantitative-based risks and rewards approach with a qualitative approach that focuses on identifying which enterprise has the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits from the entity that could be potentially significant to the variable interest entity. The accounting guidance also requires an ongoing reassessment of whether an enterprise is the primary beneficiary and requires additional disclosures about an enterprise’s involvement in variable interest entities. This accounting guidance is effective for the Company beginning in the first quarter of fiscal 2011. Upon adoption, the application of the revised guidance for the consolidation of variable interest entities did not have a material impact to the Company’s Consolidated Financial Statements.

In June 2009, the FASB issued revised guidance for the accounting of transfers of financial assets. This guidance eliminates the concept of a qualifying special-purpose entity, removes the scope exception for qualifying special-purpose entities when applying the accounting guidance related to the consolidation of variable interest entities, changes the requirements for derecognizing financial assets, and requires enhanced disclosure. This accounting guidance is effective for the Company beginning in the first quarter of fiscal 2011. Upon adoption, the application of the revised guidance for the accounting of transfers of financial assets did not have a material impact to the Company’s Consolidated Financial Statements.

In July 2010, the FASB issued an accounting update to provide guidance to enhance disclosures related to the credit quality of a company’s financing receivables portfolio and the associated allowance for credit losses. Pursuant to this accounting update, a company is required to provide a greater level of disaggregated information about its allowance for credit loss with the objective of facilitating users’ evaluation of the nature of credit risk inherent in the company’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The revised disclosures as of the end of the reporting period are effective for the Company beginning in the second quarter of fiscal 2011, and the revised disclosures related to activities during the reporting period are effective for the Company beginning in the third quarter of fiscal 2011. The Company is currently evaluating the impact of this accounting update on its financial disclosures.

3. Business Combinations

The Company completed seven business combinations during fiscal 2010. A summary of the more significant acquisitions completed in fiscal 2010 is as follows:

•

In December 2009, the Company acquired ScanSafe, Inc. (“ScanSafe”), a provider of hosted web security to help build a borderless network security architecture that combines network and cloud-based services for advanced security enforcement.

•

In December 2009, the Company acquired Starent Networks, Corp. (“Starent”), a provider of IP-based mobile infrastructure for mobile and converged carriers, to enhance the Company’s portfolio of products to provide an integrated architecture to offer rich, quality multimedia experiences to mobile subscribers.

•

In April 2010, the Company acquired Tandberg ASA (“Tandberg”), a leader in video communications. With this acquisition, the Company expects that it will be able to combine innovations with multivendor interoperability capabilities to provide a platform significantly more attractive to its customers and partners.

•	In July 2010, the Company acquired CoreOptics Inc. (“CoreOptics”), a designer of digital signal processing solutions for high-speed optical networking applications.

Allocation of the purchase consideration for business combinations completed in fiscal 2010 is summarized as follows (in millions):

Fiscal 2010	Shares Issued	Purchase Consideration	Net Tangible Assets Acquired/ (Liabilities Assumed)	Purchased Intangible Assets	Goodwill
ScanSafe, Inc.	—	$154	$2	$31	$121
Starent Networks, Corp.	—	2,636	(17)	1,274	1,379
Tandberg ASA	—	3,268	17	980	2,271
CoreOptics Inc.	—	86	(2)	70	18
Other	—	42	4	25	13
Total	—	$6,186	$4	$2,380	$3,802

The total purchase consideration related to the Company’s business combinations completed during fiscal 2010 consisted of one, or both, of cash consideration and vested share-based awards assumed. Total cash and cash equivalents acquired from business combinations completed during fiscal 2010 were approximately $760 million.

Pursuant to the revised accounting guidance related to business combinations, transaction costs for the business combinations completed during fiscal 2010 were expensed as incurred. Such transaction costs, totaling $40 million for fiscal 2010, were recorded as G&A expenses. In addition, IPR&D of $199 million for fiscal 2010 has been capitalized at fair value as an intangible asset with an indefinite life (see Note 4) and is assessed for impairment in subsequent periods. Upon completion of development, the underlying R&D intangible asset will be amortized over its estimated useful life. Prior to the adoption of the revised accounting guidance, IPR&D was expensed upon acquisition if it had no alternative future use.

The Company continues to evaluate certain assets and liabilities related to business combinations completed during the period. Additional information, which existed as of the acquisition date but was at that time unknown to the Company, may become known to the Company during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date. Changes to amounts recorded as assets or liabilities may result in a corresponding adjustment to goodwill.

The goodwill generated from the Company’s business combinations completed during the year ended July 31, 2010 is primarily related to expected synergies. The goodwill is generally not deductible for U.S. federal income tax purposes.

Fiscal 2009

Allocation of the purchase consideration for business combinations completed in fiscal 2009 is summarized as follows (in millions):

Fiscal 2009	Shares Issued	Purchase Consideration	Net Tangible Assets Acquired/ (Liabilities Assumed)	Purchased Intangible Assets	Goodwill	IPR&D
PostPath, Inc.	—	$197	$(10)	$52	$152	$3
Pure Digital Technologies, Inc.	27	533	(9)	191	299	52
Pure Networks, Inc.	—	105	(4)	30	79	—
Tidal Software, Inc.	—	92	(3)	52	35	8
Other	—	54	(2)	23	33	—
Total	27	$981	$(28)	$348	$598	$63

Fiscal 2008

Allocation of the purchase consideration for business combinations completed in fiscal 2008 is summarized as follows (in millions):

Fiscal 2008	Shares Issued	Purchase Consideration	Net Tangible Assets Acquired/ (Liabilities Assumed)	Purchased Intangible Assets	Goodwill	IPR&D
Navini Networks, Inc.	—	$276	$(4)	$108	$172	$—
Securent, Inc.	—	75	(5)	24	56	—
Other	—	61	7	14	37	3
Total	—	$412	$(2)	$146	$265	$3

The Consolidated Financial Statements include the operating results of each business from the date of acquisition. Pro forma results of operations for the acquisitions completed during fiscal 2010, 2009, and 2008 have not been presented because the effects of the acquisitions, individually and in the aggregate, were not material to the Company’s financial results.

4. Goodwill and Purchased Intangible Assets

(a) Goodwill

In the first quarter of fiscal 2011, in order to achieve operational efficiencies, the Company combined its Asia Pacific and Japan operations. Following this change, the Company is organized into the following four geographic segments: United States and Canada, European Markets, Emerging Markets, and Asia Pacific Markets. The goodwill of the former Asia Pacific and Japan geographic segments as of the end of each reported period was allocated to the combined segment Asia Pacific Markets to conform to this change in the organizational structure.

The following tables present the goodwill allocated to the Company’s reportable segments as of July 31, 2010 and July 25, 2009 and the changes to goodwill during fiscal 2010 and 2009 (in millions):

	Balance at July 25, 2009	Acquisitions	Other	Balance at July 31, 2010
United States and Canada	$9,512	$1,802	$(25)	$11,289
European Markets	1,669	1,089	(29)	2,729
Emerging Markets	437	324	1	762
Asia Pacific Markets	1,307	587	—	1,894
Total	$12,925	$3,802	$(53)	$16,674

	Balance at July 26, 2008	Acquisitions	Other	Balance at July 25, 2009
United States and Canada	$9,059	$467	$(14)	$9,512
European Markets	1,650	65	(46)	1,669
Emerging Markets	405	37	(5)	437
Asia Pacific Markets	1,278	29	—	1,307
Total	$12,392	$598	$(65)	$12,925

In the preceding tables, “Other” primarily includes foreign currency translation and purchase accounting adjustments.

(b) Purchased Intangible Assets

The following tables present details of the intangible assets acquired through business combinations during fiscal 2010 and 2009 (in millions, except years):

	FINITE LIVES						INDEFINITE LIVES
	TECHNOLOGY		CUSTOMER RELATIONSHIPS		OTHER		IPR&D	TOTAL
Fiscal 2010	Weighted- Average Useful Life (in Years)	Amount	Weighted- Average Useful Life (in Years)	Amount	Weighted- Average Useful Life (in Years)	Amount	Amount	Amount
ScanSafe, Inc.	5.0	$14	6.0	$11	3.0	$6	$—	$31
Starent Networks, Corp.	6.0	691	7.0	434	0.3	35	114	1,274
Tandberg ASA	5.0	709	7.0	179	3.0	21	71	980
CoreOptics Inc.	4.0	60	1.0	1	1.0	1	8	70
Other	4.0	8	5.0	11	—	—	6	25
Total		$1,482		$636		$63	$199	$2,380

	FINITE LIVES
	TECHNOLOGY		CUSTOMER RELATIONSHIPS		OTHER		TOTAL
Fiscal 2009	Weighted- Average Useful Life (in Years)	Amount	Weighted- Average Useful Life (in Years)	Amount	Weighted- Average Useful Life (in Years)	Amount	Amount
PostPath, Inc.	6.0	$52	—	$—	—	$—	$52
Pure Digital Technologies, Inc.	5.0	90	5.0	58	4.7	43	191
Pure Networks, Inc.	4.0	27	3.0	3	—	—	30
Tidal Software, Inc.	5.0	28	6.8	22	1.6	2	52
Other	6.0	18	3.7	5	—	—	23
Total		$215		$88		$45	$348

The following tables present details of the Company’s purchased intangible assets (in millions):

July 31, 2010	Gross	Accumulated Amortization	Net
Purchased intangible assets with finite lives:
Technology	$2,396	$(686)	$1,710
Customer relationships	2,326	(1,045)	1,281
Other	172	(85)	87
Total purchased intangible assets with finite lives	4,894	(1,816)	3,078
IPR&D, with indefinite lives	196	—	196
Total	$5,090	$(1,816)	$3,274

July 25, 2009	Gross	Accumulated Amortization	Net
Purchased intangible assets with finite lives:
Technology	$1,469	$(803)	$666
Customer relationships	1,730	(768)	962
Other	184	(110)	74
Total	$3,383	$(1,681)	$1,702

Purchased intangible assets include intangible assets acquired through business combinations as well as through direct purchases or licenses.

The following table presents the amortization of purchased intangible assets (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Amortization of purchased intangible assets:
Cost of sales	$277	$211	$233
Operating expenses	491	533	499
Total	$768	$744	$732

The Company recorded impairment charges of $28 million, $95 million and $33 million during fiscal 2010, 2009 and 2008, respectively, related to its purchased intangible assets. These impairment charges were due to reductions in expected future cash flows related to certain technologies and customer relationships and were recorded as amortization of purchased intangible assets.

For purchased intangible assets with finite lives, the estimated future amortization expense as of July 31, 2010 is as follows (in millions):

Fiscal Year	Amount
2011	$836
2012	720
2013	603
2014	420
2015	317
Thereafter	182
Total	$3,078

5. Balance Sheet Details

The following tables provide details of selected balance sheet items (in millions):

	July 31, 2010	July 25, 2009
Inventories:
Raw materials	$217	$165
Work in process	50	33
Finished goods:
Distributor inventory and deferred cost of sales	587	382
Manufactured finished goods	260	310
Total finished goods	847	692
Service-related spares	161	151
Demonstration systems	52	33
Total	$1,327	$1,074
Property and equipment, net:
Land, buildings, and building & leasehold improvements	$4,470	$4,618
Computer equipment and related software	1,405	1,823
Production, engineering, and other equipment	4,702	5,075
Operating lease assets	255	227
Furniture and fixtures	476	465
	11,308	12,208
Less accumulated depreciation and amortization	(7,367)	(8,165)
Total	$3,941	$4,043
Other assets:
Deferred tax assets	$2,079	$2,122
Investments in privately held companies	756	709
Lease receivables, net (1)	1,176	966
Financed service contracts, net (1)	763	676
Loan receivables, net (1)	675	537
Other	371	271
Total	$5,820	$5,281
Deferred revenue:
Service	$7,428	$6,496
Product:
Unrecognized revenue on product shipments and other deferred revenue	2,788	2,490
Cash receipts related to unrecognized revenue from two-tier distributors	867	407
Total product deferred revenue	3,655	2,897
Total	$11,083	$9,393
Reported as:
Current	$7,664	$6,438
Noncurrent	3,419	2,955
Total	$11,083	$9,393

(1) Amounts represent the noncurrent portions of the respective balances. See Note 6 for the current portions of the respective balances.

6. Financing Receivables and Guarantees

(a) Financing Receivables

Financing receivables primarily consist of lease receivables, financed service contracts and loan receivables. Lease receivables represent sales-type and direct-financing leases resulting from the sale of the Company’s and complementary third-party products. These lease arrangements have terms of on average three years and are generally collateralized by a security interest in the underlying assets. The revenue related to financed service contracts, which is primarily associated with technical support services, is deferred and included in deferred service revenue. The revenue is recognized ratably over the period during which the related services are to be performed, which is typically from one to three years.

A summary of the Company’s financing receivables is presented as follows (in millions):

July 31, 2010	Lease Receivables	Financed Service Contracts	Loan Receivables	Financing Receivables
Gross	$2,411	$1,773	$1,249	$5,433
Unearned income	(215)	—	—	(215)
Allowances	(207)	(21)	(73)	(301)
Total, net	$1,989	$1,752	$1,176	$4,917
Reported as:
Current	$813	$989	$501	$2,303
Noncurrent	1,176	763	675	2,614
Total, net	$1,989	$1,752	$1,176	$4,917

July 25, 2009	Lease Receivables	Financed Service Contracts	Loan Receivables	Financing Receivables
Gross	$1,996	$1,642	$861	$4,499
Unearned income	(191)	—	—	(191)
Allowances	(213)	(26)	(88)	(327)
Total, net	$1,592	$1,616	$773	$3,981
Reported as:
Current	$626	$940	$236	$1,802
Noncurrent	966	676	537	2,179
Total, net	$1,592	$1,616	$773	$3,981

Contractual maturities of the gross lease receivables at July 31, 2010 are summarized as follows (in millions):

Fiscal Year	Amount
2011	$961
2012	706
2013	454
2014	223
2015	63
Thereafter	4
Total	$2,411

Actual cash collections may differ from the contractual maturities due to early customer buyouts, refinancings, or defaults.

(b) Financing Guarantees

In the ordinary course of business, the Company provides financing guarantees that are generally for various third-party financing arrangements extended to channel partners and end-user customers.

Channel Partner Financing Guarantees  The Company facilitates arrangements for third-party financing extended to channel partners, consisting of revolving short-term financing, generally with payment terms ranging from 60 to 90 days. These financing arrangements facilitate the working capital requirements of the channel partners and, in some cases, the Company guarantees a portion of these arrangements. The volume of channel partner financing was $17.2 billion, $14.2 billion and $14.4 billion for fiscal 2010, 2009, and 2008, respectively. As of July 31, 2010 and July 25, 2009, the balance of the channel partner financing subject to guarantees was $1.4 billion and $1.1 billion, respectively.

End-User Financing Guarantees  The Company also provides financing guarantees for third-party financing arrangements extended to end-user customers related to leases and loans that typically have terms of up to three years. The volume of financing provided by third parties for leases and loans on which the Company has provided guarantees was $944 million for fiscal 2010 and $1.2 billion for both fiscal 2009 and fiscal 2008.

Financing Guarantee Summary  The aggregate amount of financing guarantees outstanding at July 31, 2010 and July 25, 2009, representing the total maximum potential future payments under financing arrangements with third parties, and the related deferred revenue are summarized in the following table (in millions):

	July 31, 2010	July 25, 2009
Maximum potential future payments relating to financing guarantees:
Channel partner	$448	$334
End user	304	405
Total	$752	$739
Deferred revenue associated with financing guarantees:
Channel partner	$277	$218
End user	272	378
Total	$549	$596

7. Investments

(a) Summary of Available-for-Sale Investments

The following tables summarize the Company’s available-for-sale investments (in millions):

July 31, 2010	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. government securities	$16,570	$42	$—	$16,612
U.S. government agency securities (1)	13,511	68	—	13,579
Non-U.S. government and agency securities (2)	1,452	15	—	1,467
Corporate debt securities	2,179	64	(21)	2,222
Asset-backed securities	145	9	(5)	149
Total fixed income securities	33,857	198	(26)	34,029
Publicly traded equity securities	889	411	(49)	1,251
Total	$34,746	$609	$(75)	$35,280

July 25, 2009	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed income securities:
U.S. government securities	$10,266	$23	$(5)	$10,284
U.S. government agency securities (1)	15,501	104	(2)	15,603
Non-U.S. government and agency securities (2)	528	12	—	540
Corporate debt securities	1,740	51	(86)	1,705
Asset-backed securities	252	5	(34)	223
Total fixed income securities	28,287	195	(127)	28,355
Publicly traded equity securities	824	193	(89)	928
Total	$29,111	$388	$(216)	$29,283

(1) Includes corporate securities that are guaranteed by the Federal Deposit Insurance Corporation (FDIC).

(2) Includes agency and corporate securities that are guaranteed by non-U.S. governments.

(b) Gains and Losses on Available-for-Sale Investments

The following tables present the gross and net realized gains and losses related to the Company’s available-for-sale investments (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Gross realized gains	$279	$435	$306
Gross realized losses	(110)	(459)	(197)
Total	$169	$(24)	$109

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Net gains on investments in publicly traded equity securities	$66	$86	$88
Net gains (losses) on investments in fixed income securities	103	(110)	21
Total	$169	$(24)	$109

There were no impairment charges on available-for-sale investments for the years ended July 31, 2010 and July 26, 2008. For the year ended July 25, 2009, net losses on fixed income securities and net gains on publicly traded equity securities included impairment charges of $219 million and $39 million, respectively. The impairment charges for both types of securities were due to a decline in the fair value of the investments below their cost basis that were judged to be other than temporary and were recorded as a reduction to the amortized cost of the respective investments.

The following table summarizes the activity related to credit losses for fixed income securities (in millions):

	July 31, 2010	July 25, 2009(1)
Balance at beginning of fiscal year	$(153)	$(159)
Sales of other-than-temporarily impaired fixed income securities	58	6
Balance at end of fiscal year	$(95)	$(153)

(1) The beginning balance for the year ended July 25, 2009 represents the credit loss balance as of April 26, 2009, the date on which the Company adopted the revised accounting guidance related to other-than-temporary impairments on debt securities.

The following tables present the breakdown of the available-for-sale investments with gross unrealized losses and the duration that those losses had been unrealized at July 31, 2010 and July 25, 2009 (in millions):

	UNREALIZED LOSSES LESS THAN 12 MONTHS		UNREALIZED LOSSES 12 MONTHS OR GREATER		TOTAL
July 31, 2010	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed income securities:
Corporate debt securities	$140	$(1)	$304	$(20)	$444	$(21)
Asset-backed securities	2	—	115	(5)	117	(5)
Total fixed income securities	142	(1)	419	(25)	561	(26)
Publicly traded equity securities	168	(12)	393	(37)	561	(49)
Total	$310	$(13)	$812	$(62)	$1,122	$(75)

	UNREALIZED LOSSES LESS THAN 12 MONTHS		UNREALIZED LOSSES 12 MONTHS OR GREATER		TOTAL
July 25, 2009	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Fixed income securities:
U.S. government securities	$1,850	$(5)	$—	$—	$1,850	$(5)
U.S. government agency securities (1)	1,346	(2)	—	—	1,346	(2)
Non-U.S. government and agency securities (2)	16	—	5	—	21	—
Corporate debt securities	123	(10)	613	(76)	736	(86)
Asset-backed securities	41	(11)	141	(23)	182	(34)
Total fixed income securities	3,376	(28)	759	(99)	4,135	(127)
Publicly traded equity securities	25	(3)	328	(86)	353	(89)
Total	$3,401	$(31)	$1,087	$(185)	$4,488	$(216)

(1) Includes corporate securities that are guaranteed by the FDIC.

(2) Includes agency and corporate securities that are guaranteed by non-U.S. governments.

For fixed income securities that have unrealized losses as of July 31, 2010, the Company has determined that (i) it does not have the intent to sell any of these investments and (ii) it is not more likely than not that it will be required to sell any of these investments before recovery of the entire amortized cost basis. In addition, as of July 31, 2010, the Company anticipates that it will recover the entire amortized cost basis of such fixed income securities and has determined that no other-than-temporary impairments associated with credit losses were required to be recognized during the year ended July 31, 2010.

The Company has evaluated its publicly traded equity securities as of July 31, 2010 and has determined that there was no indication of other-than-temporary impairments in the respective categories of unrealized losses. This determination was based on several factors, which include the length of time and extent to which fair value has been less than the cost basis, the financial condition and near-term prospects of the issuer, and the Company’s intent and ability to hold the publicly traded equity securities for a period of time sufficient to allow for any anticipated recovery in market value.

(c) Maturities of Fixed Income Securities

The following table summarizes the maturities of the Company’s fixed income securities at July 31, 2010 (in millions):

	Amortized Cost	Fair Value
Less than 1 year	$24,004	$24,044
Due in 1 to 2 years	5,631	5,703
Due in 2 to 5 years	3,867	3,928
Due after 5 years	355	354
Total	$33,857	$34,029

Actual maturities may differ from the contractual maturities because borrowers may have the right to call or prepay certain obligations.

(d) Securities Lending

The Company periodically engages in securities lending activities with certain of its fixed income securities. These transactions, with a daily balance averaging less than 25% of the Company’s total fixed income portfolio, are accounted for as a secured lending of the securities, and the securities are typically loaned only on an overnight basis. The Company requires collateral equal to at least 102% of the fair market value of the loaned security in the form of cash or liquid, high-quality assets. The Company engages in these secured lending transactions only with highly creditworthy counterparties, and the associated portfolio custodian has agreed to indemnify the Company against any collateral losses. The Company did not experience any losses in connection with the secured lending of securities during the years presented. As of July 31, 2010 and July 25, 2009, the Company had no outstanding securities lending transactions.

8. Fair Value

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

(a) Fair Value Hierarchy

The accounting guidance for fair value measurement also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1    Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2    Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3    Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

(b) Assets and Liabilities Measured at Fair Value on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis as of July 31, 2010 and July 25, 2009 were as follows (in millions):

	JULY 31, 2010 FAIR VALUE MEASUREMENTS				JULY 25, 2009 FAIR VALUE MEASUREMENTS
	Level 1	Level 2	Level 3	Total Balance	Level 1	Level 2	Level 3	Total Balance
Assets
Cash equivalents:
Money market funds	$2,521	$—	$—	$2,521	$4,514	$—	$—	$4,514
U.S. government securities	—	235	—	235	—	61	—	61
U.S. government agency securities (1)	—	40	—	40	—	313	—	313
Corporate debt securities	—	1	—	1	—	35	—	35
Available-for-sale investments:
U.S. government securities	—	16,612	—	16,612	—	10,284	—	10,284
U.S. government agency securities (1)	—	13,579	—	13,579	—	15,603	—	15,603
Non-U.S. government and agency securities (2)	—	1,467	—	1,467	—	540	—	540
Corporate debt securities	—	2,222	—	2,222	—	1,705	—	1,705
Asset-backed securities	—	—	149	149	—	—	223	223
Publicly traded equity securities	1,251	—	—	1,251	928	—	—	928
Derivative assets	—	160	3	163	—	109	4	113
Total	$3,772	$34,316	$152	$38,240	$5,442	$28,650	$227	$34,319
Liabilities:
Derivative liabilities	$—	$19	$—	$19	$—	$66	$—	$66
Total	$—	$19	$—	$19	$—	$66	$—	$66

(1) Includes corporate securities that are guaranteed by the FDIC.

(2) Includes agency and corporate securities that are guaranteed by non-U.S. governments.

Level 2 fixed income securities are priced using quoted market prices for similar instruments; nonbinding market prices that are corroborated by observable market data; or in limited circumstances, discounted cash flow techniques. The Company uses inputs such as actual trade data, benchmark yields, broker/dealer quotes, and other similar data, which are obtained from quoted market prices, independent pricing vendors, or other sources, to determine the ultimate fair value of these assets and liabilities. The Company uses such pricing data as the primary inputs to make its assessments and determinations as to the ultimate valuation of its investment portfolio and has not made, during the periods presented, any material adjustments to such inputs. The Company is ultimately responsible for the financial statements and underlying estimates. The Company’s derivative instruments are primarily classified as Level 2, as they are not actively traded and are valued using pricing models that use observable market inputs. The Company did not have any transfers between Level 1 and Level 2 fair value measurements during fiscal 2010.

Level 3 assets include asset-backed securities and certain derivative instruments, the values of which are determined based on discounted cash flow models using inputs that the Company could not corroborate with market data.

The following tables present a reconciliation for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended July 31, 2010 and July 25, 2009 (in millions):

	Asset- Backed Securities	Derivative Assets	Total
Balance at July 25, 2009	$223	$4	$227
Total gains and losses (realized and unrealized):
Included in other income (loss), net	(6)	—	(6)
Included in operating expenses	—	(1)	(1)
Included in other comprehensive income	34	—	34
Purchases, sales and maturities	(102)	—	(102)
Balance at July 31, 2010	$149	$3	$152
Losses attributable to assets still held as of July 31, 2010	$—	$(1)	$(1)

	Asset- Backed Securities	Derivative Assets	Total
Balance at July 27, 2008	$—	$—	$—
Transfers into Level 3	618	6	624
Total gains and losses (realized and unrealized):
Included in other income (loss), net	(28)	—	(28)
Included in operating expenses	—	(2)	(2)
Included in other comprehensive income	(9)	—	(9)
Purchases, sales and maturities	(358)	—	(358)
Balance at July 25, 2009	$223	$4	$227
Losses attributable to assets still held as of July 25, 2009	$(13)	$—	$(13)

(c) Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

The following table presents the Company’s financial instruments and nonfinancial assets that were measured at fair value on a nonrecurring basis and the gains and losses recorded for the year ended July 31, 2010 (in millions):

		FAIR VALUE MEASUREMENTS USING
	Net Carrying Value as of July 31, 2010	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total (Losses) Gains for the Year Ended July 31, 2010
Investments in privately held companies	$45	$—	$—	$45	$(25)
Purchased intangible assets	$—	$—	$—	$—	(28)
Property held for sale	$25	$—	$—	$25	(86)
Gains on assets no longer held as of July 31, 2010					2
Total					$(137)

The fair value for investments in privately held companies was measured using financial metrics, comparison to other private and public companies, and analysis of the financial condition and near-term prospects of the issuers, including recent financing activities and their capital structure as well as other economic variables. These investments were classified as Level 3 assets because the Company used unobservable inputs to value them, reflecting the Company’s assessment of the assumptions market participants would use in pricing these investments due to the absence of quoted market prices and inherent lack of liquidity. The losses for the investments in privately held companies were recorded to other income (loss), net.

The fair values for purchased intangible assets and property held for sale were measured using discounted cash flow techniques. These assets were classified as Level 3 assets because the Company used unobservable inputs to value them, reflecting the Company’s assessment of the assumptions market participants would use in valuing these assets. The losses for purchased intangible assets were included in amortization of purchased intangible assets, and the net losses for property held for sale were included in G&A expenses.

The following table presents the Company’s financial instruments that were measured at fair value on a nonrecurring basis and the losses recorded for the year ended July 25, 2009 (in millions):

		FAIR VALUE MEASUREMENTS USING
	Net Carrying Value as of July 25, 2009	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses for the Year Ended July 25, 2009
Investments in privately held companies	$69	$—	$—	$69	$(78)
Losses on assets no longer held as of July 25, 2009					(9)
Total					$(87)

(d) Other

The fair value of certain of the Company’s financial instruments that are not measured at fair value, including accounts receivable, accounts payable, accrued compensation, and other current liabilities, approximates the carrying amount because of their short maturities. In addition, the fair value of the Company’s loan receivables and financed service contracts also approximates the carrying amount. The fair value of the Company’s debt is disclosed in Note 9 and was determined using quoted market prices for those securities.

9. Borrowings

(a) Debt

The following table summarizes the Company’s debt (in millions, except percentages):

	July 31, 2010		July 25, 2009
	Amount	Effective Rate	Amount	Effective Rate
Senior notes:
5.25% fixed-rate notes, due 2011 (“2011 Notes”)	$3,000	3.12%	$3,000	3.12%
2.90% fixed-rate notes, due 2014 (“2014 Notes”)	500	3.11%	—	—
5.50% fixed-rate notes, due 2016 (“2016 Notes”)	3,000	3.18%	3,000	4.34%
4.95% fixed-rate notes, due 2019 (“2019 Notes”)	2,000	5.08%	2,000	5.08%
4.45% fixed-rate notes, due 2020 (“2020 Notes”)	2,500	4.50%	—	—
5.90% fixed-rate notes, due 2039 (“2039 Notes”)	2,000	6.11%	2,000	6.11%
5.50% fixed-rate notes, due 2040 (“2040 Notes”)	2,000	5.67%	—	—
Total senior notes	15,000		10,000
Other notes and borrowings	59		2
Unaccreted discount	(73)		(21)
Hedge accounting adjustment	298		314
Total	$15,284		$10,295
Reported as:
Short-term debt	$3,096		$—
Long-term debt	12,188		10,295
Total	$15,284		$10,295

In November 2009, the Company issued senior unsecured notes in an aggregate principal amount of $5.0 billion. Of these notes, $500 million will mature in 2014 and bear interest at a fixed rate of 2.90% per annum (the “2014 Notes”), $2.5 billion will mature in 2020 and bear interest at a fixed rate of 4.45% per annum (the “2020 Notes”), and $2.0 billion will mature in 2040 and bear interest at a fixed rate of 5.50% per annum (the “2040 Notes”). To achieve its interest rate risk management objectives, the Company entered into interest rate swaps, in an aggregate notional amount of $1.5 billion, designated as fair value hedges for a portion of the 2016 Notes. In effect, these swaps convert the fixed interest rates of a portion of the 2016 Notes to floating interest rates based on LIBOR plus a fixed number of basis points. Gains and losses in the value of the interest rate swaps substantially offset changes in the fair value of the hedged portion of the underlying debt.

The effective rates for the fixed-rate debt include the interest on the notes; the accretion of the discount; and, if applicable, adjustments related to hedging. Based on market prices, the fair value of the Company’s senior notes was $16.3 billion and $10.5 billion as of July 31, 2010 and July 25, 2009, respectively. Interest is payable semiannually on each class of the senior fixed-rate notes. The notes are redeemable by the Company at any time, subject to a make-whole premium. The Company was in compliance with all debt covenants as of July 31, 2010.

Other notes and borrowings include notes and credit facilities with a number of financial institutions that are available to certain foreign subsidiaries of the Company. The amount of borrowings outstanding under these arrangements was $59 million and $2 million at July 31, 2010 and July 25, 2009, respectively.

(b) Credit Facility

The Company has a credit agreement with certain institutional lenders providing for a $3.0 billion unsecured revolving credit facility that is scheduled to expire on August 17, 2012. Any advances under the credit agreement will accrue interest at rates that are equal to, based on certain conditions, either (i) the higher of the Federal Funds rate plus 0.50% or Bank of America’s “prime rate” as announced from time to time or (ii) LIBOR plus a margin that is based on the Company’s senior debt credit ratings as published by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. The credit agreement requires the Company to comply with certain covenants, including that it maintain an interest coverage ratio as defined in the agreement. The Company was in compliance with the required interest coverage ratio and the other covenants as of July 31, 2010.

The Company may also, upon the agreement of either the then-existing lenders or of additional lenders not currently parties to the agreement, increase the commitments under the credit facility by up to an additional $1.9 billion and/or extend the expiration date of the credit facility up to August 15, 2014. As of July 31, 2010, the Company had not borrowed any funds under the credit facility.

10. Derivative Instruments

(a) Summary of Derivative Instruments

The Company uses derivative instruments primarily to manage exposures to foreign currency exchange rate, interest rate, and equity price risks. The Company’s primary objective in holding derivatives is to reduce the volatility of earnings and cash flows associated with changes in foreign currency exchange rates, interest rates, and equity prices. The Company’s derivatives expose it to credit risk to the extent that the counterparties may be unable to meet the terms of the agreement. The Company does, however, seek to mitigate such risks by limiting its counterparties to major financial institutions. In addition, the potential risk of loss with any one counterparty resulting from this type of credit risk is monitored. Management does not expect material losses as a result of defaults by counterparties.

The fair values of the Company’s derivative instruments and the line items on the Consolidated Balance Sheets to which they were recorded are summarized as follows (in millions):

	DERIVATIVE ASSETS			DERIVATIVE LIABILITIES
	Balance Sheet Line Item	July 31, 2010	July 25, 2009	Balance Sheet Line Item	July 31, 2010	July 25, 2009
Derivatives designated as hedging instruments:
Foreign currency derivatives	Other current assets	$82	$87	Other current liabilities	$7	$36
Interest rate derivatives	Other assets	72	—	Other long-term liabilities	—	—
Total		154	87		7	36
Derivatives not designated as hedging instruments:
Foreign currency derivatives	Other current assets	6	22	Other current liabilities	12	30
Equity derivatives	Other current assets	1	2	Other current liabilities	—	—
Equity derivatives	Other assets	2	2	Other long-term liabilities	—	—
Total		9	26		12	30
Total		$163	$113		$19	$66

The effects of the Company’s cash flow hedging instruments on other comprehensive income (OCI) and the Consolidated Statements of Operations are summarized as follows (in millions):

GAINS (LOSSES) RECOGNIZED IN OCI ON DERIVATIVES FOR THE YEARS ENDED (EFFECTIVE PORTION)			GAINS (LOSSES) RECLASSIFIED FROM AOCI INTO INCOME FOR THE YEARS ENDED (EFFECTIVE PORTION)
Derivatives Designated as Cash Flow Hedging Instruments	July 31, 2010	July 25, 2009	Line Item in Statements of Operations	July 31, 2010	July 25, 2009
Foreign currency derivatives	$33	$(116)	Operating expenses	$(1)	$(95)
			Cost of sales-service	—	(13)
Interest rate derivatives	23	(42)	Interest expense	—	—
Other derivatives	—	(2)	Operating expenses	—	(2)
Total	$56	$(160)		$(1)	$(110)

During the years ended July 31, 2010 and July 25, 2009, the amounts recognized in earnings on derivative instruments designated as cash flow hedges related to the ineffective portion were not material, and the Company did not exclude any component of the changes in fair value of the derivative instruments from the assessment of hedge effectiveness. As of July 31, 2010, the Company estimates that approximately $40 million of net derivative gains related to its cash flow hedges included in AOCI will be reclassified into earnings within the next 12 months.

The effect on the Consolidated Statements of Operations of derivative instruments designated as fair value hedges is summarized as follows (in millions):

		GAINS (LOSSES) FOR THE YEARS ENDED
Derivatives Designated as Fair Value Hedging Instruments	Line Item in Statements of Operations	July 31, 2010	July 25, 2009
Equity derivatives	Other income (loss), net	$3	$97
Interest rate derivatives	Other income (loss), net	—	(7)
Interest rate derivatives	Interest expense	72	—
Total		$75	$90
The effect on the Consolidated Statements of Operations of derivative instruments not designated as hedges is summarized as follows (in millions):
		GAINS (LOSSES) FOR THE YEARS ENDED
Derivatives not Designated as Hedging Instruments	Line Item in Statements of Operations	July 31, 2010	July 25, 2009
Foreign currency derivatives	Other income (loss), net	$(100)	$1
Equity derivatives	Operating expenses	18	(14)
Equity derivatives	Other income (loss), net	12	11
Total		$(70)	$(2)

(b) Foreign Currency Exchange Risk

The Company conducts business globally in numerous currencies. Therefore, it is exposed to adverse movements in foreign currency exchange rates. To limit the exposure related to foreign currency changes, the Company enters into foreign currency contracts. The Company does not enter into such contracts for trading purposes.

The Company hedges foreign currency forecasted transactions related to certain operating expenses and service cost of sales with currency options and forward contracts. These currency option and forward contracts, designated as cash flow hedges, generally have maturities of less than 18 months. The Company assesses effectiveness based on changes in total fair value of the derivatives. The effective portion of the derivative instrument’s gain or loss is initially reported as a component of

AOCI and subsequently reclassified into earnings when the hedged exposure affects earnings. The ineffective portion, if any, of the gain or loss is reported in earnings immediately. The Company did not discontinue any hedges during any of the periods presented because it was probable that the original forecasted transaction would not occur.

The Company enters into foreign exchange forward and option contracts to reduce the short-term effects of foreign currency fluctuations on assets and liabilities such as foreign currency receivables, including long-term customer financings, investments, and payables. These derivatives are not designated as hedging instruments. Gains and losses on the contracts are included in other income (loss), net, and substantially offset foreign exchange gains and losses from the remeasurement of intercompany balances or other current assets, investments, or liabilities denominated in currencies other than the functional currency of the reporting entity.

The Company hedges certain net investments in its foreign subsidiaries with forward contracts, which generally have maturities of up to six months. The Company recognized a loss of $2 million in OCI for the effective portion of its net investment hedges for the year ended July 31, 2010. The Company’s net investment hedges are not included in the preceding tables.

The notional amounts of the Company’s foreign currency derivatives are summarized as follows (in millions):

	July 31, 2010	July 25, 2009
Cash flow hedging instruments	$2,611	$2,965
No hedge designation	4,619	4,423
Net investment hedging instruments	105	103
Total	$7,335	$7,491

(c) Interest Rate Risk

Interest Rate Derivatives, Investments  The Company’s primary objective for holding fixed income securities is to achieve an appropriate investment return consistent with preserving principal and managing risk. To realize these objectives, the Company may utilize interest rate swaps or other derivatives designated as fair value or cash flow hedges. As of July 31, 2010 and July 25, 2009 the Company did not have any outstanding interest rate derivatives related to its fixed income securities.

Interest Rate Derivatives Designated as Cash Flow Hedge, Long-Term Debt  In fiscal 2010 and 2009, the Company entered into contracts related to interest rate derivatives designated as cash flow hedges, with an aggregate notional amount of $3.7 billion and $3.9 billion, respectively, to hedge against interest rate movements in connection with its anticipated issuance of senior notes in each of those fiscal years. These derivative instruments were settled in connection with the actual issuance of the senior notes. The effective portion of these hedges was recorded to AOCI, net of tax, and is being amortized to interest expense over the respective lives of the notes.

Interest Rate Derivatives Designated as Fair Value Hedge, Long-Term Debt  In fiscal 2010, the Company entered into interest rate swaps with a $1.5 billion notional amount designated as fair value hedges of a portion of the 2016 Notes. Under these interest rate swaps, the Company receives fixed-rate interest payments and makes interest payments based on LIBOR plus a fixed number of basis points. The effect of these swaps is to convert fixed-rate interest expense on a portion of the 2016 Notes to a floating rate interest expense. The gains and losses related to changes in the fair value of the interest rate swaps are included in interest expense and substantially offset changes in the fair value of the hedged portion of the underlying hedged debt. The fair value of the interest rate swaps was $72 million as of July 31, 2010 and was reflected in other assets. The Company did not have any interest rate swaps outstanding at July 25, 2009.

(d) Equity Price Risk

The Company may hold equity securities for strategic purposes or to diversify its overall investment portfolio. The publicly traded equity securities in the Company’s portfolio are subject to price risk. To manage its exposure to changes in the fair value of certain equity securities, the Company may enter into equity derivatives that are designated as fair value or cash flow hedges. The changes in the value of the hedging instruments are included in other income (loss), net, and offset the change in the fair value of the underlying hedged investment. The Company did not have any equity derivatives outstanding at July 31, 2010 and July 25, 2009.

In addition, the Company periodically manages the risk of its investment portfolio by entering into equity derivatives that are not designated as accounting hedges. The changes in the fair value of these derivatives were also included in other income (loss), net. The Company is also exposed to variability in compensation charges related to certain deferred compensation obligations to employees. Although not designated as accounting hedges, the Company utilizes equity derivatives to economically hedge this exposure. As of July 31, 2010 and July 25, 2009, the notional amount of the derivative instruments used to hedge such liabilities was $169 million and $91 million, respectively.

(e) Credit-Risk-Related Contingent Features

Certain derivative instruments are executed under agreements that have provisions requiring the Company and counterparty to maintain a specified credit rating from certain credit rating agencies. If the Company’s or counterparty’s credit rating falls below a specified credit rating, either party has the right to request collateral on the derivatives’ net liability position. Such provisions did not affect the Company’s financial position as of July 31, 2010 and July 25, 2009.

11. Commitments and Contingencies

(a) Operating Leases

The Company leases office space in several U.S. locations. Outside the United States, larger leased sites include sites in Australia, Belgium, China, Germany, India, Israel, Italy, Japan, Norway, and the United Kingdom. Rent expense totaled $364 million, $328 million, and $291 million in fiscal 2010, 2009, and 2008, respectively. The Company also leases equipment and vehicles. Future minimum lease payments under all noncancelable operating leases with an initial term in excess of one year as of July 31, 2010 are as follows (in millions):

Fiscal Year	Amount
2011	$343
2012	243
2013	167
2014	119
2015	122
Thereafter	310
Total	$1,304

(b) Purchase Commitments with Contract Manufacturers and Suppliers

The Company purchases components from a variety of suppliers and uses several contract manufacturers to provide manufacturing services for its products. During the normal course of business, in order to manage manufacturing lead times and help ensure adequate component supply, the Company enters into agreements with contract manufacturers and suppliers that either allow them to procure inventory based upon criteria as defined by the Company or that establish the parameters defining the Company’s requirements. A significant portion of the Company’s reported purchase commitments arising from these agreements consists of firm, noncancelable, and unconditional commitments. In certain instances, these agreements allow the Company the option to cancel, reschedule, and adjust the Company’s requirements based on its business needs prior to firm orders being placed. As of July 31, 2010 and July 25, 2009, the Company had total purchase commitments for inventory of $4.319 billion and $1.962 billion, respectively.

The Company records a liability for firm, noncancelable, and unconditional purchase commitments for quantities in excess of its future demand forecasts consistent with the valuation of the Company’s excess and obsolete inventory. As of July 31, 2010 and July 25, 2009, the liability for these purchase commitments was $135 million and $175 million, respectively, and was included in other current liabilities.

(c) Other Commitments

In connection with the Company’s business combinations and asset purchases, the Company has agreed to pay certain additional amounts contingent upon the achievement of certain agreed-upon-technology, development, product, or other milestones or the continued employment with the Company of certain employees of the acquired entities. The Company recognized such compensation expense of $120 million, $291 million, and $340 million during fiscal 2010, 2009, and 2008, respectively. The largest component of such compensation expense during the fiscal years presented was related to milestone payments made to former noncontrolling interest holders of Nuova Systems, Inc. (“Nuova Systems”), the remaining interest of which the Company purchased in fiscal 2008. As of July 31, 2010, the Company estimated that future compensation expense and contingent consideration of up to $205 million may be required to be recognized pursuant to these business combination and asset purchase agreements. The remaining potential compensation expense is primarily related to Nuova Systems.

The Company also has certain funding commitments, primarily related to its investments in privately held companies and venture funds, some of which are based on the achievement of certain agreed-upon milestones, and some of which are required to be funded on demand. The funding commitments were $279 million and $313 million as of July 31, 2010 and July 25, 2009, respectively.

(d) Variable Interest Entities

In the ordinary course of business, the Company has investments in privately held companies and provides financing to certain customers. These privately held companies and customers may be considered to be variable interest entities. The Company has evaluated its investments in these privately held companies and its customer financings and has determined that there were no significant unconsolidated variable interest entities as of July 31, 2010.

(e) Product Warranties and Guarantees

The following table summarizes the activity related to the product warranty liability during fiscal 2010 and 2009 (in millions):

	July 31, 2010	July 25, 2009
Balance at beginning of fiscal year	$321	$399
Provision for warranties issued	469	374
Payments	(437)	(452)
Fair value of warranty liability acquired	7	—
Balance at end of fiscal year	$360	$321

The Company accrues for warranty costs as part of its cost of sales based on associated material product costs, labor costs for technical support staff, and associated overhead. The Company’s products are generally covered by a warranty for periods ranging from 90 days to five years, and for some products the Company provides a limited lifetime warranty.

In the normal course of business, the Company indemnifies other parties, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. The Company has agreed to hold the other parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. These agreements may limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and the Company’s bylaws contain similar indemnification obligations to the Company’s agents. It is not possible to determine the maximum potential amount under these indemnification agreements due to the Company’s limited history with prior indemnification claims and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on the Company’s operating results, financial position, or cash flows.

The Company also provides financing guarantees, which are generally for various third-party financing arrangements to channel partners and other end-user customers. See Note 6. The Company’s other guarantee arrangements as of July 31, 2010 that are subject to recognition and disclosure requirements were not material.

(f) Legal Proceedings

Brazilian authorities have investigated the Company’s Brazilian subsidiary and certain of its current and former employees, as well as a Brazilian importer of the Company’s products, and its affiliates and employees, relating to alleged evasion of import taxes and alleged improper transactions involving the subsidiary and the importer. Brazilian authorities have assessed claims against the Company’s Brazilian subsidiary based on a theory of joint liability with the Brazilian importer for import taxes and related penalties. The claims are for calendar years 2003 through 2007 and aggregate to approximately $190 million for the alleged evasion of import taxes, $85 million for interest, and approximately $1.6 billion for various penalties, all determined using an exchange rate as of July 31, 2010. The Company has completed a thorough review of the matter and believes the asserted tax claims against it are without merit, and the Company intends to defend the claims vigorously. While the Company believes there is no legal basis for its alleged liability, due to the complexities and uncertainty surrounding the judicial process in Brazil and the nature of the claims asserting joint liability with the importer, the Company is unable to determine the likelihood of an unfavorable outcome against it and is unable to reasonably estimate a range of loss, if any. The Company does not expect a final judicial determination for several years.

The Company has investigated the alleged improper transactions referred to above. The Company communicated with United States authorities to provide information and report on its findings and the United States authorities have investigated such allegations.

The Company and other defendants were subject to patent claims asserted by Network-1 Security Solutions, Inc. on February 7, 2008 in the Federal District Court for the Eastern District of Texas. Network-1 alleged that various Cisco products implement a method for remotely powering equipment that infringes United States Patent No. 6,218,930. Network-1 sought monetary damages. The trial on these claims began on July 12, 2010. During trial, the Company and Network-1 settled the dispute on terms that are not material to the Company, and the lawsuit was dismissed with prejudice on August 6, 2010.

In addition, the Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business, including intellectual property litigation. While the outcome of these matters is currently not determinable, the Company does not expect that the ultimate costs to resolve these matters will have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

12. Shareholders’ Equity

(a) Stock Repurchase Program

In September 2001, the Company’s Board of Directors authorized a stock repurchase program. As of July 31, 2010, the Company’s Board of Directors had authorized an aggregate repurchase of up to $72 billion of common stock under this program and the remaining authorized repurchase amount was $7.0 billion with no termination date. A summary of the stock repurchase activity under the stock repurchase program, reported based on the trade date, is summarized as follows (in millions, except per-share amounts):

	Shares Repurchased	Weighted- Average Price per Share	Amount Repurchased
Cumulative balance at July 26, 2008	2,600	$20.60	$53,579
Repurchase of common stock under the stock repurchase program	202	17.89	3,600
Cumulative balance at July 25, 2009	2,802	$20.41	$57,179
Repurchase of common stock under the stock repurchase program	325	24.02	7,803
Cumulative balance at July 31, 2010	3,127	$20.78	$64,982

The purchase price for the shares of the Company’s stock repurchased is reflected as a reduction to shareholders’ equity. The Company is required to allocate the purchase price of the repurchased shares as (i) a reduction to retained earnings until retained earnings are zero and then as an increase to accumulated deficit and (ii) a reduction of common stock and additional paid-in capital. Issuance of common stock and the tax benefit related to employee stock incentive plans are recorded as an increase to common stock and additional paid-in capital.

(b) Other Repurchases of Common Stock

For the years ended July 31, 2010 and July 25, 2009, the Company repurchased approximately 5.6 million and 1.1 million shares, respectively, in settlement of employee tax withholding obligations due upon the vesting of restricted stock or stock units.

(c) Preferred Stock

Under the terms of the Company’s Articles of Incorporation, the Board of Directors may determine the rights, preferences, and terms of the Company’s authorized but unissued shares of preferred stock.

(d) Comprehensive Income

The components of comprehensive income, net of tax, are as follows (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Net income	$7,767	$6,134	$8,052
Net change in unrealized gains/losses on available-for-sale investments:
Change in net unrealized gains (losses), net of tax effects of $199, $(33), and $17, respectively	334	(71)	57
Net unrealized (gains) losses reclassified into earnings, net of tax effects of $17, $10, and $30, respectively	(151)	33	(79)
Net change in unrealized gains/losses on derivative instruments:
Change in derivative instruments, net of tax effects of $9 , $(16), and $0, respectively	46	(141)	60
Net unrealized (gains) losses reclassified into earnings, net of tax effects	2	108	(60)
Net change in cumulative translation adjustment and other, net of tax effects	(55)	(192)	227
Comprehensive income	7,943	5,871	8,257
Comprehensive loss (income) attributable to noncontrolling interests	12	19	(39)
Comprehensive income attributable to Cisco Systems, Inc.	$7,955	$5,890	$8,218
The components of AOCI, net of tax, are summarized as follows (in millions):

	July 31, 2010	July 25, 2009	July 26, 2008
Net unrealized gains on investments	$333	$138	$206
Net unrealized gains (losses) on derivative instruments	27	(21)	12
Cumulative translation adjustment and other	263	318	510
Total	$623	$435	$728

13. Employee Benefit Plans

(a) Employee Stock Purchase Plan

The Company has an Employee Stock Purchase Plan, which includes its subplan, the International Employee Stock Purchase Plan (together, the “Purchase Plan”), under which 471.4 million shares of the Company’s common stock have been reserved for issuance as of July 31, 2010. Effective July 1, 2009, eligible employees are offered shares through a 24-month offering period, which consists of four consecutive 6-month purchase periods. Employees may purchase a limited number of shares of the Company’s stock at a discount of up to 15% of the lesser of the market value at the beginning of the offering period or the end of each 6-month purchase period. Prior to July 1, 2009 the offering period was six months. The Purchase Plan is scheduled to terminate on January 3, 2020. The Company issued 27 million, 28 million, and 19 million shares under the Purchase Plan in fiscal 2010, 2009, and 2008, respectively. As of July 31, 2010, 156 million shares were available for issuance under the Purchase Plan.

(b) Employee Stock Incentive Plans

Stock Incentive Plan Program Description  As of July 31, 2010, the Company had five stock incentive plans: the 2005 Stock Incentive Plan (the “2005 Plan”); the 1996 Stock Incentive Plan (the “1996 Plan”); the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”); the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”); and the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan”). In addition, the Company has, in connection with the acquisitions of various companies, assumed the share-based awards granted under stock incentive plans of the acquired companies or issued share-based awards in replacement thereof. Share-based awards are designed to reward employees for their long-term contributions to the Company and provide incentives for them to remain with the Company. The number and frequency of share-based awards are based on competitive practices, operating results of the Company, government regulations, and other factors. Since the inception of the stock incentive plans, the Company has granted share-based awards to a significant percentage of its employees, and the majority has been granted to employees below the vice president level. The Company’s primary stock incentive plans are summarized as follows:

2005 Plan  As amended on November 15, 2007, the maximum number of shares issuable under the 2005 Plan over its term is 559 million shares plus the amount of any shares underlying awards outstanding on November 15, 2007 under the 1996 Plan, the SA Acquisition Plan, and the WebEx Acquisition Plan that are forfeited or are terminated for any other reason before being exercised or settled. If any awards granted under the 2005 Plan are forfeited or are terminated for any other reason before being exercised or settled, then the shares underlying the awards will again be available under the 2005 Plan.

Prior to November 12, 2009, the number of shares available for issuance under the 2005 Plan was reduced by 2.5 shares for each share awarded as a stock grant or stock unit. Pursuant to an amendment approved by the Company’s shareholders on November 12, 2009, following that amendment the number of shares available for issuance under the 2005 Plan is reduced by 1.5 shares for each share awarded as a stock grant or a stock unit, and any shares underlying awards outstanding under the 1996 Plan, the SA Acquisition Plan, and the WebEx Acquisition Plan that expire unexercised at the end of their maximum terms become available for reissuance under the 2005 Plan. The 2005 Plan permits the granting of stock options, stock, stock units, and stock appreciation rights to employees (including employee directors and officers), consultants of the Company and its subsidiaries and affiliates, and non-employee directors of the Company. Stock options and stock appreciation rights granted under the 2005 Plan have an exercise price of at least 100% of the fair market value of the underlying stock on the grant date and prior to November 12, 2009 have an expiration date no later than nine years from the grant date. The expiration date for stock options and stock appreciation rights granted subsequent to the amendment approved on November 12, 2009 shall be no later than ten years from the grant date. The stock options will generally become exercisable for 20% or 25% of the option shares one year from the date of grant and then ratably over the following 48 or 36 months, respectively. Stock grants and stock units will generally vest with respect to 20% or 25% of the shares covered by the grant on each of the first through fifth or fourth anniversaries of the date of the grant, respectively. The Compensation and Management Development Committee of the Board of Directors has the discretion to use different vesting schedules. Stock appreciation rights may be awarded in combination with stock options or stock grants, and such awards shall provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited. Stock grants may be awarded in combination with non-statutory stock options, and such awards may provide that the stock grants will be forfeited in the event that the related non-statutory stock options are exercised.

1996 Plan  The 1996 Plan expired on December 31, 2006, and the Company can no longer make equity awards under the 1996 Plan. The maximum number of shares issuable over the term of the 1996 Plan was 2.5 billion shares. Stock options granted under the 1996 Plan have an exercise price of at least 100% of the fair market value of the underlying stock on the grant date and expire no later than nine years from the grant date. The stock options generally become exercisable for 20% or 25% of the option shares one year from the date of grant and then ratably over the following 48 or 36 months, respectively. Certain other grants have utilized a 60-month ratable vesting schedule. In addition, the Board of Directors, or other committees administering the plan, has the discretion to use a different vesting schedule and have done so from time to time.

Supplemental Plan The Supplemental Plan expired on December 31, 2007, and the Company can no longer make equity awards under the Supplemental Plan. Officers and members of the Company’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans In connection with the Company’s acquisitions of Scientific-Atlanta, Inc. (“Scientific-Atlanta”) and WebEx Communications, Inc. (“WebEx”), the Company adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permit the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of the Company and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. As a result of the shareholder approval of the amendment and extension of the 2005 Plan, as of November 15, 2007, the Company will no longer make stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan.

General Share-Based Award Information

Stock Option Awards A summary of the stock option activity is as follows (in millions, except per-share amounts):

	STOCK OPTIONS OUTSTANDING
	Number Outstanding	Weighted- Average Exercise Price per Share
BALANCE AT JULY 28, 2007	1,289	$26.60
Granted and assumed	159	31.12
Exercised(1)	(146)	18.50
Canceled/forfeited/expired	(103)	30.74
BALANCE AT JULY 26, 2008	1,199	27.83
Granted and assumed	14	19.01
Exercised(1)	(33)	14.67
Canceled/forfeited/expired	(176)	49.79
BALANCE AT JULY 25, 2009	1,004	24.29
Granted and assumed	15	13.23
Exercised(1)	(158)	17.88
Canceled/forfeited/expired	(129)	47.31
BALANCE AT JULY 31, 2010	732	$21.39

(1) The total pretax intrinsic value of stock options exercised during fiscal 2010, 2009, and 2008 was $1.0 billion, $158 million, and $1.6 billion, respectively.

The following table summarizes significant ranges of outstanding and exercisable stock options as of July 31, 2010 (in millions, except years and share prices):

	STOCK OPTIONS OUTSTANDING				STOCK OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in Years)	Weighted- Average Exercise Price per Share	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Exercise Price per Share	Aggregate Intrinsic Value
$ 0.01 – 15.00	71	2.50	$10.62	$884	65	$10.87	$782
15.01 – 18.00	137	3.18	17.36	782	129	17.34	741
18.01 – 20.00	177	2.90	19.29	669	173	19.29	654
20.01 – 25.00	188	4.26	22.48	125	146	22.40	109
25.01 – 35.00	158	6.02	30.63	—	92	30.56	—
35.01 – 70.00	1	0.61	54.22	—	1	54.22	—
Total	732	3.94	$21.39	$2,460	606	$20.51	$2,286

The aggregate intrinsic value in the preceding table represents the total pretax intrinsic value, based on the Company’s closing stock price of $23.07 as of July 30, 2010, which would have been received by the option holders had those option holders exercised their stock options as of that date. The total number of in-the-money stock options exercisable as of July 31, 2010 was 500 million. As of July 25, 2009, 768 million outstanding stock options were exercisable and the weighted-average exercise price was $24.16.

Restricted Stock and Stock Unit Awards  A summary of the restricted stock and stock unit activity is as follows (in millions, except per-share amounts):

	Restricted Stock/ Stock Units	Weighted-Average Grant Date Price per Share	Aggregated Fair Market Value
BALANCE AT JULY 28, 2007	11	$22.52
Granted and assumed	4	27.29
Vested	(4)	22.49	$83
Canceled/forfeited	(1)	24.24
BALANCE AT JULY 26, 2008	10	$24.27
Granted and assumed	57	20.90
Vested	(4)	23.56	$69
Canceled/forfeited	(1)	22.76
BALANCE AT JULY 25, 2009	62	$21.25
Granted and assumed	54	23.40
Vested	(16)	21.56	$378
Canceled/forfeited	(3)	22.40
BALANCE AT JULY 31, 2010	97	$22.35

Share-Based Awards Available for Grant  A summary of share-based awards available for grant is as follows (in millions):

Share-Based Awards Available for Grant
BALANCE AT JULY 28, 2007	294
Options granted and assumed	(159)
Restricted stock, stock units, and other share-based awards granted and assumed	(11)
Share-based awards canceled/forfeited/expired	27
Additional shares reserved	211
BALANCE AT JULY 26, 2008	362
Options granted and assumed	(14)
Restricted stock, stock units, and other share-based awards granted and assumed	(140)
Share-based awards canceled/forfeited/expired	38
Additional shares reserved	7
BALANCE AT JULY 25, 2009	253
Options granted and assumed	(15)
Restricted stock, stock units, and other share-based awards granted and assumed	(81)
Share-based awards canceled/forfeited/expired	123
Additional shares reserved	15
BALANCE AT JULY 31, 2010	295

As reflected in the preceding table, for each share awarded as restricted stock or subject to a restricted stock unit award under the 2005 Plan, beginning November 15, 2007 and prior to November 12, 2009, an equivalent of 2.5 shares was deducted from the available share-based award balance. Effective as of November 12, 2009, the equivalent number of shares was revised to 1.5 shares for each share awarded as restricted stock or subject to a restricted stock unit award under the 2005 Plan beginning on this date.

Expense and Valuation Information for Share-Based Awards

Share-Based Compensation Expense

Share-based compensation expense consists primarily of expenses for stock options, stock purchase rights, restricted stock, and restricted stock units granted to employees. The following table summarizes share-based compensation expense (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Cost of sales—product	$57	$46	$40
Cost of sales—service	164	128	108
Share-based compensation expense in cost of sales	221	174	148
Research and development	450	382	339
Sales and marketing	536	441	438
General and administrative	310	234	187
Share-based compensation expense in operating expenses	1,296	1,057	964
Total share-based compensation expense	$1,517	$1,231	$1,112

As of July 31, 2010, the total compensation cost related to unvested share-based awards not yet recognized was $3.3 billion, which is expected to be recognized over approximately 2.5 years on a weighted-average basis. The income tax benefit for share-based compensation expense was $415 million, $317 million, and $362 million for fiscal 2010, 2009, and 2008, respectively.

Valuation of Employee Stock Options and Employee Stock Purchase Rights

The assumptions related to and the valuation of employee stock options and employee stock purchase rights are summarized as follows:

	EMPLOYEE STOCK OPTIONS			EMPLOYEE STOCK PURCHASE RIGHTS
Years Ended	July 31, 2010	July 25, 2009	July 26, 2008	July 31, 2010	July 25, 2009	July 26, 2008
Number of options granted (in millions)	4	9	151	N/A	N/A	N/A
Weighted-average assumptions:
Expected volatility	30.5%	36.0%	31.0%	30.9%	36.4%	32.6%
Risk-free interest rate	2.3%	3.0%	4.3%	0.5%	0.6%	2.7%
Expected dividend	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Kurtosis	4.1	4.5	4.6	N/A	N/A	N/A
Skewness	0.20	(0.19)	(0.80)	N/A	N/A	N/A
Weighted-average expected life (in years)	5.1	5.9	6.3	1.3	1.1	0.5
Weighted-average estimated grant date fair value (per option /per share)	$6.50	$6.60	$9.60	$6.53	$5.46	$6.12

The Company estimates the value of employee stock options on the date of grant using a lattice-binomial model and estimates the value of employee stock purchase rights on the date of grant using the Black-Scholes model. The lattice-binomial model is more capable of incorporating the features of the Company’s employee stock options, such as the vesting provisions and various restrictions including restrictions on transfer and hedging, among others, and the options are often exercised prior to their contractual maturity. The use of the lattice-binomial model also requires extensive actual employee exercise behavior data for the relative probability estimation purpose, and a number of complex assumptions as presented in the preceding table. The probability estimation of the employees’ exercise behavior is assumed to be a function of two variables: an option’s remaining vested life and the extent to which the option is in-the-money. Both of these two variables are based on the entire history of exercises and cancellations on all past option grants made by the Company.

The determination of the fair value of employee stock options and employee stock purchase rights on the date of grant is impacted by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. The weighted-average assumptions were determined as follows:

•

For employee stock options, the Company used the implied volatility for two-year traded options on the Company’s stock as the expected volatility assumption required in the lattice-binomial model. For employee stock purchase rights, the Company used the implied volatility for traded options (with contract terms corresponding to the expected life of the employee stock purchase rights) on the Company’s stock in the Black-Scholes model. The selection of the implied volatility approach was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

•	The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of the Company’s employee stock options and employee stock purchase rights.

•	The dividend yield assumption is based on the history and expectation of dividend payouts at the grant date.

•

The estimated kurtosis and skewness are technical measures of the distribution of stock price returns, which affect expected employee stock option exercise behaviors, and are based on the Company’s stock price return history as well as consideration of various academic analyses.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the lattice-binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions and calibration of the Company’s model. The lattice-binomial model assumes that employees’ exercise behavior is a function of the option’s remaining vested life and the extent to which the option is in-the-money. The lattice-binomial model estimates the probability of exercise as a function of these two variables based on the entire history of exercises and cancellations on all past option grants made by the Company. The Company measures the fair value of restricted stock and restricted stock units as if the awards were vested and issued on the grant date.

Accuracy of Fair Value Estimates   The Company uses third-party analyses to assist in developing the assumptions used in, as well as calibrating, its lattice-binomial and Black-Scholes models. The Company is responsible for determining the assumptions used in estimating the fair value of its share-based payment awards. The Company’s determination of the fair value of share-based payment awards is affected by assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards and actual and projected employee stock option exercise behaviors. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions and are fully transferable. Because the Company’s employee stock options have certain characteristics that are significantly different from traded options, and because changes in the subjective assumptions can materially affect the estimated value, in management’s opinion, the existing valuation models may not provide an accurate measure of the fair value or be indicative of the fair value that would be observed in a willing buyer/willing seller market for the Company’s employee stock options.

(c) Employee 401(k) Plans

The Company sponsors the Cisco Systems, Inc. 401(k) Plan (the “Plan”) to provide retirement benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the Plan provides for tax-deferred salary contributions for eligible employees. Effective January 1, 2009, the Plan allows employees to contribute from 1% to 75% of their annual compensation to the Plan on a pretax and after-tax basis. Employee contributions are limited to a maximum annual amount as set periodically by the Internal Revenue Code. Effective January 1, 2009, the Company matches pretax employee contributions up to 100% of the first 4.5% of eligible earnings that are contributed by employees. Therefore, the maximum matching contribution that the Company may allocate to each participant’s account will not exceed $11,025 for the 2010 calendar year due to the $245,000 annual limit on eligible earnings imposed by the Internal Revenue Code. All matching contributions vest immediately. The Company’s matching contributions to the Plan totaled $210 million, $202 million, and $171 million in fiscal 2010, 2009, and 2008, respectively.

The Plan allows employees who meet the age requirements and reach the Plan contribution limits to make a catch-up contribution not to exceed the lesser of 75% of their eligible compensation or the limit set forth in the Internal Revenue Code. The catch-up contributions are not eligible for matching contributions. In addition, the Plan provides for discretionary profit-sharing contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. There were no discretionary profit-sharing contributions made in fiscal 2010, 2009, or 2008.

The Company also sponsors other 401(k) plans that arose from acquisitions of other companies. The Company’s contributions to these plans were not material to the Company on either an individual or aggregate basis for any of the fiscal years presented.

(d) Deferred Compensation Plans

The Cisco Systems, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), a nonqualified deferred compensation plan, became effective in 2007. As required by applicable law, participation in the Deferred Compensation Plan is limited to a select group of the Company’s management employees. Under the Deferred Compensation Plan, which is an unfunded and unsecured deferred compensation arrangement, a participant may elect to defer base salary, bonus, and/or commissions, pursuant to such rules as may be established by the Company, up to the maximum percentages for each deferral election as described in the plan. The Company may also, at its discretion, make a matching contribution to the employee under the Deferred Compensation Plan. A matching contribution equal to 4.5% of eligible compensation in excess of the Internal Revenue Code limit for qualified plans for calendar year 2010 that is deferred by participants under the Deferred Compensation Plan, with a $1.5 million cap on eligible compensation, will be made to eligible participants’ accounts at the end of calendar year 2010. The deferred compensation liability under the Deferred Compensation Plan, together with a deferred compensation plan assumed from Scientific-Atlanta, was approximately $280 million and $220 million as of July 31, 2010 and July 25, 2009, respectively, and was recorded primarily in other long-term liabilities.

14. Income Taxes

(a) Provision for Income Taxes

The provision for income taxes consists of the following (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Federal:
Current	$1,469	$1,615	$2,384
Deferred	(435)	(397)	(693)
	1,034	1,218	1,691
State:
Current	186	132	173
Deferred	—	(30)	(62)
	186	102	111
Foreign:
Current	470	386	418
Deferred	(42)	(147)	(17)
	428	239	401
Total	$1,648	$1,559	$2,203

Income before provision for income taxes consists of the following (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
United States	$1,102	$1,650	$3,044
International	8,313	6,043	7,211
Total	$9,415	$7,693	$10,255

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes consists of the following:

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Federal statutory rate	35.0%	35.0%	35.0%
Effect of:
State taxes, net of federal tax benefit	1.4	1.3	0.9
Foreign income at other than U.S. rates	(19.3)	(18.9)	(16.1)
Tax credits	(0.5)	(2.4)	(0.8)
Tax audit settlement	—	—	(1.6)
Transfer pricing adjustment related to share-based compensation	(1.7)	2.3	—
Nondeductible compensation	2.0	2.6	1.8
International realignment	—	—	2.2
Other, net	0.6	0.4	0.1
Total	17.5%	20.3%	21.5%

During fiscal 2010, the U.S. Court of Appeals for the Ninth Circuit (the “Ninth Circuit”) withdrew its prior holding and reaffirmed the 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner . This final decision impacted the tax treatment of share-based compensation expenses for the purpose of determining intangible development costs under a company’s research and development cost sharing arrangement. While the Company was not a named party to the case, this decision resulted in a change in the Company’s tax benefits recognized in its financial statements. As a result of the decision, the Company recognized tax benefits of $158 million as a reduction to the provision for income taxes, or an impact of 1.7 percentage points as presented under the caption of “Transfer pricing adjustment related to share-based compensation” in the preceding table. In addition, an increase was recorded to additional paid-in capital for $566 million. The fiscal 2010 tax benefits above effectively reverse the related charges that the Company incurred during fiscal 2009.

The tax provision in fiscal 2009 included a net tax benefit of $106 million, related to the R&D tax credit for fiscal 2008, as a result of the Tax Extenders and Alternative Minimum Tax Relief Act of 2008 which reinstated the U.S. federal R&D tax credit retroactive to January 1, 2008. The tax provision in fiscal 2008 included tax expense of $229 million related to the intercompany realignment of certain of the Company’s foreign operations and a net tax benefit of $162 million related to a settlement of certain tax matters with the IRS.

U.S. income taxes and foreign withholding taxes associated with the repatriation of earnings of foreign subsidiaries were not provided for on a cumulative total of $31.6 billion of undistributed earnings for certain foreign subsidiaries as of the end of fiscal 2010. The Company intends to reinvest these earnings indefinitely in its foreign subsidiaries. If these earnings were distributed to the United States in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, the Company would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings is not practicable.

As a result of certain employment and capital investment actions, the Company’s income in certain foreign countries is subject to reduced tax rates and in some cases is wholly exempt from taxes. A portion of these tax incentives will expire at the end of fiscal 2015 and the majority of the remaining balance will expire at the end of fiscal 2025. As of the end of the respective fiscal years, the gross income tax benefits attributable to these tax incentives were estimated to be $1.7 billion ($0.30 per diluted share) in fiscal 2010, $1.3 billion ($0.22 per diluted share) in fiscal 2009, and $1.6 billion ($0.26 per diluted share) in fiscal 2008. These gross income tax benefits for the respective years were partially offset by accruals of U.S. income taxes on undistributed earnings.

(b) Unrecognized Tax Benefits

The aggregate changes in the balance of gross unrecognized tax benefits were as follows (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Beginning balance(1)	$2,816	$2,505	$3,331
Additions based on tax positions related to the current year	246	190	488
Additions for tax positions of prior years	60	307	147
Reductions for tax positions of prior years	(250)	(17)	(466)
Settlements	(140)	(109)	(951)
Lapse of statute of limitations	(55)	(60)	(44)
Ending Balance	$2,677	$2,816	$2,505

(1)The beginning balance of the unrecognized tax benefits for the year ended July 26, 2008 included a cumulative effect of a change in accounting principle for $451 million.

As of July 31, 2010, $2.3 billion of the unrecognized tax benefits would affect the effective tax rate if realized. During fiscal 2010, the Company recognized $167 million of net interest income and $5 million of penalties. During 2009, the Company recognized $158 million of net interest expense and $5 million of penalties. The Company’s total accrual for interest and penalties was $167 million and $329 million as of the end of fiscal 2010 and 2009, respectively. The Company is no longer subject to U.S. federal income tax audit for returns covering tax years through fiscal 2001. With limited exceptions, the Company is no longer subject to state and local or foreign income tax audits for returns covering tax years through fiscal 1997.

During fiscal 2010, the Ninth Circuit withdrew its prior holding and reaffirmed the 2005 U.S. Tax Court ruling in Xilinx, Inc. v. Commissioner . As a result of this final decision, the Company decreased the amount of gross unrecognized tax benefits by approximately $220 million and decreased the amount of accrued interest by $218 million.

During fiscal 2009, the Company increased the amount of unrecognized tax benefits by approximately $214 million and increased the amount of accrued interest by $197 million as a result of the Ninth Circuit’s initial decision.

During fiscal 2008, the Company and the IRS agreed to a settlement with respect to certain tax issues related to U.S. income inclusions arising from the Company’s international operations for fiscal years ended July 27, 2002 through July 29, 2006. As a result of the settlement, the Company reduced the amount of gross unrecognized tax benefits by approximately $1.0 billion. The Company also reduced the amount of accrued interest by $39 million. In addition, the IRS has proposed other adjustments that are not covered under the settlement agreement related to fiscal years ended July 27, 2002 through July 31, 2004. The Company timely filed a protest with IRS Appeals on these proposed adjustments. The Company believes that adequate amounts have been reserved for any adjustments that may ultimately result from these examinations.

Although timing of the resolution of audits is highly uncertain, the Company does not believe it is reasonably possible that the total amount of unrecognized tax benefits as of July 31, 2010 will materially change in the next 12 months.

(c) Deferred Tax Assets and Liabilities

The following table presents the breakdown between current and noncurrent net deferred tax assets (in millions):

	July 31, 2010	July 25, 2009
Deferred tax assets—current	$2,126	$2,320
Deferred tax liabilities—current	(87)	(12)
Deferred tax assets—noncurrent	2,079	2,122
Deferred tax liabilities—noncurrent	(276)	(57)
Total net deferred tax assets	$3,842	$4,373

The components of the deferred tax assets and liabilities are as follows (in millions):

	July 31, 2010	July 25, 2009
ASSETS
Allowance for doubtful accounts and returns	$248	$300
Sales-type and direct-financing leases	224	226
Inventory write-downs and capitalization	176	238
Investment provisions	329	333
IPR&D, goodwill, and purchased intangible assets	191	222
Deferred revenue	1,752	1,475
Credits and net operating loss carryforwards	752	817
Share-based compensation expense	970	809
Accrued compensation	339	405

Other	517	600
Gross deferred tax assets	5,498	5,425
Valuation allowance	(76)	(66)
Total deferred tax assets	5,422	5,359
LIABILITIES
Purchased intangible assets	(1,224)	(639)
Depreciation	(120)	(288)
Unrealized gains on investments	(185)	(12)
Other	(51)	(47)
Total deferred tax liabilities	(1,580)	(986)
Total net deferred tax assets	$3,842	$4,373

As of July 31, 2010, the Company’s federal, state, and foreign net operating loss carryforwards for income tax purposes were $325 million, $1.6 billion, and $252 million, respectively. If not utilized, the federal net operating loss carryforwards will begin to expire in fiscal 2019, the state net operating loss carryforwards will begin to expire in fiscal 2011, and the foreign net operating loss carryforwards will begin to expire in fiscal 2012. As of July 31, 2010, the Company’s federal and state tax credit carryforwards for income tax purposes were approximately $8 million and $584 million, respectively. If not utilized, the federal and state tax credit carryforwards will begin to expire in fiscal 2011.

15. Segment Information and Major Customers

The Company designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and IT industry and provides services associated with these products and their use. Cisco products include Routers, Switches, New Products, and Other Products. These products, primarily integrated by Cisco IOS Software, link geographically dispersed local-area networks (LANs), metropolitan-area networks (MANs) and wide-area networks (WANs).

(a) Net Sales and Gross Margin by Theater

The Company conducts business globally and is primarily managed on a geographic basis. In the first quarter of fiscal 2011, in order to achieve operational efficiencies, the Company combined its Asia Pacific and Japan operations. Following this change, the Company is organized into the following four geographic segments: United States and Canada, European Markets, Emerging Markets, and Asia Pacific Markets. The Company has also recast its reportable segment data for the periods presented to reflect such change.

The Company’s management makes financial decisions and allocates resources based on the information it receives from its internal management system. Sales are attributed to a geographic theater based on the ordering location of the customer. The Company does not allocate research and development, sales and marketing, or general and administrative expenses to its geographic theaters in this internal management system because management does not include the information in its measurement of the performance of the operating segments. In addition, the Company does not allocate amortization of acquisition-related intangible assets, share-based compensation expense, charges related to asset impairments and restructurings, and certain other charges to the gross margin for each theater because management does not include this information in its measurement of the performance of the operating segments.

Summarized financial information by theater for fiscal 2010, 2009, and 2008, based on the Company’s internal management system and as utilized by the Company’s Chief Operating Decision Maker (CODM), is as follows (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Net sales:
United States and Canada(1)	$21,740	$19,345	$21,242
European Markets	8,048	7,683	8,123
Emerging Markets	4,367	3,999	4,530
Asia Pacific Markets	5,885	5,090	5,645
Total	$40,040	$36,117	$39,540
Gross margin:
United States and Canada	$14,042	$12,660	$13,855
European Markets	5,425	5,116	5,358
Emerging Markets	2,805	2,438	2,789
Asia Pacific Markets	3,847	3,272	3,725
Theater total	26,119	23,486	25,727
Unallocated corporate items(2)	(476)	(392)	(381)
Total	$25,643	$23,094	$25,346

(1) Net sales in the United States were $20.4 billion, $18.2 billion, and $20.1 billion for fiscal 2010, 2009, and 2008, respectively.

(2) The unallocated corporate items include the effects of amortization of acquisition-related intangible assets; share-based compensation expense; and, for the year ended July 25, 2009, it also includes charges related to asset impairments and restructurings.

Certain reclassifications have been made to amounts for prior years to conform to the current year’s presentation.

(b) Net Sales for Groups of Similar Products and Services

Effective at the end of the first quarter of fiscal 2011, the Company revised the categorization of certain of its products into a category called New Products. The New Products category replaces the prior category of Advanced Technologies and also includes certain products previously classified as Other products. The New Products category consists of products related to collaboration, data center, security, wireless, and video connected home. The Other category now consists primarily of optical networking products and emerging technologies. Reclassifications have been made to the net sales for groups of similar products for the fiscal years presented to conform to the presentation of these items effective in the first quarter of fiscal 2011. Certain immaterial reclassifications have been made to net sales amounts for the Company’s Routers and Switches product categories in order to conform to the fiscal 2011 presentation.

The following table presents net sales for groups of similar products and services (in millions):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Net sales:
Routers	$6,728	$6,521	$8,225
Switches	13,454	11,923	13,330
New Products	11,386	9,859	10,492
Other Products	852	828	1,052
Product	32,420	29,131	33,099
Service	7,620	6,986	6,441
Total	$40,040	$36,117	$39,540

(c) Other Segment Information

The majority of the Company’s assets, excluding cash and cash equivalents and investments, as of July 31, 2010 and July 25, 2009 were attributable to its U.S. operations. The Company’s total cash and cash equivalents and investments held outside of the United States in various foreign subsidiaries was $33.2 billion and $29.1 billion as of July 31, 2010 and July 25, 2009, respectively, and the remaining $6.7 billion and $5.9 billion at the respective year ends was held in the United States. In fiscal 2010, 2009, and 2008, no single customer accounted for 10% or more of the Company’s net sales.

Property and equipment information is based on the physical location of the assets. The following table presents property and equipment information for geographic areas (in millions):

	July 31, 2010	July 25, 2009	July 26, 2008
Property and equipment, net:
United States	$3,283	$3,330	$3,478
International	658	713	673
Total	$3,941	$4,043	$4,151

16. Net Income per Share

The following table presents the calculation of basic and diluted net income per share (in millions, except per-share amounts):

Years Ended	July 31, 2010	July 25, 2009	July 26, 2008
Net income	$7,767	$6,134	$8,052
Weighted-average shares—basic	5,732	5,828	5,986
Effect of dilutive potential common shares	116	29	177
Weighted-average shares—diluted	5,848	5,857	6,163
Net income per share—basic	$1.36	$1.05	$1.35
Net income per share—diluted	$1.33	$1.05	$1.31
Antidilutive employee share-based awards, excluded	344	977	567

Employee equity share options, unvested shares, and similar equity instruments granted by the Company are treated as potential common shares outstanding in computing diluted earnings per share. Diluted shares outstanding include the dilutive effect of in-the-money options, unvested restricted stock, and restricted stock units. The dilutive effect of such equity awards is calculated based on the average share price for each fiscal period using the treasury stock method. Under the treasury stock method, the amount the employee must pay for exercising stock options, the amount of compensation cost for future service that the Company has not yet recognized, and the amount of tax benefits that would be recorded in additional paid-in capital when the award becomes deductible, are collectively assumed to be used to repurchase shares.

Supplementary Financial Data (Unaudited)

(in millions, except per-share amounts)

Quarters Ended	July 31, 2010	May 1, 2010	Jan. 23, 2010	Oct. 24, 2009	July 25, 2009	Apr. 25, 2009	Jan. 24, 2009	Oct. 25, 2008
Net sales	$10,836	$10,368	$9,815	$9,021	$8,535	$8,162	$9,089	$10,331
Gross margin	$6,793	$6,630	$6,332	$5,888	$5,461	$5,229	$5,723	$6,681
Net income	$1,935	$2,192	$1,853	$1,787	$1,081	$1,348	$1,504	$2,201
Net income per share—basic	$0.34	$0.38	$0.32	$0.31	$0.19	$0.23	$0.26	$0.37
Net income per share—diluted	$0.33	$0.37	$0.32	$0.30	$0.19	$0.23	$0.26	$0.37
Cash and cash equivalents and investments	$39,861	$39,106	$39,638	$35,365	$35,001	$33,551	$29,531	$26,763

Stock Market Information

Cisco common stock is traded on the NASDAQ Global Select Market under the symbol CSCO. The following table lists the high and low sales prices for each period indicated:

	2010		2009
Fiscal	High	Low	High	Low
First quarter	$24.83	$20.68	$25.25	$15.90
Second quarter	$25.10	$22.55	$18.70	$14.20
Third quarter	$27.74	$22.35	$18.61	$13.61
Fourth quarter	$27.69	$20.93	$22.07	$17.61

The Company has never paid cash dividends on its common stock. The Company intends to begin paying a cash dividend on its common stock during fiscal 2011. There were 62,867 registered shareholders as of September 15, 2010.